Registration No. 333-35181

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------


                                Amendment No. 2
                                       to
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ---------------
                              RAYOVAC CORPORATION
            (Exact name of registrant as specified in its charter)


              Wisconsin                          3692                     22-2423556
 (State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification No.)


                               601 Rayovac Drive
                         Madison, Wisconsin 53711-2497
                                 (608) 275-3340

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                           JAMES A. BRODERICK, ESQ.
                      Vice President and General Counsel
                              Rayovac Corporation
                               601 Rayovac Drive
                         Madison, Wisconsin 53711-2497
                                (608) 275-3340
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------

                          Copies of Communications to:


            LOUIS A. GOODMAN, ESQ.                   VALERIE FORD JACOB, ESQ.
 Skadden, Arps, Slate, Meagher & Flom LLP     Fried, Frank, Harris, Shriver & Jacobson
                One Beacon Street                       One New York Plaza
          Boston, Massachusetts 02108                New York, New York 10004
                  (617) 573-4800                          (212) 859-8000


                                ---------------
       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________


     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________


        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------


                                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum       Proposed Maximum
         Title of Each Class of           Amount to be    Aggregate Offering     Aggregate Offering      Amount of
      Securities to be Registered          Registered    Price Per Share(1)(2)        Price(1)        Registration Fee(2)
---------------------------------------- -------------- ----------------------- -------------------- --------------------
Common Stock, par value $.01 per share     7,975,000            $15.00              $119,625,000           $36,250
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and includes shares of Common Stock that may be purchased by the Underwriters pursuant to an over-allotment option.

(2) The total amount of the registration fee is $36,250, all of which has been paid.
                               ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               EXPLANATORY NOTE


     This Registration Statement contains three separate prospectuses. The first prospectus relates to a public offering of shares of Common Stock of Rayovac Corporation (the "Company"), par value $.01 per share (the "Common Stock") in the United States and Canada (the "U.S. Offering"). The second prospectus relates to a concurrent offering of Common Stock outside the United States and Canada (the "International Offering," and together with the U.S. Offering, the "Underwritten Offering"). The third prospectus relates to a concurrent offering of Common Stock by the Company to certain employee participants in the Company's Profit Sharing and Savings Plan (the "Direct Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical in all respects, other than the front cover page, the "Underwriting" section and the back cover page. The prospectuses for the Direct Offering and the U.S. Offering will be identical in all respects, other than the front cover page, the section entitled "The Offerings," the section entitled "Legal Matters," the section entitled "Underwriting" (which in the prospectus for the Direct Offering will be replaced with a section entitled "Plan of Distribution") and the back cover page. Such alternate pages for the International Offering and the Direct Offering appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 17, 1997



PROSPECTUS

[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. [/RED HERRING]



                                6,700,000 Shares


                                   RAYOVAC(R)

                                  Common Stock
                                   -----------

     All of the 6,700,000 shares of Common Stock offered hereby are being sold by Rayovac Corporation ("Rayovac" or the "Company"). Of the 6,700,000 shares of Common Stock offered hereby, 5,360,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters and 1,340,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. For a discussion relating to factors to be considered in determining the initial public offering price, see
"Underwriting."

     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ROV," subject to official notice of issuance.



     See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                                 -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                          Price to       Underwriting      Proceeds to
                           Public        Discount (1)      Company (2)
--------------------------------------------------------------------------------
Per Share   .........       $               $                $
--------------------------------------------------------------------------------
Total (3)   .........   $               $                $
================================================================================

(1) The Company and the Over-Allotment Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,200,000.
(3) The Over-Allotment Selling Shareholders have granted the U.S. Underwriters and the International Managers options to purchase up to an additional 804,000 shares and 201,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Over-Allotment
    Selling Shareholders will be $           , $            and $           ,
    respectively. See "Underwriting."

                                   -----------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York on or about      , 1997.
                                   -----------
Merrill Lynch & Co.

              Bear, Stearns & Co. Inc.

                                     Donaldson, Lufkin & Jenrette
                                         Securities Corporation

                                                               Smith Barney Inc.
                                  -----------

                  The date of this Prospectus is      , 1997.

                              [Inside Front Cover]

[RAYOVAC Logo](R)

[Picture of Five Rayovac                              [Picture of Michael Jordan
Maximum Alkaline Battery                              holding a Rayovac Maximum
Packs on Gray Background]                             Alkaline Battery Pack]











[Picture of Six Rayovac        [Picture of Rayovac     [Picture of Arnold Palmer
Rechargeable Battery           Battery Store Display   Advertisement for Rayovac
Products on Gray Background]   on Gray Background]     Hearing Aid Batteries]




                               ----------------
     RAYOVAC(R), RENEWAL(R), LOUD'N CLEAR(R), POWER STATION(R),
PROLINE(R), WORKHORSE(R), ROUGHNECK(R) and SMART PACK(R) are registered trademarks of the Company. MAXIMUM(TM), LIFEX(TM) and SMART(TM) STRIP are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               ----------------
     Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                              PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment options have not been exercised. Upon consummation of the Recapitalization (as defined herein) on September 12, 1996, the Company changed its fiscal year end from June 30 to September 30. For clarity of presentation and comparison, references to fiscal 1995 and fiscal 1996 are to the Company's fiscal years ended June 30, 1995 and June 30, 1996, respectively, references to the "Transition Period ended September 30, 1996" and the "Transition Period" are to the period from July 1, 1996 to September 30, 1996 and references to fiscal 1997 are to the Company's fiscal year ended September 30, 1997.



                                  The Company

     The Company is the leading value brand and the third largest domestic manufacturer of general batteries (including alkaline, heavy duty and rechargeable alkaline), and is the leading worldwide manufacturer of hearing aid batteries. The Company is also the leading domestic manufacturer of rechargeable household batteries, heavy duty batteries and certain other specialty batteries, including lantern batteries and lithium batteries for personal computer clocks and memory backup. In addition, the Company is a leading marketer of battery-powered lighting products. Originally introduced in 1921, the Rayovac brand is a well recognized name in the battery industry. The Company attributes the longevity and strength of its brand name to its high-quality products and to the success of its marketing and merchandising initiatives.


     The Company has established its position as the leading value brand in the U.S. general alkaline battery market by focusing on the mass merchandiser channel. The Company achieved this position by (i) offering batteries with quality and performance substantially equivalent to batteries offered by its principal competitors at a lower price, (ii) emphasizing innovative in-store merchandising programs, and (iii) offering retailers attractive margins. The Company has established its position as the leader in various specialty battery niche markets through (i) continual technological advances, (ii) creative distribution and marketing, and (iii) strong relationships with industry professionals and manufacturers. The Company sells and distributes its products in several channels, including mass merchandisers, food and convenience stores, drug and specialty retailers, hardware/home centers, department stores, hearing aid professionals, industrial and government/OEM. The Company markets all of its branded products under the Rayovac(R) name and selected products under sub-brand names such as MAXIMUM(TM), Renewal(R), Loud'n Clear(R), ProLine(R), Lifex(TM), Power Station(R), Workhorse(R), and
Roughneck(R).



Business Strategy

     In September 1996, pursuant to the Recapitalization, affiliates of the Thomas H. Lee Company acquired beneficial ownership of approximately 80% of the outstanding Common Stock of Rayovac. David A. Jones was hired as Chief Executive Officer of the Company to implement a new business strategy focused on (i) reinvigorating the Rayovac brand name by raising consumer brand awareness through, among other things, focused marketing and advertising, (ii) growing Rayovac's market share by expanding distribution into new channels, increasing sales to under-penetrated channels and customers, launching new products, and selectively pursuing acquisitions and alliances, (iii) reducing costs by rationalizing manufacturing and distribution, better utilizing existing plant capacity, outsourcing products where appropriate, reducing working capital, and downsizing corporate overhead, and (iv) improving employee productivity by reorganizing workflow to support the business units, implementing modern information systems, increasing training and education, and implementing a pay-for-performance culture.


     To implement its new strategy, the Company has undergone a significant transformation since the Recapitalization.

     Strengthened Senior Management Team. In addition to Mr. Jones, three experienced senior managers were recruited to fill key positions: Kent J. Hussey, Executive Vice President of Finance and Administration and Chief Financial Officer; Merrell M. Tomlin, Senior Vice President of Sales; and Stephen P. Shanesy, Senior Vice President of Marketing and General Manager of General Batteries. The new senior managers have over 70 years of collective experience in the consumer products industry. In addition, the current management team includes several key members who served the Company prior to the Recapitalization, providing continuity and retaining significant battery industry expertise. After giving effect to the Offerings, the eight executive officers of the Company will beneficially own 12.4% of the outstanding Common Stock on a fully diluted basis.



     Reorganized Sales, Marketing and Administration by Distribution
Channel. Rayovac has realigned its marketing department, sales organization, supply chain and support functions along major distribution channels, including mass merchandisers, food and convenience stores, drug and specialty retailers, hardware/home centers, department stores, hearing aid professionals, industrial and government/OEM. The Company believes that sales to under-penetrated channels should increase as the dedicated teams focus on implementing channel specific marketing strategies, sales promotions and customer service initiatives.


     Launched New Sales and Marketing Programs. Rayovac has developed and is in the process of implementing broad new marketing initiatives designed to reinvigorate the Rayovac brand name. Major steps completed to date include: (i) the selection of Young & Rubicam as the Company's new advertising agency and the development of its first major national advertising campaign for general battery products, (ii) the launch of a new and improved alkaline product line under the MAXIMUM sub-brand, (iii) the redesign of all product graphics and packaging to convey a high quality image and emphasize the Rayovac brand name,
(iv) the extension of the Company's existing contract with Michael Jordan to include his representation for all Rayovac products, (v) the restructuring of the Company's sales representative network, and (vi) the implementation of a 4% price increase for alkaline general battery products in May 1997.


     Outsourced Certain Non-Manufacturing Operations. Since the Recapitalization, the Company has outsourced a number of non-manufacturing operations, including mainframe computer operations, graphic design and production, packaging design and payroll processing. As a result, the Company has reduced costs and increased profitability, while improving services and operations.


     Rationalized Manufacturing and Other Costs. In March 1997, the Company transferred the manufacture of round cell batteries from its Newton Aycliffe, United Kingdom facility to its Wisconsin manufacturing plants. In August 1997, it closed its Kinston, North Carolina facility and transferred production to its Wonewoc, Wisconsin lighting products plant and to Far Eastern suppliers. The Company also implemented a significant organizational restructuring in the United States and United Kingdom and undertook additional measures to rationalize the Company's manufacturing, distribution and other overhead costs. Additionally, the Company eliminated costs associated with the use of a corporate aircraft. The Company estimates these initiatives should result in aggregate annual savings of $8.6 million. The Company believes that its current manufacturing capacity remains sufficient to meet its anticipated production requirements.

     Reorganized Information Systems. The Company has completed an initial reorganization of its information systems function by (i) hiring an experienced Chief Information Officer, (ii) outsourcing mainframe computer operations,
(iii) completing an enterprise software system analysis, and (iv) retaining Electronic Data Systems to modernize and upgrade its data processing and telecommunications infrastructure. The Company has purchased from SAP and begun implementing an enterprise-wide, integrated information system to upgrade and modernize its business operations, the majority of which is expected to be substantially completed by late 1998. When fully implemented, this system is expected to reduce cycle times, lower manufacturing and administrative costs, improve both asset and employee productivity and address the Year 2000 issue.



Growth Strategy
     Rayovac believes it has significant growth opportunities in its businesses and has developed corporate and market segment strategies aimed at increasing sales, profits and market share. Key elements of the Company's growth strategy are as follows:

     Reinvigorate the Rayovac Brand Name. The brand, originally introduced in 1921, has wide recognition in all markets where the Company competes, but has lower awareness than the more highly advertised Duracell and Energizer brands. The Company is committed to reinvigorating the Rayovac brand name after many years of underdevelopment. The Company has initiated an integrated advertising campaign using significantly higher levels of TV and print media. The campaign is designed to increase awareness of the Rayovac brand and to heighten customers' perceptions of the quality, performance and value of Rayovac products. The Company intends to continue building its brand name to increase sales of all its products. In 1997, the Company launched a reformulated alkaline battery, Rayovac MAXIMUM, supported by new graphics, new packaging, a new advertising campaign, and aggressive introductory retail promotions. This focused marketing approach is specifically designed to raise consumer awareness and increase retail sales.

     Leverage Value Brand Position. Rayovac believes it has a unique position in the general battery market as the value brand in an industry in which the leading three brands (Duracell, Energizer and Rayovac) account for approximately 90% of sales. The Company's strategy is to provide products of quality and performance equal to its major competitors in the general battery market at a lower price, appealing to a large segment of the population desiring a value brand. To demonstrate its value positioning, Rayovac offers comparable battery packages at a lower price or, in some cases, more batteries for the same price.


     Expand Retail Distribution. Historically the Company had focused its sales and marketing efforts on the mass merchandiser channel which accounted for 41% of industry sales growth in the domestic alkaline battery market over the past five years. As a result, the Company has achieved a 19% share of domestic alkaline battery unit sales through mass merchandisers. However, this narrow focus contributed to much lower market share in all other retail channels which represent a market of $1.7 billion or 70% of the general battery market. The Company believes its value brand positioned products and innovative merchandising programs make it an attractive supplier to these channels. The Company has reorganized its marketing, sales, and sales representative organizations by channel in order to grow market share by (i) gaining new customers, (ii) penetrating existing customers with a larger assortment of products, (iii) introducing new products, and (iv) utilizing more aggressive and channel specific promotional programs.


     Further Capitalize on Worldwide Leadership in Hearing Aid Batteries. The Company seeks to increase its 50% worldwide market share in the hearing aid battery segment, as it has done consistently for the past 10 years, by leveraging its leading technology and its dedicated and focused sales and marketing organizations. Rayovac is the only hearing aid battery manufacturer to advertise its products and plans to continue to utilize Arnold Palmer as its spokesperson in its print media campaign. Rayovac has also recently introduced large multi-packs of hearing aid batteries which have rapidly gained consumer favor.


     Reposition the Renewal Rechargeable Alkaline Battery. The Company's Renewal rechargeable battery is the only rechargeable alkaline battery in the U.S. market, commanding a 66% market share of the rechargeable household battery market through mass merchandisers, food and drug stores for the 52 weeks ended July 5, 1997. Since the Recapitalization, management has lowered the price of Renewal rechargers by 33% to encourage consumers to purchase the system and shifted Renewal's marketing message from its environmental benefits to its money-saving benefits. Renewal batteries present a value proposition to consumers because Renewal batteries can be recharged over 25 times, providing 10 times the energy of disposable alkaline batteries at only twice the retail price. In addition, alkaline rechargeables are superior to nickel cadmium rechargeables (the primary competing technology) because they provide more energy between charges, are sold fully charged, retain their charge longer and are environmentally safer.


     Introduce New Niche Products. The Company has developed leading positions in several important niche markets, including those for lantern batteries and lithium coin cells for personal computer memory back-up. The Company intends to continue selectively pursuing opportunities to exploit under-served niche markets, as well as further develop recent initiatives including the sales and marketing of photo and keyless entry batteries. In the lighting products segment, the Company is introducing a number of attractively designed new products over the next twelve months and intends to bring new products to the market in the future on a six-month cycle. New products have been proven to be a key element in gaining market share for lighting products.

     Develop New Markets. The Company intends to leverage its existing resources to expand its business into new markets for batteries and related products both domestically and internationally. The Company expects to pursue a strategy of selective acquisitions and regularly considers potential acquisition candidates. These acquisitions may focus on expansion into new geographic markets, technologies or product lines and, in addition, such acquisitions may be of a significant size and could involve domestic or international parties. See "Risk Factors--Risks Associated with Future Acquisitions."

                                 The Offerings



     The offering of 5,360,000 shares of the Company's Common Stock in the United States and Canada (the "U.S. Offering"), the offering of 1,340,000 shares of the Common Stock outside the United States and Canada (the "International Offering") and the offering of 270,000 shares of Common Stock to certain employee participants in the Company's Profit Sharing and Savings Plan (the "Direct Offering") are collectively referred to herein as the "Offerings."




Common Stock offered by the Company(1)   ......  6,970,000 shares

Common Stock to be outstanding after the
 Offerings(2)    ..............................  27,551,431 shares

Use of proceeds  ..............................  The net proceeds to be received by the Company from the
                                                 Offerings will be used to repay indebtedness incurred in
                                                 connection with the recapitalization of the Company
                                                 completed in September 1996. See "The Recapitalization"
                                                 and "Use of Proceeds."

New York Stock Exchange symbol  ...............  "ROV"


----------------

(1) Includes up to 270,000 shares of Common Stock concurrently being offered directly by the Company in the Direct Offering.
(2) Excludes 5,426,905 shares of Common Stock reserved for sale or issuance under the Company's employee benefit plans, of which options to purchase 2,318,127 shares have been granted and 3,108,778 shares remain available for issuance or sale. See "Management--Stock Option Plans."


     The Company is concurrently offering up to 270,000 shares of Common Stock in the Direct Offering pursuant to a separate prospectus. The shares are being offered at a price per share equal to the per share Price to Public as set forth on the cover page of this Prospectus less a discount of approximately 3% which, at the request of the administrator of the Company's Profit Sharing and Savings Plan, addresses certain matters with respect to the administration of the fund through which such purchases will be made. Since such shares are being sold directly by the Company and not through the Underwriters, no underwriting discount will be paid to the Underwriters with respect to such shares.

                             Industry Market Data


     External market information in this Prospectus is provided by the Company, based on data licensed from A.C. Nielsen. The two primary sources of market data are Nielsen Scanner Data (obtained from checkout scanners in selected food stores, drug stores and mass merchandisers) and Nielsen Consumer Panel Data (obtained from a group of representative households selected by A.C. Nielsen equipped with in-home scanners). Except as set forth below, specific market share references are obtained from Nielsen Scanner Data. Specific hearing aid battery market share references are obtained from Nielsen Scanner Data, as supplemented by National Family Opinion Purchase Diary Data. Information regarding the size (in terms of both dollars and unit sales) of the total U.S. retail battery market is based upon Nielsen Scanner Data, as supplemented by Nielsen Consumer Panel Data. The Company has derived worldwide hearing aid market share data and specialty battery market share data based on data from the above noted sources, together with information relating to the Company's sales of hearing aid batteries in Europe, the Company's estimates of manufacturers' production levels of hearing aid products or other devices which utilize specialty batteries and market price data.


     Other industry data used throughout this Prospectus has been obtained from a variety of industry surveys (including surveys forming a part of primary research studies conducted by the Company) and publications but has not been independently verified by the Company. The Company believes that information contained in such surveys and publications has been obtained from reliable sources, but there can be no assurance as to the accuracy and completeness of such information.

     Unless otherwise indicated, all market share estimates are Company estimates based on the foregoing, are for the U.S. market and reflect units sold.


                                 Risk Factors

     Purchasers of Common Stock in the Offerings should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."


                          Forward-Looking Statements

     This Prospectus contains certain forward-looking statements relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to the Company. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from those implied by these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the Company's industry or the economy in general and various competitive factors that may prevent the Company from competing successfully in existing or new markets. In light of these risks and uncertainties, many of which are described in further detail under the caption "Risk Factors," there can be no assurance that the forward-looking statements contained in this Prospectus will in fact be realized.

                             ---------------------
     Established in 1906, the Company is a Wisconsin corporation with its principal executive offices at 601 Rayovac Drive, Madison, Wisconsin, 53711-2497. The Company's telephone number is (608) 275-3340.

                            SUMMARY FINANCIAL DATA

     The following summary historical financial data as of and for the two fiscal years ended June 30, 1996, the Transition Period ended September 30, 1996 and the fiscal year ended September 30, 1997 is derived from the audited consolidated financial statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. The summary historical financial data as of and for the twelve months ended September 30, 1996 is derived from the unaudited condensed consolidated financial statements of the Company and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the date and for the period indicated which are not included herein. The summary historical financial data of the Company as of and for the two fiscal years ended June 30, 1993 and June 30, 1994 is derived from audited consolidated financial statements of the Company which are not included herein. The following summary financial data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     This financial data, as well as all other financial data set forth herein, gives effect to the reclassification by the Company of certain promotional expenses, previously reported as a reduction of net sales, to selling expense. The amounts which have been reclassified are $19.0 million, $17.5 million, $24.2 million, and $24.0 million for the fiscal years ended June 30, 1993, 1994, 1995, and 1996, respectively, $6.9 million for the Transition Period ended September 30, 1996, $24.1 million for the twelve months ended September 30, 1996 and $28.7 million for the fiscal year ended September 30, 1997. The Company believes that this reclassification is consistent with the method used by other consumer products companies.



                                                                            Transition     Twelve Months   Fiscal Year
                                       Fiscal Year Ended June 30,          Period Ended        Ended          Ended
                                -----------------------------------------  September 30,   September 30,   September 30,
                                  1993       1994       1995      1996         1996            1996            1997
                                --------- ----------- --------- --------- --------------- --------------- --------------
                                                          (In millions, except per share data)
Statement of Operations Data:
 Net sales   ..................  $ 372.4   $  403.7    $ 415.2   $ 423.4     $  101.9        $  417.9        $ 432.6
 Gross profit   ...............    171.0      168.8      178.1     184.0         42.6           180.0          198.0
 Income from operations before
   non-recurring charges(1)         31.2       21.9       31.5      30.3          4.7            27.0           37.5
 Income (loss) from
   operations(2)(3)(4)   ......     31.2       10.9       31.5      30.3        (23.7)           (1.4)          34.5
 Interest expense  ............      6.0        7.7        8.6       8.4          4.4            10.5           24.5
 Net income (loss)(5)    ......     15.0        4.4       16.4      14.3        (20.9)          (10.2)           6.2
Pro Forma Operations Data(6):
 Income before provision for
   income taxes    ............                                                                              $  17.5
 Provision for income taxes                                                                                      6.5
                                                                                                             ---------
 Pro forma net income    ......                                                                              $  11.0
                                                                                                             =========
 Pro forma net income per
   common and common
   equivalent share   .........                                                                              $  0.38
 Weighted average common and
   common equivalent shares                                                                                     29.2
Other Financial Data:
 Depreciation   ...............  $   7.4   $   10.3    $  11.0   $  11.9     $    3.3        $   12.1        $  11.3
 Capital expenditures(7)    ...     30.3       12.5       16.9       6.6          1.2             8.4           10.9
 Cash flows from operating
   activities   ...............     15.8      (18.7)      35.5      17.8         (1.1)           26.0           35.7
 EBITDA(8)   ..................     39.3       21.2       41.3      42.2        (20.4)           10.7           45.8



                                             September 30, 1997
                                          ------------------------
                                               (In millions)
                                           Actual      As Adjusted
Balance Sheet Data(9):                    ---------   ------------

Working capital   .....................   $ 33.8         $ 35.1
Total assets   ........................    236.9          236.9
Total debt  ...........................    207.3          120.9
Shareholders' equity (deficit)   ......    (80.6)           7.1



                                                   (footnotes on following page)

----------------

(1) Income (loss) from operations includes expenses incurred during the Fennimore Expansion, and Recapitalization and other special charges in fiscal 1994, the Transition Period Ended September 30, 1996, and the fiscal year ended September 30, 1997. Income from operations before these non-recurring charges was as follows:



                                                                                    Transition     Twelve Months   Fiscal Year
                                                    Fiscal Year Ended June 30,     Period Ended        Ended          Ended
                                                 --------------------------------  September 30,   September 30,   September 30,
                                                  1993     1994    1995    1996        1996            1996            1997
                                                 ------- -------- ------- ------- --------------- --------------- --------------
                                                                                  (In millions)
Income (loss) from operations    ...............  $31.2   $ 10.9   $31.5   $30.3     $ (23.7)         $ (1.4)         $ 34.5
Fennimore Expansion  ...........................     --      9.5      --      --          --              --              --
Recapitalization and other special charges .....     --      1.5      --      --        28.4            28.4             3.0
                                                  ------  -------  ------  ------    -------          ------          -------
Income from operations before non-
 recurring charges   ...........................  $31.2   $ 21.9   $31.5   $30.3     $   4.7          $ 27.0          $ 37.5
                                                  ======  =======  ======  ======    =======          ======          =======



(2) Income from operations in fiscal 1994 was impacted by increased selling expenses due to higher advertising and promotion expenses related to the Renewal Introduction (as defined herein). In addition, income from operations was impacted by non-recurring costs of $9.5 million in connection with the Fennimore Expansion (as defined herein) including $8.4 million of increased cost of goods sold and $1.1 million of increased general and administrative expenses, and other special charges of approximately $1.5 million related to a plan to reduce the Company's cost structure and to improve productivity through an approximate 2.5% reduction in headcount on a worldwide basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."
(3) During the Transition Period, the Company recorded charges of $12.3 million directly related to the Recapitalization and other special charges of $16.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) In the fiscal year ended September 30, 1997, the Company recorded other special charges of $5.9 million offset by a special credit of $2.9 million which was related to the curtailment of the Company's defined benefit pension plan covering all domestic non-union employees. The special charges related to organizational restructuring in the United States, the discontinuation of certain manufacturing operations at the Company's
    Newton Aycliffe, United Kingdom facility and the discontinuation of operations at the Company's facility in Kinston, North Carolina.
(5) The Recapitalization of the Company included repayment of certain outstanding indebtedness, including prepayment fees and penalties. Such prepayment fees and penalties of $2.4 million, net of income tax benefit of $0.8 million, has been recorded as an extraordinary item in the Combined Consolidated Statement of Operations for the Transition Period and the twelve months ended September 30, 1996.
(6) The unaudited pro forma operations data gives effect to the sale by the Company of 6,970,000 shares of Common Stock offered in the Offerings (at an assumed initial public offering price of $14.00 per share and after deducting the underwriting discounts and estimated offering expenses), and the application of the net proceeds therefrom as if they had occurred at the beginning of the fiscal year ended September 30, 1997. The pro forma adjustments are based upon available data and certain assumptions that the Company believes are reasonable. The unaudited pro forma operations data does not purport to represent what the Company's results of operations would actually have been had the sale by the Company of 6,970,000 shares of Common Stock in fact occurred at such prior time or to project the Company's results of operations for or at any future period or date. The pro forma adjustments for the fiscal year ended September 30, 1997 record
    (i) the reduction in interest expense of $7.9 million to give effect to the sale by the Company of 6,970,000 shares of Common Stock offered in the Offerings (after deduction for the underwriting discounts and estimated offering expenses) and the application of the net proceeds therefrom; and
    (ii) the incremental income tax expense of $3.1 million relating to the pro forma interest adjustment (computed using an effective income tax rate of 39%). Interest expense was calculated using the following average rates: (i) Revolving Credit Facility (as defined herein), 8.4%; (ii) Term Loan Facility (as defined herein), 8.4% to 9.2%; and (iii) Notes (as defined herein), 10.25%.


     The Company will use approximately $38.2 million of the net proceeds to redeem or repurchase approximately $35.0 million principal amount of the Notes, including a $3.2 million premium. The $3.2 million premium charge which will be reported as an extraordinary item, net of applicable income tax, was not reflected in the pro forma operations data presented.

(7) From fiscal 1993 through fiscal 1995 the Company invested an aggregate of $32.7 million in connection with the Fennimore Expansion, including $19.7 million incurred in fiscal 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."
(8) EBITDA represents income from operations plus depreciation and amortization (excluding amortization of debt issuance costs) and reflects an adjustment of income from operations to eliminate the establishment and subsequent reversal of two reserves ($0.7 million established in fiscal 1993 and reversed in fiscal 1995, and $0.5 million established in fiscal 1992 and reversed in fiscal 1995). The Company believes that EBITDA and related measures are commonly used by certain investors and analysts to analyze and compare, and provide useful information regarding, the Company's ability to service its indebtedness. However, the following factors should be considered in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.
    Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies.
(9) As adjusted to give effect to the sale by the Company of 6,970,000 shares of Common Stock offered in the Offerings (at an assumed initial public offering price of $14.00 per share and after deducting the underwriting discounts and estimated offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS


     Prospective investors should carefully consider all of the information set forth in this Prospectus, including the risk factors set forth below.


Competition

     The industries in which the Company participates are very competitive. Competition is based upon brand name recognition, perceived quality, price, performance, product packaging and product innovation, as well as creative marketing, promotion and distribution strategies. In the U.S. battery industry, the Company competes primarily with two well established companies, Duracell International Inc. ("Duracell"), a subsidiary of The Gillette Company, and Eveready Battery Company, Inc., a subsidiary of Ralston Purina Company and producer of Energizer brand batteries ("Energizer"), each of which has substantially greater financial and other resources and greater overall market share than the Company. In addition, the Company believes that Duracell and Energizer may have lower costs of production and higher profit margins in certain key product lines than the Company. The Company competes with these competitors for the limited shelf space that retailers allot to battery products and for the promotional efforts of such retailers.


     Although foreign battery manufacturers historically have not been successful in penetrating the U.S. retail market to any significant extent, they have, from time to time, attempted to establish a significant presence in the U.S. battery market. There can be no assurance that these attempts will not be successful in the future or that the Company will be able to compete effectively with current or prospective participants in the U.S. battery industry. In addition, the battery-powered lighting device industry is highly competitive and includes a greater number of competitors than the U.S. battery industry, some of which have greater financial and other resources than the Company. See "Business--Competition."


Dependence on Key Customers

     Wal-Mart Stores, Inc. ("Wal-Mart"), the Company's largest retailer customer, accounted for 20% of the Company's net sales in fiscal 1997. In addition, the Company's three largest retailer customers, including Wal-Mart, together accounted for 29% of the Company's net sales in fiscal 1997. The Company does not have long-term agreements with any of its major customers, and sales are generally made to them through the use of individual purchase orders, consistent with industry practice. There can be no assurance that there will not be a significant reduction in purchases by any of the Company's three largest retailer customers, which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Sales and Distribution."



Substantial Leverage


     As of September 30, 1997, the Company had total indebtedness of $207.3 million and total shareholders' deficit of $80.6 million. After giving effect to the Offerings and the application of the net proceeds to the Company therefrom, as of September 30, 1997, the Company would have had total indebtedness of $120.9 million and total shareholders' equity of $7.1 million. Subject to the restrictions contained in the Company's Credit Agreement (as defined herein) and the indenture (the "Indenture") relating to the Company's 10-1/4% Series B Senior Subordinated Notes due 2006 (the "Notes"), the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other corporate purposes. A significant portion of cash flow from operations must be dedicated to the payment of principal of and interest on the Company's indebtedness, thereby reducing the amount of funds available for working capital, capital expenditures and other purposes. The Company's ability to make scheduled payments on its outstanding indebtedness will depend on its future operating performance which, in turn, will be affected by prevailing economic conditions and financial, competitive, regulatory and similar factors. The Credit Agreement and the Indenture impose operational and financial restrictions on the Company. See "Description of Certain Indebtedness." Although the Company believes that, based on current levels of operations, its cash flow from operations, together with external sources of liquidity, will be adequate to make required payments on its debt, whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, there can be no assurance in this regard.

Risks Associated with Future Acquisitions
     An element of the Company's growth strategy is to pursue increased market penetration through strategic acquisitions, which could be of significant size and involve either domestic or international parties. The diversion of management attention required by the acquisition and integration of a separate organization, as well as other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on the revenue and operating results of the Company. There can be no assurance that the Company will identify suitable acquisition candidates, that acquisitions will be consummated on acceptable terms or that the Company will be able to successfully integrate the operations of any acquisition. In addition, the Company may incur additional indebtedness in connection with acquisitions, which might not be available on terms as favorable to the Company as current terms and which would increase the leveraged position of the Company. See "--Substantial Leverage." Further, acquisitions utilizing equity may be dilutive to shareholders.


Environmental Matters
     The Company's facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment, including those governing discharges to the air and water and land, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. Risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Based on currently available information, the Company believes that it is substantially in compliance with applicable environmental regulations at its facilities, although no assurance can be provided with respect to such compliance in the future.

     The Company has been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state laws with respect to the past disposal of waste. Such laws may impose liability on certain statutory classes of persons that are considered jointly and severally liable for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a facility and companies that generated, disposed or arranged for the disposal of hazardous substances found at the facility. The Company may be named as a PRP at additional sites in the future, and the costs associated with such additional or existing sites may be material. In addition, certain of the Company's battery manufacturing facilities have been in operation for decades and, over such time, the Company and other prior operators of such facilities have generated and disposed of wastes such as manganese, cadmium and mercury which are or may be considered hazardous. The Company has not conducted invasive testing to identify all potential risks, and given the age of the Company's facilities and the nature of the Company's operations, there can be no assurance that material liabilities will not arise in the future in connection with its current or former facilities. The discovery of previously unknown contamination of property underlying or in the vicinity of the Company's manufacturing facilities could require the Company to incur material unforeseen expenses. Occurrences of any such events may have a material adverse effect on the Company's financial condition.

     In addition, the Company has been notified that its former manganese processing facility in Covington, Tennessee is being evaluated by the Tennessee Department of Environment and Conservation ("TDEC") for a determination as to whether the facility should be added to the National Priorities List as a Superfund site. Groundwater monitoring at the site conducted pursuant to the post-closure maintenance of solid waste lagoons on site, and recent groundwater testing beneath former process areas on site, indicate that there are elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the site. The Company cannot predict the outcome of TDEC's investigation of the site. See "Business--Environmental Matters."

     The Company has been and is subject to several proceedings related to its disposal of industrial and hazardous material at off-site disposal locations under CERCLA or analogous state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for the costs incurred in responding to the release or threatened release of hazardous substances from such sites. Except for the Velsicol Chemical and Morton International proceedings described below (as to which there is insufficient information to make a judgment as to its impact on the Company at this time), the Company does not believe that any of its pending CERCLA or analogous state matters, either individually or in the aggregate, will have a material impact on the Company's operations, financial condition or liquidity.

     The Company has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al. v. A.E. Staley Manufacturing Company, et al., and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District Court for the District of New Jersey, filed July 29, 1996). These lawsuits involve contamination at a former mercury processing facility and the watershed of a nearby creek (the "Bergen County Site"). The Company is one of approximately 100 defendants named in these lawsuits. The cost to remediate the Bergen County Site has not been determined and the Company cannot predict the outcome of these proceedings. See "Business--Environmental Matters."


Battery Technology
     The battery industry generally involves continually evolving technology with individual advances typically resulting in modest increases in product life. There can be no assurance that, as existing battery products and technologies improve and new, more advanced products and technologies are introduced, the Company's products will be able to compete effectively in any of its targeted market segments. The development and successful introduction of new and enhanced products and other competing technologies that may outperform the Company's batteries and technological developments by competitors or consumer perceptions as to improved product offerings of competitors may have a material adverse effect on the Company's business, financial condition or results of operations, particularly in the context of the substantially greater resources of the Company's two principal competitors in the general battery market, Duracell and Energizer. See "--Competition." Similarly, in those market segments where the Company's battery products currently have technological advantages there can be no assurance that the Company's products will maintain such advantages.

     The general battery industry historically has sustained unit sales growth even as battery life has increased with innovation (largely due to expansion in the use of and the number of applications for batteries); however, there can be no assurance that continued enhancements of battery performance (including rechargeable battery performance) will not have an adverse effect on unit sales.


Risks of Foreign Sales; Exchange Rate Fluctuations


     The Company's foreign sales and certain expenses are transacted in foreign currencies. In fiscal 1997, approximately 19% of the Company's revenues and 18% of the Company's expenses were denominated in currencies other than U.S. dollars. International operations and exports and imports to and from foreign markets are subject to a number of special risks including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments (e.g. duties and quotas and restrictions on transfer of funds), changes in United States and foreign laws regarding trade and investment and difficulty in obtaining distribution and support. Significant increases in the value of the U.S. dollar relative to certain foreign currencies could have a material adverse effect on the Company's results of operations. The Company generally hedges a portion of its foreign currency exposure and will, in the future, be vulnerable to the effects of currency exchange rate fluctuations. For a description of the Company's operations in different geographic areas, including the Company's sales, revenue and profit or loss and identifiable assets attributable to each of the Company's geographic areas, see Note 12 of Notes to Combined Consolidated Financial Statements.




Raw Materials

     The Company's principal raw material for the production of its battery products is zinc and the Company expects to spend approximately $8.4 million for zinc in fiscal 1998. Prices for zinc are subject to market forces beyond the control of the Company. The Company regularly engages in forward purchases and hedging transactions to effectively manage raw material costs and inventory relative to anticipated production requirements for the next six to twelve months. However, the Company's future profitability may be materially adversely affected by increased zinc prices to the extent it is unable to pass on higher raw material costs to its customers. See Note 2.o. of Notes to Combined Consolidated Financial Statements.



Limited Intellectual Property Protection
     The Company relies upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants, to establish and protect its technology and other intellectual property rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, although the Company believes that its current products do not infringe upon the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company and that, in the event of an unfavorable ruling on any such claim, a license or similar agreement will be available to the Company on reasonable terms. Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

     Certain technology underlying the Company's rechargeable line of alkaline batteries is the subject of a non-exclusive license from a third party and could be made available to the Company's competitors. The licensing of that technology to a competitor could have an adverse effect on the Company's business, financial condition or results of operations. The Company does not believe, however, that this effect would be material to the Company because revenues from sales of the Company's rechargeable alkaline batteries and rechargers account for less than 10% of the Company's total revenues.

     The Company does not have any right to the trademark "Rayovac" in Brazil, where the mark is owned by an independent third-party battery manufacturer. In addition, ROV Limited, a third party unaffiliated with the Company, has an exclusive, perpetual, royalty-free license for the use on general batteries (but not hearing aid or other specialty batteries) and lighting devices of the Rayovac trademark in a number of countries, including in Latin America. See "Business--Patents, Licenses and Trademarks."


Seasonality

     Sales of the Company's products are seasonal, with the highest sales occurring in the fiscal quarter ending on or about December 31, during the holiday season. During the past four fiscal years, the Company's sales in the quarter ending on or about December 31 have represented an average of 33% of annual net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."



Control by Existing Shareholders

     Upon completion of the Offerings, the Company's existing shareholders will beneficially own 74.7% of the Company's outstanding Common Stock (71.1% if the Underwriters' over-allotment options are exercised in full). Of those shares, the Thomas H. Lee Equity Fund III, L.P. (the "Lee Fund") and certain other affiliates of Thomas H. Lee Company ("THL Co."; the Lee Fund and such other affiliates being referred to herein as the "Lee Group") will beneficially own 64.8% of the Company's outstanding Common Stock (61.1% if the Underwriters' over-allotment options are exercised in full). Consequently, the Lee Group will control the Company and have the power to elect the board of directors of the Company (the "Board of Directors") and to approve any action requiring shareholder approval, including the adoption of amendments to the Company's Amended and Restated Articles of Incorporation and the approval of mergers or sales of all or substantially all of the Company's assets. See "Ownership of Capital Stock." The Company's ability to take certain of these actions is limited by certain terms of its outstanding indebtedness. See "Description of Certain Indebtedness."



Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price; Registration Rights

     Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offerings, the Company will have outstanding 27,551,431 shares of Common Stock, excluding 2,318,127 shares of Common Stock which have been granted under the Company's stock incentive plans. Of these shares, the shares of Common Stock to be sold in the Offerings will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company. In connection with the Offerings, certain existing shareholders and the executive officers of the Company (holding an aggregate of approximately 20 million shares of Common Stock upon consummation of the Offerings) and the Company have agreed, subject to certain exceptions, not to dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus (the "Lockup Period") without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") on behalf of the Underwriters. Upon expiration of the Lockup Period, substantially all of such shares will be eligible for sale in the public market subject to compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act.

     Following the consummation of the Offerings, the Lee Group will hold 17,852,158 shares of Common Stock (without giving effect to the Underwriters' over-allotment options) and will be entitled to certain registration rights with respect to the registration of such shares under the Securities Act. Under the terms of a shareholders agreement between the Company and certain shareholders, dated as of September 12, 1996, as amended as of August 1, 1997 (the "Shareholders Agreement"), at any time when the Lee Group and their permitted transferees own in the aggregate at least 10% of the shares acquired in the Recapitalization, the Lee Group has the right to require the Company to file a registration statement under the Securities Act in order to register the sale of all or any part of its shares of Common Stock. See "Shares Eligible for Future Sale." The Lee Group is entitled to demand that the Company register their shares of Common Stock on three occasions at the Company's expense; provided, however, that if the Lee Group owns at least 10%, but not more than 25%, of the shares acquired in the Recapitalization, then the Company shall be obligated to effect only one such registration. Additionally, the Lee Group and shareholders party to the Shareholders Agreement have the right, subject to certain limitations, to include their shares in certain offerings initiated by the Company whether for its own account or for other shareholders. The Company may in certain circumstances defer such registrations, and the underwriters with respect to such sale have the right, subject to certain limitations, to limit the number of shares included in such registrations. In the event that the Company proposes to register the sale of any of its securities under the Securities Act, the Company is required to promptly give such shareholders written notice no later than 10 days before the effective date of the registration statement, at which point such shareholders will have five days to make a written request of the Company to include their shares of Common Stock in such registration, subject to the underwriters' right to limit such shares and certain other limitations. In general, the Company is required to bear the expense of all such registrations except for transfer taxes. The sale of such shares could have an adverse effect on the Company's ability to raise equity capital in the public markets. The shares held by the Lee Group are subject to the Lockup Period referred to in the preceding paragraph. See "Shares Eligible for Future Sale."



No Prior Market for Common Stock; Offering Price
     Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if developed, that such market will be sustained. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, as well as developments that affect the Company's industry, the overall economy and the financial markets in general could cause the price of the Common Stock to fluctuate substantially. See "Underwriting."



Anti-Takeover and Other Provisions of Wisconsin Law
     Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Charter") and the Amended and Restated By-laws (the "By-laws"), each to be effective prior to the sale of the shares of Common Stock in the Offerings, and of Wisconsin corporation law may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. Under certain provisions of Wisconsin law, shareholders may have certain liabilities with respect to liabilities of a corporation with respect to unpaid wages under certain circumstances. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Charter and By-laws and of Wisconsin Law" and "--Common Stock."



Substantial and Immediate Dilution to Investors Purchasing in the Offerings

     Investors purchasing shares of Common Stock in the Offerings will experience immediate and substantial dilution in net tangible book value per share of $13.82 (assuming an initial public offering price of $14.00 per share). See "Dilution."

                             THE RECAPITALIZATION

     Effective as of September 12, 1996, the Company, all of the shareholders of the Company, the Lee Fund and other affiliates of THL Co. completed a recapitalization (the "Recapitalization") pursuant to which, among other things: (i) the Company obtained senior financing under a Credit Agreement dated as of September 12, 1996 by and among the Company, Bank of America National Trust and Savings Association and DLJ Capital Funding, Inc. (the "Credit Agreement") in an aggregate amount of $170.0 million, of which $131.0 million was borrowed at the closing of the Recapitalization, including $26.0 million under the Revolving Credit Facility; (ii) the Company obtained $100.0 million in financing through the issuance of bridge notes (the "Bridge Notes");
(iii) the Company redeemed a portion of the shares of Common Stock held by Thomas F. Pyle, Jr., the former President and Chief Executive Officer of the Company; (iv) the Lee Group purchased for cash shares of Common Stock owned by shareholders of the Company (a group consisting of current and former directors and management of the Company and the Thomas Pyle and Judith Pyle Charitable Remainder Trust (the "Pyle Trust")) which resulted in a change of control of the Company; and (v) the Company repaid certain of its outstanding indebtedness, including prepayment fees and penalties. The Bridge Notes were subsequently repaid with the proceeds of the sale of 10-1/4% Senior Subordinated Notes Due 2006, which were later exchanged for a like principal amount of the Notes.


                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of shares of Common Stock offered in the Offerings are estimated to be approximately $89.7 million assuming an initial public offering price of $14.00 per share (the midpoint of the range of the initial public offering price set forth on the cover page of this Prospectus), and after deducting the underwriting discounts and estimated offering expenses. The Company will not receive any of the proceeds from the sale of the shares to be sold, if any, by certain existing shareholders of the Company who have granted over-allotment options to the Underwriters (the "Over-Allotment Selling Shareholders").

     Of the net proceeds to the Company from this offering, approximately $38.2 million will be used to redeem or repurchase approximately $35.0 million principal amount of the Notes and pay the associated premium, and approximately $51.5 million will be used to repay term loans provided pursuant to the Credit Agreement incurred in connection with the Recapitalization. The Notes bear interest at a rate of 10-1/4%, payable semiannually, and mature on November 1, 2006. The term loans under the Credit Agreement consist of a six-year Tranche A term loan of $55.0 million, a seven-year Tranche B term loan of $25.0 million and an eight-year Tranche C term loan of $25.0 million (collectively, the "Term Loan Facility"). Borrowings under the Credit Agreement bear interest, in each case at the Company's option, as follows: (i) with respect to the Tranche A loans, at Bank of America National Trust and Savings Association's base rate plus 1.50% per annum, or at IBOR plus 2.50% per annum; (ii) with respect to the Tranche B loans, at Bank of America National Trust and Savings Association's base rate plus 2.00% per annum, or at IBOR plus 3.00% per annum; and (iii) with respect to the Tranche C loans, at Bank of America National Trust and Savings Association's base rate plus 2.25% per annum, or at IBOR plus 3.25% per annum. The Credit Agreement requires the Company to apply 50% of the proceeds of the Offerings not used to redeem or repurchase Notes to repayment of indebtedness under the Credit Agreement, pro rata among the tranches except as may be otherwise agreed. See "Description of Certain Indebtedness."




                                DIVIDEND POLICY

     The Company does not anticipate paying cash dividends in the foreseeable future, but intends to retain any future earnings for reinvestment in its business. In addition, the Credit Agreement and the Notes restrict the Company's ability to pay dividends to its shareholders. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, contractual restrictions and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1997, after giving effect to the Company's Charter to be effective prior to the sale of the shares of Common Stock in the Offerings and as adjusted as of that date to give effect to the sale by the Company of 6,970,000 shares of Common Stock offered in the Offerings (at an assumed initial public offering price of $14.00 per share) and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.





                                                                     As of September 30, 1997
                                                                    --------------------------
                                                                      Actual       As Adjusted
                                                                    -----------   ------------
                                                                      (Dollars in millions)

Debt:
 Revolving Credit Facility(1)   .................................    $    4.5      $    4.5
 Term Loan Facility(2) ..........................................       100.5          49.1
 Notes  .........................................................       100.0          65.0
 Capitalized leases and foreign currency borrowings  ............         2.3           2.3
                                                                     --------      --------
  Total debt  ...................................................       207.3         120.9
                                                                     --------      --------
Shareholders' equity (deficit):
 Preferred stock, $.01 par value, 5,000,000 shares authorized; no
   shares issued and outstanding (3)  ...........................          --            --
 Common stock, $.01 par value, 150,000,000 shares authorized;
   20,581,431 and 27,551,431 shares outstanding, respectively,
   actual and as adjusted (3)   .................................         0.5           0.6
 Additional paid in capital  ....................................        16.0         105.6
 Foreign currency translation   .................................         2.3           2.3
 Notes receivable from officers/shareholders   ..................        (1.7)         (1.7)
 Retained earnings  .............................................        31.3          29.3
 Less stock held in trust    ....................................        (1.0)         (1.0)
 Less treasury stock, at cost, 29,418,569 shares  ...............      (128.0)       (128.0)
                                                                     --------      --------
  Total shareholders' equity (deficit)   ........................       (80.6)          7.1
                                                                     --------      --------
   Total capitalization   .......................................    $  126.7      $  128.0
                                                                     ========      ========



----------------
(1) For a description of the Revolving Credit Facility, see "Description of Certain Indebtedness--The Credit Agreement." Total availability under the Revolving Credit Facility is $65.0 million.

(2) For a description of the Term Loan Facility, see "Description of Certain Indebtedness--The Credit Agreement."
(3) On October 22, 1997, the shareholders of the Company approved the authorization of 5,000,000 shares of Preferred Stock, $.01 par value, and an increase in authorized shares of Common Stock from 90,000,000 to 150,000,000.

                                   DILUTION



     The net tangible book value of the Company as of September 30, 1997 was $(82.8) million, or $(4.02) per share. Net tangible book value per share is determined by dividing total tangible assets less total liabilities of the Company by the total number of outstanding shares of Common Stock. After giving effect to the sale of the shares of Common Stock offered in the Offerings (assuming an initial public offering price of $14.00 per share), deducting the estimated underwriting discount and estimated expenses to be paid by the Company and applying the estimated net proceeds as set forth in "Use of Proceeds," the pro forma net tangible book value of the Company at September 30, 1997 would have been $4.9 million or $0.18 per share. This represents an immediate increase in net tangible book value of $4.20 per share to existing shareholders and an immediate dilution of $13.82 per share to new investors purchasing shares in the Offerings. The following table illustrates this dilution per share:






   Assumed initial public offering price per share    ..................                  $ 14.00
    Net tangible book value per share as of September 30, 1997    ......    $ (4.02)
    Increase in net tangible book value per share attributable to new
     investors    ......................................................       4.20
                                                                            -------
   Pro forma net tangible book value per share after the Offerings   ...                     0.18
                                                                                          --------
   Dilution per share to new investors    ..............................                  $ 13.82
                                                                                          ========



     The following table sets forth, on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by the new investors purchasing shares of Common Stock from the Company in the Offerings (before deducting underwriting discounts and estimated offering expenses).






                                     Shares Purchased        Total Consideration      Average
                                 ------------------------   ----------------------   Price per
                                    Number       Percent      Amount      Percent      Share
                                 ------------   ---------   ----------   ---------   ----------
                                         (Dollars in thousands, except per share data)

Existing shareholders   ......   20,581,431        74.7%    $ 76,280        43.9%      $ 3.71
New investors  ...............    6,970,000        25.3       97,467        56.1        13.98
                                 -----------     ------     ---------     ------
  Total  .....................   27,551,431       100.0%    $173,747       100.0%      $ 6.31
                                 ===========     ======     =========     ======




     The foregoing tables assume no exercise of the Underwriters' over-allotment options. The Company currently has outstanding options to purchase an aggregate of 2,318,127 shares of Common Stock at a weighted average exercise price of $4.33 per share. See "Management--Option Grants and Exercises." To the extent that outstanding options are exercised in the future, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


     The following selected historical financial data as of and for the two fiscal years ended June 30, 1996, the Transition Period ended September 30, 1996 and the fiscal year ended September 30, 1997 is derived from the audited consolidated financial statements of the Company, together with the notes thereto, included elsewhere in this Prospectus. The selected historical financial data as of and for the twelve months ended September 30, 1996 is derived from the unaudited condensed consolidated financial statements of the Company and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the date and for the period indicated which are not included herein. The selected historical financial data of the Company as of and for the two fiscal years ended June 30, 1993 and June 30, 1994 is derived from audited consolidated financial statements of the Company which are not included herein. The following selected financial data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     This financial data, as well as all other financial data set forth herein, gives effect to the reclassification by the Company of certain promotional expenses, previously reported as a reduction of net sales, to selling expense. The amounts which have been reclassified are $19.0 million, $17.5 million, $24.2 million, and $24.0 million for the fiscal years ended June 30, 1993, 1994, 1995, and 1996, respectively, $6.9 million for the Transition Period ended September 30, 1996, $24.1 million for the twelve months ended September 30, 1996 and $28.7 million for the fiscal year ended September 30, 1997. The Company believes that this reclassification is consistent with the method used by other consumer products companies.

                                                     Fiscal Year Ended June 30,
                                           -----------------------------------------------
                                              1993        1994        1995        1996
                                           ----------- ----------- ----------- -----------
                                                (In millions, except per share data)
Statement of Operations Data:
Net sales   ..............................  $  372.4   $ 403.7      $  415.2    $  423.4
Cost of goods sold   .....................     201.4     234.9         237.1       239.4
                                            ---------- ---------    ----------  ----------
Gross profit   ...........................     171.0     168.8         178.1       184.0
Selling expense   ........................      98.8     121.3         108.7       116.5
General and administrative expense  ......      35.4      29.4          32.9        31.8
Research and development expense    ......       5.6       5.7           5.0         5.4
Recapitalization and other special
 charges(1)(2)    ........................        --       1.5            --          --
                                            ---------- ---------    ----------  ----------
Income (loss) from operations (3)(4) .....      31.2      10.9          31.5        30.3
Interest expense  ........................       6.0       7.7           8.6         8.4
Other expense (income), net   ............       1.2      (0.6)          0.3         0.6
                                            ---------- ---------    ----------  ----------
Income (loss) before income taxes
 and extraordinary item    ...............      24.0       3.8          22.6        21.3
Income tax expense (benefit)  ............       9.0      (0.6)          6.2         7.0
                                            ---------- ---------    ----------  ----------
Income (loss) before extraordinary
 item    .................................      15.0       4.4          16.4        14.3
Extraordinary item(5)   ..................        --        --            --          --
                                            ---------- ---------    ----------  ----------
Net income (loss)    .....................  $   15.0   $   4.4      $   16.4    $   14.3
                                            ========== =========    ==========  ==========
Net income (loss) per common share
 before extraordinary item    ............  $   0.29   $  0.08      $   0.32    $   0.28
                                            ========== =========    ==========  ==========
Net income (loss) per common
 share(6)   ..............................  $   0.29   $  0.08      $   0.32    $   0.28
                                            ========== =========    ==========  ==========
Weighted average common and
 common equivalent shares  ...............      51.6      51.6          51.6        51.1

Pro Forma Operations Data(7):
Income before provision for income
 taxes   .................................
Provision for income taxes    ............
Pro forma net income    ..................
Pro forma net income per common
 and common equivalent share  ............
Weighted average common and
 common equivalent shares  ...............

Other Financial Data:
Depreciation   ...........................  $    7.4   $  10.3      $   11.0    $   11.9
Capital expenditures(8)    ...............      30.3      12.5          16.9         6.6
Cash flows from operating activities .....      15.8     (18.7)         35.5        17.8
EBITDA(9)   ..............................      39.3      21.2          41.3        42.2

Balance Sheet Data:
Working capital   ........................  $   31.6   $  63.6      $   55.9    $   63.2
Total assets   ...........................     189.0     222.4         220.6       221.1
Total debt  ..............................      74.1     109.0          88.3        81.3
Shareholders' equity (deficit)   .........      36.7      37.9          53.6        61.6



                                             Transition     Twelve Months   Fiscal Year
                                            Period Ended        Ended          Ended
                                            September 30,   September 30,   September 30,
                                                1996            1996            1997
                                           --------------- --------------- --------------
Statement of Operations Data:
Net sales   .............................. $  101.9        $  417.9          $  432.6
Cost of goods sold   .....................     59.3           237.9             234.6
                                           --------        --------          ---------
Gross profit   ...........................     42.6           180.0             198.0
Selling expense   ........................     27.8           114.4             122.1
General and administrative expense  ......      8.6            33.0              32.2
Research and development expense    ......      1.5             5.6               6.2
Recapitalization and other special
 charges(1)(2)    ........................     28.4            28.4               3.0
                                           --------        --------          ---------
Income (loss) from operations (3)(4) .....    (23.7)           (1.4)             34.5
Interest expense  ........................      4.4            10.5              24.5
Other expense (income), net   ............      0.1             0.5               0.4
                                           --------        --------          ---------
Income (loss) before income taxes
 and extraordinary item    ...............    (28.2)          (12.4)              9.6
Income tax expense (benefit)  ............     (8.9)           (3.8)              3.4
                                           --------        --------          ---------
Income (loss) before extraordinary
 item    .................................    (19.3)           (8.6)              6.2
Extraordinary item(5)   ..................     (1.6)           (1.6)               --
                                           --------        --------          ---------
Net income (loss)    ..................... $  (20.9)       $  (10.2)         $    6.2
                                           ========        ========          =========
Net income (loss) per common share
 before extraordinary item    ............ $  (0.42)       $  (0.17)         $   0.28
                                           ========        ========          =========
Net income (loss) per common
 share(6)   .............................. $  (0.46)       $  (0.21)         $   0.28
                                           ========        ========          =========
Weighted average common and
 common equivalent shares  ...............     45.5            49.7              22.2

Pro Forma Operations Data(7):
Income before provision for income
 taxes   .................................                                   $   17.5
Provision for income taxes    ............                                        6.5
                                                                             --------
Pro forma net income    ..................                                   $   11.0
                                                                             =========
Pro forma net income per common
 and common equivalent share  ............                                   $   0.38
Weighted average common and
 common equivalent shares  ...............                                       29.2

Other Financial Data:
Depreciation   ........................... $    3.3        $   12.1          $   11.3
Capital expenditures(8)    ...............      1.2             8.4              10.9
Cash flows from operating activities .....     (1.1)           26.0              35.7
EBITDA(9)   ..............................    (20.4)           10.7              45.8

Balance Sheet Data:
Working capital   ........................ $   64.6        $   64.6          $   33.8
Total assets   ...........................    243.7           243.7             236.9
Total debt  ..............................    233.7           233.7             207.3
Shareholders' equity (deficit)   .........    (85.7)          (85.7)            (80.6)


                                                   (footnotes on following page)

------------
(1) During the Transition Period, the Company recorded charges of $12.3 million directly related to the Recapitalization and other special charges of $16.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) In the fiscal year ended September 30, 1997, the Company recorded other special charges of $5.9 million offset by a special credit of $2.9 million which was related to the curtailment of the Company's defined benefit pension plan covering all domestic non-union employees. The special charges related to organizational restructuring in the United States, the discontinuation of certain manufacturing operations at the Company's Newton Aycliffe, United Kingdom facility and the discontinuation of operations at the Company's facility in Kinston, North Carolina.

(3) Income (loss) from operations includes expenses incurred during the Fennimore Expansion (as defined herein), and Recapitalization and other special charges in fiscal 1994, the Transition Period Ended September 30, 1996, and the fiscal year ended September 30, 1997. Income from operations before these non-recurring charges was as follows:



                                                                                  Transition     Twelve Months   Fiscal Year
                                                  Fiscal Year Ended June 30,     Period Ended        Ended          Ended
                                               --------------------------------  September 30,   September 30,   September 30,
                                                1993     1994    1995    1996        1996            1996            1997
                                               ------- -------- ------- ------- --------------- --------------- --------------
                                                                                (In millions)
Income (loss) from operations  ...............  $31.2   $ 10.9   $31.5   $30.3     $ (23.7)         $ (1.4)         $ 34.5
Fennimore Expansion   ........................     --      9.5      --      --          --              --              --
Recapitalization and other special charges   .     --      1.5      --      --        28.4            28.4             3.0
                                                ------  -------  ------  ------    -------          ------          -------
Income from operations before non-
 recurring charges    ........................  $31.2   $ 21.9   $31.5   $30.3     $   4.7          $ 27.0          $ 37.5
                                                ======  =======  ======  ======    =======          ======          =======


(4) Income from operations in fiscal 1994 was impacted by increased selling expenses due to higher advertising and promotion expenses related to the Renewal Introduction (as defined herein). In addition, income from operations was impacted by non-recurring costs of $9.5 million in connection with the Fennimore Expansion including $8.4 million of increased cost of goods sold and $1.1 million of increased general and administrative expenses, and other special charges of approximately $1.5 million related to a plan to reduce the Company's cost structure and to improve productivity through an approximate 2.5% reduction in headcount on a worldwide basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."


(5) The Recapitalization of the Company included repayment of certain outstanding indebtedness, including prepayment fees and penalties. Such prepayment fees and penalties of $2.4 million, net of income tax benefit of $0.8 million, has been recorded as an extraordinary item in the Combined Consolidated Statement of Operations for the Transition Period ended September 30, 1996.

(6) Net income (loss) per share data has been computed using the weighted average number of shares of common and common equivalent shares from stock options (when dilutive using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock warrants and options issued during the twelve-month period immediately preceding the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive, using the treasury stock method and the assumed initial public offering price).

(7) The unaudited pro forma operations data gives effect to the sale by the Company of 6,970,000 shares of Common Stock offered in the Offerings (at an assumed initial public offering price of $14.00 per share and after deducting the underwriting discounts and estimated offering expenses), and the application of the net proceeds therefrom as if they had occurred at the beginning of the fiscal year ended September 30, 1997. The pro forma adjustments are based upon available data and certain assumptions that the Company believes are reasonable. The unaudited pro forma operations data does not purport to represent what the Company's results of operations would actually have been had the sale by the Company of 6,970,000 shares of Common Stock in fact occurred at such prior time or to project the Company's results of operations for or at any future period or date.

    The pro forma adjustments for the fiscal year ended September 30, 1997 record (i) the reduction in interest expense of $7.9 million to give effect to the sale by the Company of 6,970,000 shares of Common Stock offered in the Offerings (after deduction for the underwriting discounts and estimated offering expenses) and the application of the net proceeds therefrom; and
    (ii) the incremental income tax expense of $3.1 million relating to the pro forma interest adjustment (computed using an effective income tax rate of 39%). Interest expense was calculated using the following average rates: (i) Revolving Credit Facility, 8.4%; (ii) Term Loan Facility (as defined herein), 8.4% to 9.2%; and (iii) Notes, 10.25%.


    The Company will use approximately $38.2 million of the net proceeds to redeem or repurchase approximately $35.0 million principal amount of the Notes, including a $3.2 million premium. The $3.2 million premium charge which will be reported as an extraordinary item, net of applicable income tax, was not reflected in the pro forma operations data presented.


(8) From fiscal 1993 through fiscal 1995 the Company invested an aggregate of $32.7 million in connection with the Fennimore Expansion, including $19.7 million incurred in fiscal 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."

(9) EBITDA represents income from operations plus depreciation and amortization (excluding amortization of debt issuance costs) and reflects an adjustment of income from operations to eliminate the establishment and subsequent reversal of two reserves ($0.7 million established in fiscal 1993 and reversed in fiscal 1995, and $0.5 million established in fiscal 1992 and reversed in fiscal 1995). The Company believes that EBITDA and related measures are commonly used by certain investors and analysts to analyze and compare, and provide useful information regarding, the Company's ability to service its indebtedness. However, the following factors should be considered in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.
    Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Financial Data" and the Company's combined consolidated financial statements and the related notes thereto, included elsewhere herein.


Introduction

     Upon completion of the Recapitalization, the Company changed its fiscal year end from June 30 to September 30. For clarity of presentation and comparison, references herein to fiscal 1994, fiscal 1995 and fiscal 1996 are to the Company's fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996, respectively, and references to the "Transition Period ended September 30, 1996" and the "Transition Period" are to the period from July 1, 1996 to September 30, 1996. References to fiscal 1997 are to the Company's fiscal year ended September 30, 1997.


     The Company's operating performance depends on a number of factors, the most important of which are: (i) general retailing trends, especially in the mass merchandise segment of the retail market; (ii) the Company's overall product mix among various specialty and general household batteries and battery-powered lighting devices, which sell at different price points and profit margins; (iii) the Company's overall competitive position, which is affected by both the introduction of new products and promotions by the Company and its competitors and the Company's relative pricing and battery performance; and (iv) changes in operating expenses. Set forth below are specific developments that have affected and may continue to affect the Company's performance.

     Investment in Future Growth Opportunities. Since the Recapitalization, the Company has undertaken significant measures to pursue growth opportunities and increase the Company's market share for its products. These measures included the launch of a new integrated advertising campaign which shifted expenditures from the Renewal line to the Rayovac brand name. The Company also introduced new product graphics and packaging designed to build the awareness and image of the Rayovac brand name and leverage the Company's value brand position. See "Business--Growth Strategy."


     Cost Rationalization Initiatives. Following the Recapitalization, the Company initiated significant measures to rationalize the Company's manufacturing, distribution and general overhead costs. The initiatives relating to manufacturing activities included discontinuing certain manufacturing operations at the Company's Newton Aycliffe, United Kingdom facility and closing the Company's Kinston, North Carolina facility. In addition, the Company implemented a significant organizational restructuring in the United States and the United Kingdom and eliminated costs associated with the use of a corporate aircraft. These cost rationalization initiatives resulted in cash costs of approximately $6.3 million for fiscal 1996 and fiscal 1997 and are expected to result in annual savings of approximately $8.6 million.

     Expansion of Production Facility. From fiscal 1993 through fiscal 1995 the Company invested an aggregate of $32.7 million in the modernization and expansion of its production lines at its Fennimore, Wisconsin facility (the "Fennimore Expansion") at which the Company manufactures all of its alkaline products. As a result of the Fennimore Expansion, the Company replaced substantially all of its alkaline battery manufacturing equipment with state-of-the-art technology which more than doubled the Company's aggregate capacity for AA and AAA size alkaline batteries. This investment also resulted in a reformulation of the Company's alkaline batteries so as to be mercury-free, better performing and higher quality. The Fennimore Expansion resulted in $9.5 million of non-recurring costs in fiscal 1994. Such costs included increased raw material costs incurred pursuant to the terms of equipment purchase agreements entered into in connection with the Fennimore Expansion which required the Company to source material from specified foreign vendors at an increased cost. These incremental costs decreased in fiscal 1996 as a result of the increased use of lower-cost domestic raw material sources to replace the foreign vendor sourcing, which replacement was substantially completed in fiscal 1997.


     Effect of Recapitalization. The Recapitalization of the Company, which was completed on September 12, 1996, resulted in non-recurring charges of $12.3 million which were recognized in the Transition Period, including (i) $5.0 million of advisory, legal and consulting fees and (ii) $7.3 million of stock option compensation, severance payments and employment contract settlements for the benefit of certain current and former officers, directors and management of the Company. In connection with the Recapitalization, the Company incurred other non-recurring special charges of $16.1 million recognized in the Transition Period, including (i) $2.7 million of charges related to the discontinuation of manufacturing operations at the Company's Newton Aycliffe, United Kingdom facility;

(ii) $1.7 million of charges for deferred compensation plan obligations to former officers of the Company resulting from the curtailment of the plan;
(iii) $1.5 million of charges reflecting the present value of lease payments for land which new management determined would not be used for any future productive purpose; (iv) $5.6 million in costs and asset writedowns principally related to changes in pricing strategies for Power Station, the Renewal recharging system; and (v) $4.6 million of termination benefits and other charges. See "The Recapitalization."

     Renewal Product Line. In fiscal 1994, the Company introduced the Renewal rechargeable battery, the first alkaline rechargeable battery sold in the United States (the "Renewal Introduction"). The Company incurred significant advertising and promotional expense related to Renewal of $26.0 million in fiscal 1994, $15.7 million in fiscal 1995 and $20.3 million in fiscal 1996, with the fiscal 1996 increase largely due to the Company's new promotional campaign featuring basketball superstar Michael Jordan.


     Since the Recapitalization, the Company has significantly revised its marketing and advertising strategies for the Renewal product line. Management believes that continued improvement in consumer awareness of the value and money-saving benefits of Renewal over conventional disposable alkaline batteries will be necessary to further expand the Company's market for Renewal. Although the percentage of the Company's advertising budget allocated to the Renewal product line has decreased, the Company has begun aggressively marketing Renewal's money-saving benefit over disposable alkaline batteries and performance advantage over rechargeable nickel cadmium batteries and has lowered the prices of the recharger system for Renewal. Due to the historically high levels of investment associated with Renewal, the Renewal product line has been unprofitable. However, initiatives implemented by the Company's new management team resulted in the Renewal product line becoming profitable in the fourth quarter of fiscal 1997.



Seasonality

     The Company's sales are seasonal, with the highest sales occurring in the fiscal quarter ending on or about December 31, during the holiday season. During the past four fiscal years, the Company's sales in the quarter ended on or about December 31 have represented an average of 33% of annual net sales. As a result of this seasonality, the Company's working capital requirements and revolving credit borrowings are typically higher in the third and fourth calendar quarters of each year. The following table sets forth the Company's net sales for each of the periods presented.




                                                              Fiscal Quarter Ended
                   ----------------------------------------------------------------------------------------------------------
                    December 30,   March 30,   June 30,   September 30,   December 28,   March 29,   June 29,   September 30,
                        1995         1996        1996         1996            1996         1997        1997         1997
                   -------------- ----------- ---------- --------------- -------------- ----------- ---------- --------------
                                                          (In millions)
Net sales   ......     $140.9        $80.5      $94.6        $101.9          $141.9        $83.6      $95.5        $111.5



Results of Operations

     This financial data, as well as all other data set forth herein, gives effect to the reclassification by the Company of certain promotional expenses, previously reported as a reduction of net sales, to selling expense. The amounts which have been reclassified are $24.2 million and $24.0 million for the years ended June 30, 1995 and 1996, respectively, $6.7 million for the three months ended September 30, 1995, $6.9 million for the Transition Period ended September 30, 1996, $24.1 million for the twelve months ended September 30, 1996 and $28.7 million for the fiscal year ended September 30, 1997. The Company believes that this reclassification is consistent with the method used by other consumer products companies.

     The following table sets forth the percentage relationship of certain items in the Company's statement of operations to net sales for the periods presented:




                                                                            Transition        Twelve
                                                           Three Months       Period          Months          Fiscal
                                Fiscal Year Ended June 30,     Ended           Ended           Ended        Year Ended
                                  -----------------------  September 30,   September 30,   September 30,   September 30,
                                     1995        1996          1995            1996            1996            1997
                                  ----------- ----------- --------------- --------------- --------------- --------------
Net sales   .....................    100.0%      100.0%        100.0%          100.0%          100.0%          100.0%
Cost of goods sold   ............     57.1        56.5          59.7            58.2            56.9            54.2
                                   -------     -------       -------         ---------       ---------       -------
Gross profit   ..................     42.9        43.5          40.3            41.8            43.1            45.8
Selling expense   ...............     26.2        27.5          27.9            27.3            27.4            28.2
General and administrative
 expense    .....................      7.9         7.5           6.9             8.4             7.9             7.5
Research and development
 expense    .....................      1.2         1.3           1.2             1.5             1.3             1.4
Recapitalization and other
 special charges  ...............       --          --            --            27.9             6.8             0.7
                                   -------     -------       -------         ---------       ---------       -------
Income (loss) from operations ...      7.6%        7.2%          4.3%          (23.3%)          (0.3%)           8.0%



Fiscal Year Ended September 30, 1997 Compared to Twelve Months Ended September 30, 1996

     Net Sales. The Company's net sales increased $14.7 million, or 3.5%, to $432.6 million in fiscal 1997 from $417.9 million in the twelve months ended September 30, 1996, primarily due to higher sales of alkaline batteries and lithium batteries, offset in part by decreases in sales of heavy duty batteries, lantern batteries and Renewal rechargeables. In the last quarter of fiscal 1997, net sales increased $9.6 million, or 9.4%, to $111.5 million from $101.9 million in the Transition Period, primarily due to higher sales of alkaline batteries attributed to the introduction of a 4% price increase on alkaline batteries in the U.S. phased in beginning May 1997, significant promotional programs, and sales to new accounts.

     Sales of alkaline batteries increased as a result of the launch of a new integrated advertising campaign emphasizing the alkaline brand, new product graphics and packaging (designed to build brand awareness and the Company's value brand position), and strong promotional programs in the Company's fourth fiscal quarter. The Company also gained significant new distribution on the strength of this program.

     Lithium sales increased primarily due to increased sales of computer clock and memory back-up batteries to Compaq Computers and SGS Thomson, two of the Company's larger OEM (Original Equipment Manufacturers) customers.

     Sales of heavy duty and lantern batteries decreased primarily due to declines in the market as consumers move toward alkaline batteries away from heavy duty batteries. Lantern battery volume was also adversely impacted by the migration to reflective tape in place of flashing lights on construction barricades.

     Hearing aid battery sales increased as a result of continued growth in the overall hearing aid battery market. The Company's market leadership position in this product line has resulted in new distribution gains in the retail channel, the fastest growing channel for hearing aid batteries as consumers shift their purchases toward this channel.

     Net sales of lighting products increased slightly over the prior twelve months due primarily to growth in key mass merchandiser accounts and wholesale clubs.


     Dollar sales of Renewal rechargeables were down approximately 12% due primarily to the Company's decision to decrease prices of the chargers by 33% in the first quarter of fiscal 1997 to reposition the product and encourage consumers to purchase the system. Unit sales of chargers and batteries combined were approximately 7% higher than the prior twelve months.


     Gross Profit. Gross profit increased $18.0 million, or 10.0%, to $198.0 million in fiscal 1997 from $180.0 million for the twelve months ended September 30, 1996. Gross profit as a percentage of net sales increased to 45.8% in fiscal 1997 from 43.1% in the prior twelve months. These increases are attributed to increased sales of higher margin alkaline batteries, the introduction of a 4% price increase on alkaline batteries in the U.S. phased in beginning May 1997, and lower manufacturing costs as a result of cost rationalization initiatives. Gross profit increased $12.7 million, or 29.8%, to $55.3 million in the three months ended September 30, 1997 from $42.6 million in the Transition Period, for these same reasons.

     Selling Expense. Selling expense increased $7.7 million, or 6.7%, to $122.1 million in fiscal 1997 from $114.4 million in the twelve months ended September 30, 1996 due primarily to increased marketing expense to support the launch of the Company's new graphics and packaging and increased consumer promotions on the old graphics and packaging to help retailers promote this product. These increases were partially offset by reduced advertising expense while the Company developed its new advertising program. Selling expense increased as a percentage of net sales to 28.2% in fiscal 1997 from 27.4% in the prior twelve months because of increased marketing expenses.

     General and Administrative Expense. General and administrative expense decreased $0.8 million, or 2.4%, to $32.2 million in fiscal 1997 from $33.0 million in the twelve months ended September 30, 1996 due in part to cost rationalization initiatives which included the elimination of the use of a corporate aircraft. These decreases were partially offset by the expense related to a new management incentive program implemented for fiscal 1997. There were no management incentives earned during the twelve months ended September 30, 1996. As a percentage of net sales, general and administrative expense decreased to 7.5% in fiscal 1997 from 7.9% in the prior twelve months.

     Research and Development Expense. Research and development expense increased $0.6 million, or 10.7%, to $6.2 million for fiscal 1997 from $5.6 million for the twelve months ended September 30, 1996 due primarily to the development of an on-the-label battery tester which the Company decided not to introduce.

     Recapitalization and Other Special Charges. During fiscal 1997, the Company recorded special charges of $3.0 million compared to $28.4 million recorded in the twelve months ended September 30, 1996 as discussed above under "Effect of Recapitalization." The current year amount represents the net charges for organizational restructuring in the United States, the discontinuation of certain manufacturing operations at the Company's Newton Aycliffe, United Kingdom facility and the discontinuation of certain manufacturing operations at the Company's facility in Kinston, North Carolina partially offset by a credit of $2.9 million related to the curtailment of the Company's defined benefit pension plan covering all domestic non-union employees.

     Income from Operations. Income from operations increased $35.9 million to $34.5 million in fiscal 1997 from a loss of $(1.4) million for the twelve months ended September 30, 1996. The Company's Recapitalization and other special charges decrease of $25.4 million in combination with increased gross profits were partially offset by increased operating expenses related to the new marketing and advertising programs discussed above.

     Interest Expense. Interest expense increased $14.0 million to $24.5 million in fiscal 1997 from $10.5 million in the prior twelve months due primarily to increased indebtedness associated with the Recapitalization and a write-off of $2.0 million of unamortized debt issuance costs related to the Bridge Notes the Company issued in September 1996 which were refinanced in fiscal 1997.

     Net Income. Net income increased $16.4 million to $6.2 million in fiscal 1997 from a net loss of $(10.2) million in the twelve months ended September 30, 1996 primarily due to increased income from operations as discussed above partially offset by increased interest expense due to the Recapitalization. The Company's effective tax rate for fiscal 1997 was 35.6% compared to an effective tax benefit rate of 31.0% for the prior twelve months due primarily to some of the Recapitalization expenses in the prior twelve months being non-tax deductible and the tax benefits of Rayovac International Corporation, a domestic international sales corporation ("DISC") owned by the shareholders in the prior twelve months. The DISC was terminated in August 1996 and replaced with Rayovac Foreign Sales Corporation, a foreign sales corporation ("FSC"), in fiscal 1997 which generated fewer tax benefits in fiscal 1997.

     Net income for the prior twelve months also decreased $1.6 million resulting from an extraordinary loss on the early retirement of debt related to the Recapitalization.


Fiscal Year Ended September 30, 1997 Compared to Transition Period Ended September 30, 1996
     Results of operations for fiscal 1997 include amounts for a twelve-month period, while results for the Transition Period include amounts for a three-month period. Results (in terms of dollars) for these periods are not directly comparable. Accordingly, management's discussion and analysis for these periods is generally based upon a comparison of specified results as a percentage of net sales.

     Net Sales. The Company's net sales increased $330.7 million to $432.6 million in fiscal 1997 from $101.9 million in the Transition Period due primarily to fiscal 1997 including twelve months compared to three months in the Transition Period. Sales during the Transition Period were unfavorably impacted by the pending sale of the Company.

     Gross Profit. Gross profit increased $155.4 million to $198.0 million in fiscal 1997 from $42.6 million in the Transition Period. As a percentage of net sales, gross profit increased to 45.8% in fiscal 1997 from 41.8% in the Transition Period due to selling more higher margin products like alkaline and hearing aid batteries in fiscal 1997, the alkaline price increase discussed above, and lower manufacturing costs attributed to cost rationalization initiatives.

     Selling Expense. Selling expense increased $94.3 million to $122.1 million in fiscal 1997 from $27.8 million in the Transition Period. As a percentage of net sales, selling expense increased to 28.2% in fiscal 1997 from 27.3% in the Transition Period due to increased promotional spending to support the new alkaline battery graphics and packaging, the new advertising program to build brand awareness and increased spending to gain new distribution.

     General and Administrative Expense. General and administrative expense increased $23.6 million to $32.2 million in fiscal 1997 from $8.6 million in the Transition Period. As a percentage of net sales, general and administrative expense decreased to 7.5% in fiscal 1997 from 8.4% in the Transition Period attributed to the effects of cost rationalization initiatives.

     Research and Development Expense. Research and development expense increased $4.7 million to $6.2 million in fiscal 1997 from $1.5 million in the Transition Period. As a percentage of net sales, research and development expense decreased slightly to 1.4% in fiscal 1997 from 1.5% in the Transition Period due primarily to the effects of the cost rationalization initiatives.

     Recapitalization and Other Special Charges. Recapitalization and other special charges decreased by $25.4 million, or 89.4%, to $3.0 million in fiscal 1997 from $28.4 million in the Transition Period which is explained above in the discussion of fiscal 1997 compared to the twelve months ended September 30, 1996.

     Income (loss) from Operations. Income (loss) from operations increased $58.2 million to $34.5 million in fiscal 1997 from $(23.7) million in the Transition Period. As a percentage of net sales, income (loss) from operations increased to 8.0% in fiscal 1997 from (23.3)% in the Transition Period for the reasons discussed above.

     Net Income (loss). Net income (loss) for fiscal 1997 increased $27.1 million to $6.2 million from $(20.9) million in the Transition Period. As a percentage of net sales, net income (loss) increased to 1.4% in fiscal 1997 from (20.5)% in the Transition Period primarily due to significant Recapitalization and other special charges in the Transition Period. In addition, an extraordinary loss on the early retirement of debt decreased net income in the Transition Period by $1.6 million, net of income taxes. The effective tax rate for fiscal 1997 was 35.6% compared to 31.6% in the Transition Period due primarily to some of the Recapitalization expenses being non-tax deductible in the Transition Period.



Transition Period Ended September 30, 1996 Compared to Three Months Ended September 30, 1995
     Net Sales. The Company's net sales decreased $5.4 million, or 5.0%, to $101.9 million in the Transition Period from $107.3 million in the three months ended September 30, 1995 (the "Prior Fiscal Year Period") primarily due to decreased sales to the food and drug store retail channels and the Company having made sales to certain retail customers in connection with promotional orders after the Transition Period which were made during the Prior Fiscal Year Period.

     Gross Profit. Gross profit decreased $0.6 million, or 1.4%, to $42.6 million in the Transition Period from $43.2 million in the Prior Fiscal Year Period, primarily as a result of decreased sales in the Transition Period, as discussed above. Gross profit increased as a percentage of net sales to 41.8% in the Transition Period from 40.3% in the Prior Fiscal Year Period due primarily to a lower proportion of promotion sales as discussed above.

     Selling Expense. Selling expense decreased $2.1 million, or 7.0%, to $27.8 million in the Transition Period from $29.9 million in the Prior Fiscal Year Period, primarily due to decreased advertising expense in the Transition Period.

     General and Administrative Expense. General and administrative expense increased $1.2 million, or 16.2%, to $8.6 million in the Transition Period from $7.4 million in the Prior Fiscal Year Period, primarily as a result of the Company having incurred certain expenditures during the Transition Period which were incurred subsequent to the Prior Fiscal Year Period.

     Research and Development Expense. Research and development expense increased $0.2 million, or 15.4%, to $1.5 million in the Transition Period from $1.3 million in the Prior Fiscal Year Period, primarily as a result of increased product development efforts.

     Recapitalization and Other Special Charges. During the Transition Period, the Company recorded charges of $28.4 million, including non-recurring charges related to the Recapitalization and other special charges.

     Non-recurring charges of $12.3 million related to the Recapitalization include (i) $5.0 million of advisory, legal and consulting fees and (ii) $7.3 million of stock option compensation, severance payments and employment contract settlements for the benefit of certain present and former officers, directors and management of the Company.

     Other special charges of $16.1 million include (i) $2.7 million of charges related to the discontinuation of manufacturing operations at the Company's Newton Aycliffe, United Kingdom facility; (ii) $1.7 million of charges for deferred compensation plan obligations to former officers of the Company resulting from the curtailment of the plan; (iii) $1.5 million of charges reflecting the present value of lease payments for land which new management determined would not be used for any future productive purpose; (iv) $5.6 million in costs and asset writedowns principally related to changes in Renewal Power Station pricing strategies adopted by new management subsequent to the Recapitalization and prior to September 30, 1996; and (v) $4.6 million of termination benefits and other charges.

     Income (loss) from Operations. Income (loss) from operations decreased $28.3 million to $(23.7) million in the Transition Period from $4.6 million in the Prior Fiscal Year Period for the reasons discussed above.

     Net Income (loss). Net income (loss) for the Transition Period decreased $22.3 million to $(20.9) million from $1.4 million in the Prior Fiscal Year Period, primarily because of non-recurring charges related to the Recapitalization and other special charges discussed above. In addition, amortization of deferred finance charges related to the Bridge Notes and an extraordinary loss on the early retirement of debt decreased net income in the Transition Period by $2.6 million, net of income taxes.


Transition Period Ended September 30, 1996 Compared to Fiscal Year Ended June 30, 1996
     Results of operations for the Transition Period Ended September 30, 1996 include amounts for a three-month period, while results for the fiscal year ended June 30, 1996 include amounts for a twelve-month period. Results (in terms of dollar amounts) for these periods are not directly comparable. Accordingly, management's discussion and analysis for these periods is generally based upon a comparison of specified results as a percentage of net sales.

     Net Sales. The Company's net sales decreased $321.5 million, or 75.9%, to $101.9 million in the Transition Period from $423.4 million in fiscal 1996 because the Transition Period included only three months of net sales as compared to twelve months in fiscal 1996. Overall pricing was relatively constant between the two periods.

     Gross Profit. Gross profit decreased $141.4 million, or 76.8%, to $42.6 million in the Transition Period from $184.0 million in fiscal 1996. As a percentage of net sales, gross profit decreased to 41.8% in the Transition Period from 43.5% in fiscal 1996, primarily because the products sold during the Transition Period carried a higher average unit cost than the overall average unit cost of products sold in fiscal 1996 due to seasonal sales trends.


     Selling Expense. Selling expense decreased $88.7 million, or 76.1%, to $27.8 million in the Transition Period from $116.5 million in fiscal 1996. As a percentage of net sales, selling expenses decreased to 27.3% in the Transition Period from 27.5% in fiscal 1996, primarily as a result of decreased advertising expense in the Transition Period.

     General and Administrative Expense. General and administrative expense decreased $23.2 million, or 73.0%, to $8.6 million in the Transition Period from $31.8 million in fiscal 1996. As a percentage of net sales, general and administrative expense increased to 8.4% in the Transition Period from 7.5% in fiscal 1996, primarily as a result of the effects of seasonal sales trends in the Transition Period.

     Research and Development Expense. Research and development expense decreased $3.9 million, or 72.2%, to $1.5 million in the Transition Period from $5.4 million in fiscal 1996. As a percentage of net sales, research and development expense increased to 1.5% in the Transition Period from 1.3% in fiscal 1996, primarily as a result of increased support for ongoing product development efforts.

     Recapitalization and Other Special Charges. During the Transition Period ended September 30, 1996, the Company recorded charges totalling $28.4 million, including non-recurring charges related to the Recapitalization and other special charges. Non-recurring charges of $12.3 million related to the Recapitalization include (i) $5.0 million of advisory, legal and consulting fees and (ii) $7.3 million of stock option compensation, severance payments and employment contract settlements for the benefit of certain present and former officers, directors and management of the Company.

     Other special charges of $16.1 million include (i) $2.7 million of charges related to the discontinuation of manufacturing operations at the Company's Newton Aycliffe, United Kingdom facility; (ii) $1.7 million of charges for deferred compensation plan obligations to former officers of the Company resulting from the curtailment of the plan; (iii) $1.5 million of charges reflecting the present value of lease payments for land which new management determined would not be used for any future productive purpose; (iv) $5.6 million in costs and asset writedowns principally related to changes in Renewal Power Station pricing strategies adopted by new management subsequent to the Recapitalization and prior to September 30, 1996; and (v) $4.6 million of termination benefits and other charges.

     Income (loss) from Operations. Income (loss) from operations decreased $54.0 million, or 178.2%, to $(23.7) million in the Transition Period from $30.3 million in fiscal 1996. As a percentage of net sales, income (loss) from operations decreased to (23.3)% in the Transition Period from 7.2% in fiscal 1996 for the reasons discussed above.

     Net Income (loss). Net income (loss) decreased $35.2 million, or 246.2%, to $(20.9) million for the Transition Period from $14.3 million in fiscal 1996. As a percentage of net sales, net income (loss) decreased to (20.5)% in the Transition Period from 3.4% in fiscal 1996, primarily because of non-recurring charges related to the Recapitalization and other special charges discussed above. In addition, amortization of deferred finance charges related to the Bridge Notes and an extraordinary loss on the early retirement of debt decreased net income in the Transition Period by $2.6 million, net of income taxes.


Fiscal Year Ended June 30, 1996 Compared to Fiscal Year Ended June 30, 1995
     Net Sales. The Company's net sales increased $8.2 million, or 2.0%, to $423.4 million in fiscal 1996 from $415.2 million in fiscal 1995, primarily due to higher unit sales of hearing aid batteries, Renewal rechargeable batteries and alkaline batteries, offset in part by decreases in unit sales of heavy duty and lantern batteries. Overall pricing was relatively constant between the two periods. Sales of hearing aid batteries increased as a result of unit sales growth in the overall hearing aid battery market as well as increased penetration by the Company's Loud'n Clear line of hearing aid batteries and the introduction of a new miniature size battery, used in hearing aids that fit completely in the ear. Unit sales of Renewal rechargeable alkaline batteries increased as a result of increased consumer awareness of the benefits of Renewal over nickel-cadmium household rechargeable batteries and disposable batteries and as replacement sales increased to retailers who had sold through their high levels of fiscal 1995 Renewal inventory. The Company's unit sales of alkaline batteries increased as the Company participated to a certain extent in the continued overall growth in the market for alkaline batteries. Unit sales of heavy duty batteries decreased due to the continued worldwide migration away from heavy duty batteries and toward alkaline batteries while unit sales of lantern batteries also decreased due to an overall decline in the lantern battery market.

     Gross Profit. Gross profit increased $5.9 million, or 3.3%, to $184.0 million in fiscal 1996 from $178.1 million in fiscal 1995. Gross profit increased as a percentage of net sales to 43.5% in fiscal 1996 from 42.9% in fiscal 1995. These increases are primarily attributable to increased sales of higher margin products such as Renewal rechargeable batteries and hearing aid batteries. In addition, the Company experienced manufacturing cost improvements, particularly for alkaline battery raw materials related to the Fennimore Expansion as discussed above.

     Selling Expense. Selling expense increased $7.8 million, or 7.2%, to $116.5 million in fiscal 1996 from $108.7 million in fiscal 1995. Selling expense as a percentage of net sales increased to 27.5% in 1996 from 26.2% in 1995. These increases are primarily attributable to increased advertising costs to promote the Renewal product line as discussed above.

     General and Administrative Expense. General and administrative expense decreased $1.1 million, or 3.3%, to $31.8 million in fiscal 1996 from $32.9 million in fiscal 1995. General and administrative expense as a percentage of net sales decreased from 7.9% in fiscal 1995 to 7.5% in fiscal 1996. These decreases occurred primarily because the $4.0 million payment of management incentives in 1995 was not repeated in fiscal 1996.

     Research and Development Expense. Research and development expense increased $0.4 million, or 8.0%, to $5.4 million in fiscal 1996 from $5.0 million in fiscal 1995 as a result of continued support for ongoing product development efforts.

     Income from Operations. Income from operations decreased $1.2 million, or 3.8%, to $30.3 million, or 7.2% of net sales in fiscal 1996, from $31.5 million, or 7.6% of net sales, in fiscal 1995 for the reasons discussed above.

     Net Income. Net income decreased $2.1 million, or 12.8%, to $14.3 million for fiscal 1996 from $16.4 million in fiscal 1995, principally as a result of decreased income from operations and higher effective tax rates, which increased from 27.4% in 1995 to 32.9% in 1996. The Company's effective income tax rates in fiscal 1996 and fiscal 1995 were impacted by the income tax benefits of Rayovac International Corporation, a domestic international sales corporation ("DISC") owned by the Company's shareholders, and fiscal 1995 was also impacted by the utilization of a foreign net operating loss carryforward.



Liquidity and Capital Resources
     For fiscal 1997, net cash provided by operating activities increased $9.7 million to $35.7 million from $26.0 million for the prior twelve months due primarily to increased focus on working capital management and increased earnings from operations partially offset by the payment of Recapitalization and other special charges accrued during the prior twelve months.

     Capital expenditures for fiscal 1997 were $10.9 million, an increase of $2.5 million from the prior twelve months, due primarily to new computer information systems purchased in September 1997. Capital expenditures for fiscal 1996 and the Transition Period reflected maintenance level spending. Spending will continue on the new computer systems in fiscal 1998 with implementation currently planned in calendar 1998. Capital expenditures for fiscal 1998 are expected to increase to approximately $23.0 million due to alkaline capacity expansion, alkaline vertical integration programs, and the new computer information systems.


     Since the Recapitalization, the Company's primary capital requirements have been for debt service, working capital, and capital expenditures. The Company believes that cash flow from operating activities and periodic borrowings under its existing credit facilities will be adequate to meet the Company's short-term and long-term liquidity requirements prior to the maturity of those credit facilities, although no assurance can be given in this regard. The Company's current credit facilities include a revolving credit facility of $65.0 million of which $4.5 million was outstanding at September 30, 1997, and approximately $0.6 million was utilized for outstanding letters of credit. After giving effect to the Offerings and the application of net proceeds therefrom, the Company will have approximately $49.1 million outstanding under the term loans pursuant to the Company's credit facilities which will be subject to quarterly amortization. See "Risk Factors--Substantial Leverage" and "Description of Certain Indebtedness."


     The Company is subject to various federal, state, local and foreign environmental laws and regulations in the jurisdictions in which it operates, including laws and regulations relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Except for liabilities related to the Velsicol Chemical and Morton International proceedings described under "Business--Environmental Matters" as to which the Company cannot predict the impact of such liabilities, the Company does not currently anticipate any material adverse effect on its operations or financial condition or any material capital expenditure as a result of its efforts to comply with environmental laws and as of September 30, 1997 had reserved $1.8 million for known on-site and off-site environmental liabilities. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. The Company has been identified as a PRP under CERCLA or similar state laws with respect to the past disposal of waste and is a party to two lawsuits as to which there is insufficient information to make a judgment as to the likelihood of a material impact on the Company's operations, financial condition or liquidity at this time. The Company may be named as a PRP at additional sites in the future, and the costs associated with such additional or existing sites may be material. In addition, certain of the Company's facilities have been in operation for decades and, over such time, the Company and other prior operators of such facilities have generated and disposed of wastes which are or may be considered hazardous such as cadmium and mercury utilized in the battery manufacturing process. See "Risk Factors--Environmental Matters" and "Business--Environmental Matters." The Company engages in hedging transactions in the ordinary course of its business. See Note 2.o. to Notes to Consolidated Financial Statements.



Impact of Recently Issued Accounting Standards
     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). FAS 128 will be effective for periods ending after December 15, 1997, and specifies the computation, presentation, and disclosure requirements for earnings per share. Adoption of this accounting standard is not expected to have a material effect on the earnings per share computations of the Company assuming the current capital structure.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("FAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. FAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is evaluating the effect of this pronouncement on its consolidated financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131"), which is effective for financial statements for periods beginning after December 15, 1997. FAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is evaluating the effect of this pronouncement on its consolidated financial statements.

                                   BUSINESS


General
     The Company is the leading value brand and the third largest domestic manufacturer of general batteries (including alkaline, heavy duty and rechargeable alkaline), and is the leading worldwide manufacturer of hearing aid batteries. The Company is also the leading domestic manufacturer of rechargeable household batteries, heavy duty batteries and certain other specialty batteries, including lantern batteries and lithium batteries for personal computer clocks and memory backup. In addition, the Company is a leading marketer of battery-powered lighting products. Originally introduced in 1921, the Rayovac brand is a well recognized name in the battery industry. The Company attributes the longevity and strength of its brand name to its high-quality products and to the success of its marketing and merchandising initiatives.

     The Company has established its position as the leading value brand in the U.S. general alkaline battery market by focusing on the mass merchandiser channel. The Company achieved this position by (i) offering batteries with quality and performance substantially equivalent to batteries offered by its principal competitors at a lower price, (ii) emphasizing innovative in-store merchandising programs, and (iii) offering retailers attractive margins. The Company has established its position as the leader in various specialty battery niche markets through (i) continual technological advances, (ii) creative distribution and marketing, and (iii) strong relationships with industry professionals and manufacturers. The Company sells and distributes its products in several channels including mass merchandisers, food and convenience stores, drug and specialty retailers, hardware/home centers, department stores, hearing aid professionals, industrial and government/OEM. The Company markets all of its branded products under the Rayovac(R) name and selected products under sub-brand names such as MAXIMUM(TM), Renewal(R), Loud'n Clear(R), ProLine(R), Lifex(TM), Power Station(R), Workhorse(R), and
Roughneck(R).


Business Strategy

     In September 1996, pursuant to the Recapitalization, affiliates of the Thomas H. Lee Company acquired beneficial ownership of approximately 80% of the outstanding Common Stock of Rayovac. David A. Jones was hired as Chief Executive Officer of the Company to implement a new business strategy focused on (i) reinvigorating the Rayovac brand name by raising consumer brand awareness through, among other things, focused marketing and advertising, (ii) growing Rayovac's market share by expanding distribution into new channels, increasing sales to under-penetrated channels and customers, launching new products, and selectively pursuing acquisitions and alliances, (iii) reducing costs by rationalizing manufacturing and distribution, better utilizing existing plant capacity, outsourcing products where appropriate, reducing working capital, and downsizing corporate overhead, and (iv) improving employee productivity by reorganizing workflow to support the business units, implementing modern information systems, increasing training and education, and implementing a pay-for-performance culture.


     To implement its new strategy, the Company has undergone a significant transformation since the Recapitalization.



     Strengthened Senior Management Team. In addition to Mr. Jones, three experienced senior managers were recruited to fill key positions: Kent J. Hussey, Executive Vice President of Finance and Administration and Chief Financial Officer; Merrell M. Tomlin, Senior Vice President of Sales; and Stephen P. Shanesy, Senior Vice President of Marketing and General Manager of General Batteries. The new senior managers have over 70 years of collective experience in the consumer products industry. In addition, the current management team includes several key members who served the Company prior to the Recapitalization, providing continuity and retaining significant battery industry expertise. After giving effect to the Offerings, the eight executive officers of the Company will beneficially own 12.4% of the outstanding Common Stock on a fully diluted basis.



     Reorganized Sales, Marketing and Administration by Distribution
Channel. Rayovac has realigned its marketing department, sales organization, supply chain and support functions along major distribution channels, including mass merchandisers, food and convenience stores, drug and specialty retailers, hardware/home centers, department stores, hearing aid professionals, industrial and government/OEM. The Company believes that sales to under-penetrated channels should increase as the dedicated teams focus on implementing channel specific marketing strategies, sales promotions and customer service initiatives.

     Launched New Sales and Marketing Programs. Rayovac has developed and is in the process of implementing broad new marketing initiatives designed to reinvigorate the Rayovac brand name. Major steps completed to date include: (i) the selection of Young & Rubicam as the Company's new advertising agency and the development of its first major national advertising campaign for general battery products, (ii) the launch of a new and improved alkaline product line under the MAXIMUM sub-brand, (iii) the redesign of all product graphics and packaging to convey a high quality image and emphasize the Rayovac brand name, (iv) the extension of the Company's existing contract with Michael Jordan to include his representation for all Rayovac products, (v) the restructuring of the Company's sales representative network, and (vi) the implementation of a 4% price increase for alkaline general battery products in May 1997.


     Outsourced Certain Non-Manufacturing Operations. Since the Recapitalization, the Company has outsourced a number of non-manufacturing operations, including mainframe computer operations, graphic design and production, packaging design and payroll processing. As a result, the Company has reduced costs and increased profitability, while improving services and operations.


     Rationalized Manufacturing and Other Costs. In March 1997, the Company transferred the manufacture of round cell batteries from its Newton Aycliffe, United Kingdom facility to its Wisconsin manufacturing plants. In August 1997, it closed its Kinston, North Carolina facility and transferred production to its Wonewoc, Wisconsin lighting products plant and to Far Eastern suppliers. The Company also implemented a significant organizational restructuring in the United States and United Kingdom and undertook additional measures to rationalize the Company's manufacturing, distribution and other overhead costs. Additionally, the Company eliminated costs associated with the use of a corporate aircraft. The Company estimates these initiatives should result in aggregate annual savings of $8.6 million. The Company believes that its current manufacturing capacity remains sufficient to meet its anticipated production requirements.

     Reorganized Information Systems. The Company has completed an initial reorganization of its information systems function by (i) hiring an experienced Chief Information Officer, (ii) outsourcing mainframe computer operations,
(iii) completing an enterprise software system analysis, and (iv) retaining Electronic Data Systems to modernize and upgrade its data processing and telecommunications infrastructure. The Company has purchased from SAP and begun implementing an enterprise-wide, integrated information system to upgrade and modernize its business operations, the majority of which is expected to be substantially completed by late 1998. When fully implemented, this system is expected to reduce cycle times, lower manufacturing and administrative costs, improve both asset and employee productivity and address the Year 2000 issue.



Growth Strategy
     Rayovac believes it has significant growth opportunities in its businesses and has developed corporate and market segment strategies aimed at increasing sales, profits and market share. Key elements of the Company's growth strategy are as follows:

     Reinvigorate the Rayovac Brand Name. The brand, originally introduced in 1921, has wide recognition in all markets where the Company competes, but has lower awareness than the more highly advertised Duracell and Energizer brands. The Company is committed to reinvigorating the Rayovac brand name after many years of underdevelopment. The Company has initiated an integrated advertising campaign using significantly higher levels of TV and print media. The campaign is designed to increase awareness of the Rayovac brand and to heighten customers' perceptions of the quality, performance and value of Rayovac products. The Company intends to continue building its brand name to increase sales of all its products. In 1997, the Company launched a reformulated alkaline battery, Rayovac MAXIMUM, supported by new graphics, new packaging, a new advertising campaign, and aggressive introductory retail promotions. This focused marketing approach is specifically designed to raise consumer awareness and increase retail sales.

     Leverage Value Brand Position. Rayovac believes it has a unique position in the general battery market as the value brand in an industry in which the leading three brands (Duracell, Energizer and Rayovac) account for approximately 90% of sales. The Company's strategy is to provide products of quality and performance equal to its major competitors in the general battery market at a lower price, appealing to a large segment of the population desiring a value brand. To demonstrate its value positioning, Rayovac offers comparable battery packages at a lower price or, in some cases, more batteries for the same price.


     Expand Retail Distribution. Historically the Company had focused its sales and marketing efforts on the mass merchandiser channel which accounted for 41% of industry sales growth in the domestic alkaline battery market over the past five years. As a result, the Company has achieved a 19% share of domestic alkaline battery unit sales through mass merchandisers. However, this narrow focus contributed to much lower market share in all other retail channels which represent a market of $1.7 billion or 70% of the general battery market. The Company believes its value brand positioned products and innovative merchandising programs make it an attractive supplier to these channels. The Company has reorganized its marketing, sales, and sales representative organizations by channel in order to grow market share by (i) gaining new customers, (ii) penetrating existing customers with a larger assortment of products, (iii) introducing new products, and (iv) utilizing more aggressive and channel specific promotional programs.


     Further Capitalize on Worldwide Leadership in Hearing Aid Batteries. The Company seeks to increase its 50% worldwide market share in the hearing aid battery segment, as it has done consistently for the past 10 years, by leveraging its leading technology and its dedicated and focused sales and marketing organizations. Rayovac is the only hearing aid battery manufacturer to advertise its products and plans to continue to utilize Arnold Palmer as its spokesperson in its print media campaign. Rayovac has also recently introduced large multi-packs of hearing aid batteries which have rapidly gained consumer favor.


     Reposition the Renewal Rechargeable Alkaline Battery. The Company's Renewal rechargeable battery is the only rechargeable alkaline battery in the U.S. market, commanding a 66% market share of the rechargeable household battery market through mass merchandisers, food and drug stores for the 52 weeks ended July 5, 1997. Since the Recapitalization, management has lowered the price of Renewal rechargers by 33% to encourage consumers to purchase the system and shifted Renewal's marketing message from its environmental benefits to its money-saving benefits. Renewal batteries present a value proposition to consumers because Renewal batteries can be recharged over 25 times, providing 10 times the energy of disposable alkaline batteries at only twice the retail price. In addition, alkaline rechargeables are superior to nickel cadmium rechargeables (the primary competing technology) because they provide more energy between charges, are sold fully charged, retain their charge longer and are environmentally safer.


     Introduce New Niche Products. The Company has developed leading positions in several important niche markets, including those for lantern batteries and lithium coin cells for personal computer memory back-up. The Company intends to continue selectively pursuing opportunities to exploit under-served niche markets, as well as further develop recent initiatives including the sales and marketing of photo and keyless entry batteries. In the lighting products segment, the Company is introducing a number of attractively designed new products over the next twelve months and intends to bring new products to the market in the future on a six-month cycle. New products have been proven to be a key element in gaining market share for lighting products.


     Develop New Markets. The Company intends to leverage its existing resources to expand its business into new markets for batteries and related products both domestically and internationally. The Company expects to pursue a strategy of selective acquisitions and regularly considers potential acquisition candidates. These acquisitions may focus on expansion into new geographic markets, technologies or product lines and, in addition, such acquisitions may be of a significant size and could involve domestic or international parties. See "Risk Factors--Risks Associated with Future Acquisitions."

Battery Industry
     The U.S. battery industry had aggregate sales in 1996 of approximately $4.2 billion as set forth below.



1996 U.S. Battery Industry Sales              (In billions)
   Retail:
    General    ...........................       $ 2.4
    Hearing aid   ........................         0.2
    Other specialty  .....................         0.8
   Industrial, OEM and Government   ......         0.8
                                                 ------
       Total   ...........................       $ 4.2
                                                 ======



     Retail sales of general batteries represented $2.4 billion of aggregate U.S. battery industry sales in 1996. As set forth below, this segment has experienced steady growth, with compound annual unit sales growth since 1990 of


[line chart]
                         RETAIL GENERAL BATTERY MARKET
                         Total Retail General Batteries
                         ------------------------------

               Dollars             Units
               (Millions)          (Millions)
1990           1834                2225
1991           1912                2358
1992           2003                2543
1993           2099                2715
1994           2192                2910
1995           2310                3071
1996           2497                3250

Source: A.C. Nielsen Scanner Data
        A.C. Nielsen Consumer Panel Data





     The U.S. battery industry is dominated by three manufacturers, (Duracell, Energizer and Rayovac) each of which manufactures and markets a wide variety of batteries. Together, these three accounted for approximately 90% of the U.S. retail general battery market in the 52 weeks ended July 5, 1997. Retail sales of general and specialty batteries represent the largest portion of the U.S. battery industry, accounting for approximately 80% of sales in 1996. Batteries are popular with many retailers because they provide attractive profit margins. As batteries are an impulse purchase item, increasing display locations in stores tends to generate increased sales.


     The growth in retail sales of general batteries in the U.S. is largely due to (i) the popularity and proliferation of battery-powered devices (such as remote controls, personal radios and cassette players, pagers, portable compact disc players, electronic and video games and battery-powered toys), (ii) the miniaturization of battery-powered devices, which has resulted in consumption of a larger number of smaller batteries, and (iii) increased purchases of multiple-battery packages for household "pantry" inventory. These factors have increased the average household usage of batteries from an estimated 23 batteries per year in 1986 to an estimated 35 batteries per year in 1996.


     Similar to general retailing trends, increased battery sales through mass merchandisers and warehouse clubs have driven the overall growth of retail battery sales. Mass merchandisers accounted for 53% of the total increase in general battery retail dollar sales from 1992 through 1996 and, together with warehouse clubs, accounted for 43% of total retail battery sales in 1996.

     In 1996, U.S. and worldwide retail sales of hearing aid batteries were approximately $205 million and $530 million, respectively, and have grown at a compound annual growth rate of 7% and 5%, respectively, over the last five years. Growth in the hearing aid battery market has been driven by an aging population; increases in hearing instrument device sales driven by technological advances, including miniaturization, which provides higher cosmetic appeal and improved amplification; and the higher replacement rates of smaller hearing instruments.

     Other markets in which the Company operates include those for replacement watch and calculator batteries, which had worldwide sales of approximately $920 million in 1996, photo batteries, which had worldwide sales of approximately $600 million in 1996 and lithium coin cells, which had worldwide sales of approximately $50 million in 1996.

Products
     Rayovac develops, manufactures and markets a wide variety of batteries and battery-powered lighting devices. The Company's broad line of products includes
(i) general batteries (including alkaline, heavy duty and rechargeable alkaline batteries) and specialty batteries (including hearing aid, watch, photo, keyless entry, and personal computer clock and memory back-up batteries) and
(ii) lighting products and lantern batteries. General batteries (D, C, AA, AAA and 9-volt sizes) are used in devices such as radios, remote controls, personal radios and cassette players, pagers, portable compact disc players, electronic and video games and battery-powered toys, as well as a variety of battery-powered industrial applications. Of the Company's specialty batteries, button cells are used in smaller devices (such as hearing aids and watches), lithium coin cells are used in cameras, calculators, communication equipment, medical instrumentation and personal computer clocks and memory back-up systems, and lantern batteries are used almost exclusively in battery-powered lanterns. The Company's lighting products include flashlights, lanterns and similar portable products.


     Net sales data for the Company's products as a percentage of net sales for fiscal 1995, fiscal 1996, the Transition Period and fiscal 1997 are set forth below.





                                                                Percentage of Company Net Sales
                                                   ----------------------------------------------------------
                                                                               Transition       Fiscal Year
                                                    Fiscal Year June 30,      Period Ended         Ended
                                                   -----------------------    September 30,     September 30,
                                                      1995         1996           1996              1997
Product Type                                       ----------   ----------   ---------------   --------------
Battery Products:
Alkaline .......................................      43.4%        43.6%           41.4%            45.0%
Heavy Duty  ....................................      14.1         12.2            12.7             10.4
Rechargeable Batteries  ........................       5.6          7.1             5.1              5.5
Hearing Aid    .................................      12.7         14.6            14.3             14.8
Other Specialty Batteries  .....................      10.0          8.6            10.1              9.8
                                                    ------       ------          ------           ------
  Total  .......................................      85.8         86.1            83.6             85.5
Lighting Products and Lantern Batteries   ......      14.2         13.9            16.4             14.5
                                                    ------       ------          ------           ------
  Total  .......................................     100.0%       100.0%          100.0%           100.0%
                                                    ======       ======          ======           ======


Battery Products
     A description of the Company's major battery products including their typical uses is set forth below.


-----------------------------------------------------------------------------------------------------------------------------------
                              General Batteries              Hearing Aid          Other Specialty Batteries          Lantern
                                                              Batteries                                             Batteries
-----------------------------------------------------------------------------------------------------------------------------------
 Technology         Alkaline            Zinc              Zinc Air          Lithium            Silver             Zinc
-----------------------------------------------------------------------------------------------------------------------------------
 Types/             - Disposable        - Heavy Duty      --                --                 --                 Lantern (Zinc
 Common             - Rechargeable      (Zinc Chloride)                                                           Chloride and
 Name:                                                                                                            Zinc Carbon)
-----------------------------------------------------------------------------------------------------------------------------------
 Brand; Sub-brand   Rayovac; MAXIMUM,   Rayovac           Rayovac; Loud'n   Rayovac; Lifex     Rayovac            Rayovac
 Names(1):          Renewal, Power                        Clear, ProLine
                    Station
-----------------------------------------------------------------------------------------------------------------------------------
 Sizes:             D, C, AA, AAA, 9-volt(2) for both     5 sizes           5 primary sizes    10 primary sizes   Standard
                    Alkaline and Zinc                                                                             lantern
-----------------------------------------------------------------------------------------------------------------------------------
 Typical            All standard household applications   Hearing           Personal com-      Watches            Beam lanterns
 Uses:              including pagers, personal radios     aids              puter clocks and                      Camping
                    and cassette players, remote con-                       memory back-up                        lanterns
                    trols and a wide variety of
                    industrial applications
-----------------------------------------------------------------------------------------------------------------------------------

(1) The Company also produces and supplies private label brands in selected categories.

(2) The Company does not produce 9-volt rechargeable batteries.

     Products

     Alkaline Batteries. Alkaline batteries are based on technology which first gained widespread application during the 1980s. Alkaline batteries provide greater average energy per cell and considerably longer service life than traditional zinc chloride (heavy duty) or zinc carbon (general purpose) batteries, the dominant battery types throughout the world until the 1980s. Alkaline performance superiority has resulted in alkaline batteries steadily displacing zinc chloride and zinc carbon batteries. In the domestic retail general battery market, for instance, alkaline batteries represented approximately 87% of total battery unit sales in the 52 weeks ended July 5, 1997, despite higher per battery prices than zinc batteries.

     Rayovac produces a full line of alkaline batteries including D, C, AA, AAA and 9-volt size batteries for both consumers and industrial customers. The Company's alkaline batteries are marketed and sold primarily under the Rayovac MAXIMUM brand, although the Company also engages in limited private label manufacture of alkaline batteries. AA and AAA size batteries are often used with smaller electronic devices such as remote controls, photography equipment, personal radios and cassette players, pagers, portable compact disc players and electronic and video games. C and D size batteries are generally used in devices such as flashlights, lanterns, radios, cassette players and battery-powered toys. 9-volt size batteries are generally used in fire alarms, smoke detectors and communication devices.


     The Company regularly tests the performance of its alkaline batteries against those of its competitors across a number of applications and battery sizes using American National Standards Institute ("ANSI") testing criteria, the standardized testing criteria generally used by industry participants to evaluate battery performance, as well as its own specific product device testing, which the Company believes may provide more relevant information to consumers. Although relative performance varies based on battery size and device tests, the average performance of the Company's alkaline batteries and those of its competitors are substantially equivalent. The Company's performance comparison results are corroborated by published independent test results.


     For the 52 weeks ended July 5, 1997, the Company had an 11% overall alkaline battery unit market share and a 19% alkaline battery unit market share within the mass merchandiser retail channel.


     Heavy Duty Batteries. Heavy duty batteries include zinc chloride batteries designed for low and medium-drain devices such as lanterns, flashlights, radios and remote controls. The Company produces a full line of heavy duty batteries, although AA, C and D size heavy duty batteries together accounted for 90% of the Company's heavy duty battery sales in fiscal 1996.


     The Company had a 46% unit market share in the heavy duty battery market through mass merchandisers, food and drug stores for the 52 weeks ended July 5, 1997. Generally, the size of the heavy duty battery market has been decreasing because of increased sales of alkaline batteries for uses traditionally served by non-alkaline batteries.

     Rechargeable Batteries. The Company's Renewal rechargeable battery is the only rechargeable alkaline battery in the U.S. market, commanding a 66% market share of the rechargeable household battery market through mass merchandisers, food and drug stores for the 52 weeks ended July 5, 1997. Since the Recapitalization, management has lowered the price of Renewal rechargers by 33% to encourage consumers to purchase the system and shifted Renewal's marketing message from its environmental benefits to its money-saving benefits. Renewal batteries present a value proposition to consumers because they can be recharged over 25 times, providing 10 times the energy of disposable alkaline batteries at only twice the retail price. In addition, alkaline rechargeables are superior to nickel cadmium rechargeables (the primary competing technology) because they provide more energy between charges, are sold fully charged, retain their charge longer and are environmentally safer. Certain technology underlying the Company's Renewal line of rechargeable alkaline batteries could be made available to the Company's competitors under certain circumstances. See "Risk Factors--Limited Intellectual Property Protection."

     Hearing Aid Batteries. The Company was the largest worldwide seller of hearing aid batteries in fiscal 1996, with a market share of approximately 50%. This strong market position is the result of hearing aid battery products with advanced technological capabilities, consistent product performance, a strong distribution system and an extensive marketing program. Hearing aid batteries are produced in several sizes and are designed for use with various types and sizes of hearing aids. The Company produces five sizes and two types of zinc air button cells for use in hearing aids, which are sold under the Loud'n Clear and ProLine brand names and under several private labels, including Beltone, Miracle Ear and Siemens. Zinc air is a highly reliable, high energy density, lightweight battery system with performance superior to that of traditional hearing aid batteries. The Company was the pioneer and currently is the leading manufacturer of the smallest (5A and 10A size) hearing aid batteries. The Company's zinc air button cells offer consistently strong performance, capacity and reliability based on ANSI testing criteria as applied by the Company.


     Other Specialty Batteries. The Company's other specialty battery products include non-hearing aid button cells, lithium coin cells, photo batteries and keyless entry batteries. The Company produces button and coin cells for watches, cameras, calculators, communications equipment and medical instrumentation. The Company's market shares within each of these categories vary. The Company's Lifex lithium coin cells are high-quality lithium batteries with certain performance advantages over other lithium battery systems. These products are used in calculators and personal computer clocks and memory back-up systems. Lifex lithium coin cells have outstanding shelf life and excellent performance. The Company believes that the market for lithium personal computer memory back-up batteries has significant growth potential due to growth in the personal computer market.


     Battery Merchandising and Advertising

     Alkaline and Rechargeable Batteries. Since the Recapitalization, the Company has substantially revised its merchandising and advertising strategies for general batteries. Key elements of the Company's strategies include: building the awareness and image of the Rayovac brand name; focusing on the reformulated MAXIMUM alkaline product line; improving consumer perceptions of the quality and performance of the Company's products; upgrading and unifying product packaging; and solidifying the Company's position as the value brand by offering batteries of equal quality and performance at a lower price than those offered by its principal competitors. The Company's strategy is to provide products of quality and performance equal to its major competitors in the general battery market at a lower price, appealing to a large segment of the population desiring a value brand. To demonstrate its value positioning, Rayovac offers comparable battery packages at a lower price or, in some cases, more batteries for the same price. The Company also works with individual retail channel participants to develop unique merchandising programs and promotions and to provide retailers with attractive profit margins to encourage retailer brand support.

     In response to the introduction by the Company's principal competitors in the U.S. general battery market of on-the-label battery testers for alkaline batteries, the Company developed an on-the-label tester for the Company's alkaline batteries. Based on the Company's consumer testing which indicated that such testers are difficult to use, prone to failure and do not represent a significant marketing advantage, management decided not to proceed with the implementation of such testers.

     In the three fiscal years prior to the Recapitalization, the Company spent substantially all of its advertising budget on its Renewal product line. The Company's current advertising campaign designed by Young & Rubicam, the Company's new advertising agency, has shifted advertising efforts to the Company's MAXIMUM alkaline products. In addition, the Company is launching its first major national advertising campaign. The campaign is designed to increase awareness of the Rayovac brand and to heighten customers' perceptions of the quality, performance and value of Rayovac products. The Company has engaged Michael Jordan as a spokesperson for its general battery products under a contract which extends through 2004.

     The Company substantially overhauled its marketing strategy for its Renewal rechargeable batteries in 1997 to focus on the economic advantages of Renewal rechargeable batteries and to position the rechargers at lower, more attractive price points. As part of its marketing strategy for its rechargeable batteries, the Company actively pursues OEM arrangements and other alliances with major electronic device manufacturers.

     Hearing Aid Batteries. To market and distribute its hearing aid battery products, the Company continues to use a highly successful national print advertising campaign featuring Arnold Palmer. A binaural wearer and user of Rayovac hearing aid batteries, Mr. Palmer has been extremely effective in promoting the use of hearing aids, expanding the market and communicating the specific product benefits of Rayovac hearing aid batteries. The Company has also developed a national print advertising campaign in selected publications such as Modern Maturity to reach the largest potential market for hearing aid batteries. The Company also pioneered the use of multipacks and intends to further expand multipack distribution in additional professional and retail channels. Additionally, the Company believes that it has developed strong relationships with hearing aid manufacturers and audiologists, the primary purveyors of hearing aids, and seeks to further penetrate the professional market. The Company has also established relationships with major Pacific Rim hearing aid battery distributors to take advantage of anticipated global market growth.

     Other Specialty Batteries. The Company's marketing strategies for its other specialty batteries focus on leveraging the Company's brand name and strong market position in hearing aid batteries to promote its specialty battery products. The Company has redesigned its product graphics and packaging of its other specialty battery products to achieve a uniform brand appearance with the Company's other products and generate greater brand awareness and loyalty. In addition, the Company plans to continue to develop relationships with manufacturers of communications equipment and other products in an effort to expand its share of the non-hearing aid button cell market. The Company believes there to be significant opportunity for growth in the photo and keyless entry battery markets and seeks to further penetrate the replacement market for these products.

     With regard to lithium coin cells, the Company seeks to further penetrate the OEM portable personal computer market, as well as to broaden its customer base by focusing additional marketing and distribution efforts on telecommunication and medical equipment manufacturers.


Lighting Products and Lantern Batteries

     Products

     The Company is a leading marketer of battery-powered lighting devices, including flashlights, lanterns and similar portable products for the retail and industrial markets. For the 52 weeks ended July 5, 1997, the Company's products accounted for 12% of aggregate lighting product retail dollar sales in the mass merchandiser retail market segment. Rayovac has established its position in this market based on innovative product features, consistent product quality and creative product packaging. In addition, the Company endeavors to regularly introduce new products to stimulate consumer demand and promote impulse purchases.


     The Company also produces a wide range of consumer and industrial lantern batteries. For the 52 weeks ended July 5, 1997, the Company held a 44% unit market share in the lantern battery market. This market has experienced a decline in recent years due to the declining use of this product for highway construction barricades.


     Merchandising and Advertising

     The Company's marketing strategy for its lighting products and lantern batteries focuses on leveraging the Company's strong brand name, regularly introducing new products, utilizing innovative packaging and merchandising programs, and promoting impulse buying and gift purchases.


Sales and Distribution

     General


     After the Recapitalization, the Company reorganized its sales force by distribution channel. As a result of this reorganization, the Company maintains separate U.S. sales forces primarily to service its retail sales and distribution channels and its hearing aid professionals, industrial and OEM sales and distribution channels. In addition, the Company utilizes a network of independent brokers to service participants in selected distribution channels. In conjunction with its broader cost rationalization initiatives, the Company has reduced the number of independent brokers and sales agents from over 100 to approximately 50. With respect to sales of the Company's hearing aid batteries, while most of the Company's sales have historically been through hearing aid professionals, the Company is actively engaged in efforts to increase sales through retail channels. In addition, the Company maintains its own sales force of approximately 30 employees in Europe which promotes the sale of all of the Company's products.


     Retail


     In the retail segment, the Company realigned its sales resources to create a sales force dedicated to each of its retail distribution channels. The primary retail distribution channels include: mass merchandisers (both national and regional); food and convenience stores; drug and specialty retailers; hardware/home centers; department stores; automotive aftermarket dealers; military sales; and catalog showrooms. The Company works closely with individual retailers to develop unique product promotions and to provide them with the opportunity for attractive profit margins to encourage brand support.


     The Company's sales efforts in the retail channel focus primarily on sales and distribution to national mass merchandisers, in particular the Wal-Mart, Kmart and Target chains, which collectively accounted for 48% of industry sales growth in the domestic alkaline battery market over the past five years. The Company's sales strategy for these and other mass merchandisers includes increasing market share for all of the Company's products through the use of account specific programs and a separate sales and marketing team dedicated to these large retailers.

     The Company's sales strategy is to penetrate further particular retail distribution channels, including home centers, hardware stores, warehouse clubs and food and drug stores. The Company's strategy for these retail channels is to develop creative and focused marketing campaigns which emphasize the performance parity and consumer cost advantage of the Rayovac brand and to tailor specific promotional programs unique to these distribution channels.

 Industrial and OEM

     In the industrial battery market, the Company services three sales and distribution channels: contract sales to governments and related agencies; maintenance repair organizations (including buying groups); and office product supply companies. The primary products sold to this market include alkaline, heavy duty, and lantern batteries and flashlights. Maintenance repair organizations, the largest of which is W.W. Grainger (to whom the Company is a major supplier of battery and lighting products), generally sell to contractors and manufacturers. The office product supply channel includes sales to both professional and retail companies in the office product supply business.


     In the OEM sales channel, the Company actively pursues OEM arrangements and other alliances with major electronic device manufacturers for its rechargeable batteries. The Company also utilizes the OEM channel for the sale and distribution of its hearing aid batteries through strong relationships it has developed with hearing aid manufacturers. The Company plans to continue to develop relationships with manufacturers of communications equipment and other products in an effort to expand its share of the non-hearing aid button cell market. With regard to lithium coin cells, the Company plans to penetrate further the OEM portable personal computer market and broaden its customer base by focusing additional sales and distribution efforts on telecommunications and medical equipment manufacturers.


Manufacturing and Raw Materials
     The Company manufactures batteries in the United States and the United Kingdom. Since the Recapitalization, the Company has shifted manufacturing operations from its Newton Aycliffe, United Kingdom and Kinston, North Carolina facilities to other facilities of the Company and outsourced the manufacture of certain lighting products. These efforts have increased plant capacity utilization and eliminated some of the Company's underutilized manufacturing capacity.

     During the past five years, the Company has spent significant resources on capital improvements, including the modernization of many of its manufacturing lines and manufacturing processes. These manufacturing improvements have enabled the Company to increase the quality and service life of its alkaline batteries and to increase its manufacturing capacity. Management believes that the Company's manufacturing capacity is sufficient to meet its anticipated production requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The most significant raw materials used by the Company to manufacture batteries are zinc powder, electrolytic manganese dioxide powder, graphite and steel. There are a number of worldwide sources for all necessary raw materials, and management believes that Rayovac will continue to have access to adequate quantities of such materials at competitive prices. The Company regularly engages in forward purchases and hedging transactions to effectively manage raw material costs and inventory relative to anticipated production requirements. See "Risk Factors--Raw Materials."


Research and Development
     The Company's research and development strategy is to purchase or license state-of-the-art manufacturing technology from third parties and to develop such technology through the Company's own research and development efforts. The Company's research and development efforts focus primarily on performance and cost improvements of existing products and technologies. In recent years, these efforts have led to advances in alkaline, heavy duty and lithium chemistries, as well as zinc air hearing aid batteries and enhancements of licensed rechargeable alkaline technology.

     The Company believes that continued development efforts are important in light of the continually evolving nature of battery technology and credits the competitive performance of its products to its recent development efforts. In the hearing aid battery segment, the Company's research and development group maintains close alliances with the developers of hearing aid devices and often works in conjunction with these developers in preparing new product designs. The success of these efforts is most recently demonstrated by the Company's development of the two smallest (5A and 10A size) hearing aid batteries. The Company's research and development efforts in the Lighting Products and Lantern Batteries segment are focused on the development of new products. Further, the Company continues to partner with the U.S. government in research efforts to develop new battery technology. The Company's research and development group includes approximately 95 employees, the expense for some of whom is funded by U.S. government research contracts. See "--Patents, Trademarks and Licenses."

Information Systems

     The Company has completed an initial reorganization of its information systems function by (i) hiring an experienced Chief Information Officer, (ii) outsourcing mainframe computer operations, (iii) completing an enterprise software system analysis and selection, and (iv) retaining Electronic Data Systems to modernize and upgrade its data processing and telecommunications infrastructure. The Company has purchased from SAP and begun implementing an enterprise-wide, integrated information system to upgrade and modernize its business operations, the majority of which will be substantially implemented by late 1998. When fully implemented, this system is expected to reduce cycle times, lower manufacturing and administrative costs, improve both asset and employee productivity and address the Year 2000 issue.



Patents, Trademarks and Licenses
     The Company's success and ability to compete depends in part upon its technology. The Company relies upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants, to establish and protect its technology and other intellectual property rights.

     The Company owns or licenses from third parties a considerable number of patents and patent applications throughout the world, primarily for battery product improvements, additional features and manufacturing equipment.

     The Company also uses a number of trademarks in its business, including Rayovac(R), MAXIMUM(TM), Renewal(R), Loud'n Clear(R), Power
Station(R), ProLine(R), Lifex(TM), Smart Pack(R), Smart(TM) Strip,
Workhorse(R) and Roughneck(R). The Company relies on both registered and common law trademarks in the United States to protect its trademark rights. The Rayovac(R) mark is also registered in countries outside the United
States, including in Europe and the Far East. The Company does not have any right to the trademark "Rayovac" in Brazil, where the mark is owned by an independent third-party battery manufacturer. In addition, ROV Limited, a third party unaffiliated with the Company, has an exclusive, perpetual, royalty-free license for the use of certain of the Company's trademarks (including the "Rayovac" mark) in connection with zinc carbon and alkaline batteries and certain lighting devices in many countries outside the United States, including Latin America.

     The Company has obtained a non-exclusive license to use certain technology underlying its rechargeable battery line to manufacture such batteries in the United States, Puerto Rico and Mexico and to sell and distribute batteries based on the licensed technology worldwide. This license terminates with the expiration of the last-expiring patent covering the licensed technology. In addition, in the conduct of its business, the Company relies upon other licensed technology in the manufacture of its products. See Note 13 to Notes to Combined Consolidated Financial Statements.


Competition
     The Company believes that the markets for its products are highly competitive. Duracell and Energizer are the Company's primary battery industry competitors, each of which has substantially greater financial and other resources and greater overall market share than the Company. Although other competitors have sought to enter this market, the Company believes that new market entrants would need significant financial and other resources to develop brand recognition and the distribution capability necessary to serve the U.S. marketplace. Substantial capital expenditures would be required to establish U.S. battery manufacturing operations, although potential competitors could import their products into the U.S. market. The Company and its primary competitors enjoy significant advantages in having established brand recognition and distribution channels. See "Risk Factors--Competition."

     In the U.S. market for general batteries competition is based on brand name recognition, perceived quality, price, performance, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies. In comparison to the U.S. battery market, the international general battery market has more competitors, is as highly competitive and has similar methods of competition.

     Competition in the hearing aid battery industry is based upon reliability, performance, quality, product packaging and brand name recognition. The Company's primary competitors in the hearing aid battery industry include Duracell, Energizer and Panasonic. The battery-powered lighting device industry is also very competitive and includes a greater number of competitors (including Black & Decker, Mag-Lite and Energizer) than the U.S. battery industry.

Employees

     As of September 30, 1997 the Company had approximately 2,150 full-time employees. The Company believes its relationship with its employees is good and there have been no work stoppages involving Company employees since 1981. A significant number of the Company's factory employees are represented by one of four labor unions. The Company has recently entered into collective bargaining agreements with its Madison and Fennimore, Wisconsin employees, each of which expires in 2000. The Company's collective bargaining agreement with 24 of its Washington, United Kingdom employees is scheduled to expire in December 1997. In addition, the Company's collective bargaining agreements with its five Hayward, California and 203 Portage, Wisconsin employees are scheduled to expire in May and July 1998, respectively.



Properties and Equipment
     The following table sets forth information regarding the Company's six manufacturing sites in the United States and the United Kingdom:



Location           Product                                                      Owned/Leased     Square Feet
Fennimore, WI      Alkaline batteries and Renewal rechargeable batteries           Owned          176,000
Madison, WI        Heavy duty/general purpose batteries                            Owned          158,000
Portage, WI        Zinc air and silver button cells                                Owned           62,000
Appleton, WI       Lithium coin cells and alkaline computer batteries              Owned           60,600
Wonewoc, WI        Battery-powered lighting products and lantern batteries         Leased          60,000
Washington, UK     Mercuric oxide and zinc air button cells                        Leased          63,000


     From fiscal 1993 through fiscal 1995 the Company has invested in all of its major battery facilities. During this period, the Company invested approximately $33 million in connection with the Fennimore Expansion. Additional investments in zinc air battery production have helped to increase output and precision of assembly as well as to increase the capacity of critical component manufacturing. Investments in lithium coin cell production have been used to build capacity for newly developed sizes of lithium coin cells as well as to increase capacity of the largest volume sizes of such cells. The Company has recently shifted manufacturing operations from its Newton Aycliffe, United Kingdom and Kinston, North Carolina facilities to other facilities of the Company and outsourced the manufacture of certain lighting products. The following table sets forth information regarding the Company's four packaging and distribution sites in the United States and the United Kingdom, all of which are leased:




            Location                Square Feet
            Middleton, WI             220,000
            Laverne, TN                73,000
            Hayward, CA                30,000
            Newton Aycliffe, UK        75,000

     The Company believes that its facilities, in general, are adequate for its present and currently foreseeable needs.


Environmental Matters
     The Company's facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment, including those governing discharges to the air and water and land, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. The Company has a proactive environmental management program that includes the use of periodic comprehensive environmental audits to detect and correct practices that violate environmental laws or are inconsistent with best management practices. Based on information currently available to Company management, the Company believes that it is substantially in compliance with applicable environmental regulations at its facilities, although no assurance can be provided with respect to such compliance in the future. There are no pending proceedings against the Company alleging that the Company is or has been in violation of environmental laws, and the Company is not aware of any such proceedings contemplated by governmental authorities. The Company is, however, subject to certain proceedings under CERCLA or analogous state laws, as described below.

     The Company has from time to time been required to address the effect of historic activities on the environmental condition of its properties, including without limitation the effect of releases from underground storage tanks. Several Company facilities have been in operation for decades and are constructed on fill that includes, among other materials, used batteries containing various heavy metals. The Company has accepted a deed restriction on one such property in lieu of conducting remedial activities, and may consider similar actions at other properties if appropriate. Although the Company is currently engaged in remedial projects at a few of its facilities, the Company does not expect that such projects will cause it to incur material expenditures. Nonetheless, the Company has not conducted invasive testing to identify all potential risks and, given the age of the Company's facilities and the nature of the Company's operations, there can be no assurance that the Company will not incur material liabilities in the future with respect to its current or former facilities.

     The Company has been notified that its former manganese processing facility in Covington, Tennessee is being evaluated by TDEC for a determination as to whether the facility should be added to the National Priorities List as a Superfund site pursuant to CERCLA. Groundwater monitoring conducted pursuant to the post-closure maintenance of solid waste lagoons on site, and recent groundwater testing beneath former process areas on site, indicate that there are elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the site. The Company has completed closure of the aforementioned lagoons and has completed the remediation of a stream that borders the site. The Company cannot predict the outcome of TDEC's investigation of the site and there can be no assurance that the Company will not incur material liabilities in the future with respect to this site.

     The Company has been and is subject to several proceedings related to its disposal of industrial and hazardous waste at off-site disposal locations, under CERCLA or analogous state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for the costs incurred in responding to the release or threatened release of hazardous substances from such sites. Current and former owners and operators of such sites, and transporters of waste who participated in the selection of such sites, are also strictly liable for such costs. Liability under CERCLA is generally "joint and several," so that a responsible party under CERCLA may be held liable for all of the costs incurred at a particular site. However, as a practical matter, liability at such sites generally is allocated among all of the viable responsible parties. Some of the most significant factors for allocating liabilities to persons that disposed of wastes at Superfund sites are the relative volume of waste such persons sent to the site and the toxicity of their waste streams. Other than the Velsicol Chemical and Morton International proceedings described below (as to which there is insufficient information to make a judgment as to the likelihood of a material impact on the Company's operations, financial condition or liquidity at this time), the Company does not believe that any of its pending proceedings under CERCLA or analogous state laws, either individually or in the aggregate, will have a material impact on the Company's operations, financial condition or liquidity, and the Company is not aware of any such matters contemplated by governmental agencies that will have such an impact. However, the Company may be named as a PRP at additional sites in the future, and the costs associated with such additional or existing sites may be material. In addition, certain of the Company's facilities have been in operation for decades and, over such time, the Company and other prior operators of such facilities have generated and disposed of wastes which are or may be considered hazardous such as cadmium and mercury utilized in the battery manufacturing process.

     The Company has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al, v. A.E. Staley Manufacturing Company, et al., and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District Court for the District of New Jersey, filed July 29, 1996). The Company is one of almost one hundred defendants named in these cases. Both cases involve contamination at a former mercury processing plant. One case was brought by the current owner and the other case by a former owner. The complaints in the two cases are identical, with four counts alleging claims for contribution under CERCLA, the New Jersey Spill Act, the Federal Declaratory Judgment Act and the common law. The plaintiffs allege that the Company arranged for the treatment or disposal of hazardous substances at the site. Consequently, the plaintiffs allege, the Company is liable to them for contribution toward the costs of investigating and remediating the site.

     No ad damnum is specified in either complaint. The Remedial Investigation/Feasibility Study ("RI/FS") of the site has just begun. Plaintiff's counsel estimates the cost of the RI/FS to be $4 million. There is no estimate at this juncture as to the potential cost of remediation. The Company is one of approximately 75 defendants who allegedly arranged for treatment or disposal at the site. The remaining defendants are former owners or operators of the site and adjacent industrial facilities which allegedly contributed to the contamination. Evidence developed in discovery to date indicates that while the Company was a customer of the facility, the relationship was of relatively brief duration. The cost to remediate the Bergen County Site has not been determined and the Company cannot predict the outcome of these proceedings. "See Risk Factors--Environmental Matters."


     There can be no assurances that additional proceedings relating to off-site disposal locations will not arise in the future or that such proceedings will not have a material adverse effect on the Company's business, financial condition or results of operations. The discovery of previously unknown contamination of property underlying or in the vicinity of the Company's manufacturing facilities could require the Company to incur material unforeseen expenses. Occurrences of any such events may have a material adverse effect on the Company's financial condition. See "Risk Factors--Environmental Matters." As of September 30, 1997, the Company has reserved $1.8 million for known on-site and off-site environmental liabilities. The Company believes these reserves are adequate, although there can be no assurance that this amount will be adequate to cover such matters.



Legal Proceedings
     In the ordinary course of business, various suits and claims are filed against the Company. The Company has been named as a defendant in two lawsuits in connection with a Superfund site located in Bergen County, New Jersey (Velsicol Chemical Corporation, et al. v. A.E. Staley Manufacturing Company, et al. and Morton International, Inc. v. A.E. Staley Manufacturing Company, et al., United States District Court for the District of New Jersey, filed July 29, 1996). For a discussion of the principal parties, the factual basis alleged to underlie the proceedings and the relief sought, see "Business--Environmental Matters." See also "Risk Factors--Environmental Matters." Other than the Velsicol Chemical and Morton International proceedings (as to which there is insufficient information to make a judgment as to the likelihood of a material impact on the Company's business or financial condition at this time), the Company is not party to any legal proceedings which, in the opinion of management of the Company, are material to the Company's business or financial condition.

                                  MANAGEMENT


Directors and Executive Officers

     Set forth below is certain information regarding each director and executive officer of the Company as of October 1, 1997:





Name                     Age     Position and Offices
----------------------   -----   --------------------------------------------------------
David A. Jones            48     Chairman of the Board, Chief Executive Officer and
                                 President
Kent J. Hussey            51     Executive Vice President of Finance and Administration,
                                 Chief Financial Officer and Director
Roger F. Warren           56     President/International and Contract Micropower and
                                 Director
Trygve Lonnebotn          60     Executive Vice President of Operations and Director
Stephen P. Shanesy        41     Senior Vice President of Marketing and General Manager
                                 of General Batteries
Kenneth V. Biller         49     Senior Vice President and General Manager of Lighting
                                 Products & Industrial
Merrell M. Tomlin         44     Senior Vice President of Sales
James A. Broderick        54     Vice President, General Counsel and Secretary
Scott A. Schoen           39     Director
Thomas R. Shepherd        67     Director
Warren C. Smith, Jr.      41     Director



     Mr. Jones has served as the Chairman of the Board of Directors, Chief Executive Officer and President of the Company since September 12, 1996. Between February 1995 and March 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to September 1994, he served as President and Chief Executive Officer of The Regina Company, a manufacturer of vacuum cleaners and other floor care equipment. Mr. Jones has over 25 years of experience working in the consumer durables industry, most recently in management of operations, manufacturing and marketing.

     Mr. Hussey is a director of the Company and has served as Executive Vice President of Finance and Administration, Chief Financial Officer since October 1, 1996. Prior to that time and since 1994, Mr. Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals, and from 1991 to July 1994 he served as Vice President and Chief Financial Officer of The Regina Company.


     Mr. Warren is a director of the Company and has served as President/International and Contract Micropower of the Company since 1995. Mr. Warren joined the Company in 1985 and has held several positions including Executive Vice President and General Manager and Senior Vice President and General Manager/International.

     Mr. Lonnebotn is a director of the Company and, since 1985, has served as Executive Vice President of Operations. He joined Rayovac in 1965.

     Mr. Shanesy is the Senior Vice President of Marketing and the General Manager of General Batteries of the Company. From 1991 to 1995, Mr. Shanesy was Vice President of Marketing of Oscar Mayer. Prior to that time and since 1983, Mr. Shanesy held various marketing positions with Kraft Foods.

     Mr. Biller has been the Senior Vice President and General Manager of Lighting Products & Industrial since 1996. Prior to such time he was Vice President and General Manager of Lighting Products & Industrial since 1995. Mr. Biller joined the Company in 1972 and has held several positions, including Director of Technology/Battery Products and Vice President of Manufacturing.

     Mr. Tomlin is the Senior Vice President of Sales of the Company. From March 1996 to September 30, 1996, Mr. Tomlin served as Vice President Sales of Braun of North America/Thermoscan and from August 1995 to March 1996, he served as Vice President Sales of Thermoscan, Inc. Prior to that time, Mr. Tomlin was Vice President of Sales of various divisions of Casio Electronics.

     Mr. Broderick is Vice President, General Counsel and Secretary for Rayovac and has held these positions since 1985.

     Mr. Schoen has been a director of the Company since the Recapitalization and is a managing director of THL Co., which he joined in 1986. In addition, Mr. Schoen is a Vice President of Thomas H. Lee Advisors I and Thomas H. Lee Advisors II. He is also a director of First Alert, Inc., Signature Brands, U.S.A., Inc. and various private corporations.

     Mr. Shepherd has been a director of the Company since the Recapitalization and is a managing director of THL Co. and has been engaged as a consultant to THL Co. since 1986. In addition, Mr. Shepherd is an Executive Vice President of Thomas H. Lee Advisors I and an officer of various other THL Co. affiliates. He is also a director of General Nutrition Companies, Inc. and various private corporations and Chairman of Signature Brands, U.S.A., Inc.

     Mr. Smith has been director of the Company since the Recapitalization and is a managing director of THL Co. and has been employed by THL Co. since 1990. In addition, Mr. Smith is a Vice President of Thomas H. Lee Advisors II. He is also a director of Finlay Enterprises, Inc., Finlay Fine Jewelry Corporation and various private corporations.

     The Company anticipates that it will designate two additional, independent persons to the Board of Directors following the Offerings.



Board Committees and Terms of Office
     The Board of Directors has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The members of the Audit Committee and the Compensation Committee are Messrs. Schoen, Shepherd and Smith. The independent directors will be elected to the Audit Committee and replace the existing members.

     The Company's Charter provides that the Board of Directors is classified into three classes, with the members of the respective classes serving for staggered three-year terms. The first class consists of Messrs. Jones, Lonnebotn and Schoen, the second of Messrs. Warren and Shepherd and the third of Messrs. Hussey and Smith, with the initial terms of the directors comprising the classes expiring upon the election and qualification of directors at the annual meetings of shareholders following the fiscal years ended September 30, 1998, 1999 and 2000, respectively. At each annual meeting of shareholders, directors will be reelected or elected for full three-year terms. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Charter and By-laws and of Wisconsin Law."

Executive Compensation

     The following table sets forth compensation paid to the former and current Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company during fiscal 1997, the three month Transition Period ended September 30, 1996 and fiscal 1996 (the "Named Executive Officers") for services rendered in all capacities to the Company.



                                                                             Other
                                                                             Annual       Securities
                                                                             Compen-      Underlying    All Other
Name and Principal Position     Fiscal Year         Salary ($)   Bonus ($)   sation ($)   Options (#)   Compensation($)
------------------------------- ------------------- ------------ ----------- ------------ ------------- ----------------
David A. Jones,                 1997                $400,000     $218,500    $65,800         83,196
 Chairman of the Board,         Transition Period     19,700      179,500                   911,577
 Chief Executive Officer
 and President

Kent J. Hussey,                 1997                 275,000      185,000                   253,657       $ 57,000(1)
 Executive Vice President of
 Finance and
 Chief Financial Officer

Roger F. Warren,                1997                 258,000      103,200                    28,286
 President/International        Transition Period     64,500                  24,700        227,894        486,600(2)
 and Contract Micropower        1996                 248,100

Trygve Lonnebotn,               1997                 240,200       96,100                    16,640
 Executive Vice President       Transition Period     60,100                  32,400        170,921        377,800(2)
 of Operations                  1996                 231,000

Steven P. Shanesy,              1997                 154,900      140,000                   135,579
 Senior Vice President of
 Marketing and General Manager
 of General Batteries


----------------

(1) Represents relocation payments.
(2) Represents amounts paid by the Company in connection with the Recapitalization.

Option Grants and Exercises

     In connection with the Recapitalization, the Board adopted the Rayovac Corporation 1996 Stock Option Plan (the "1996 Plan"). Pursuant to the 1996 Plan, options may be granted with respect to an aggregate of 3,000,000 shares of Common Stock. The Board of Directors has granted an aggregate of 2,318,127 options to purchase shares of Common Stock at a weighted average exercise price of $4.33 per share, 911,577 of which have been granted to David A. Jones in accordance with the terms of his employment agreement. See "--Employment Agreement." Pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"), options to purchase an aggregate of 556,222 shares of Common Stock were granted to certain management employees, which options were immediately exercised or surrendered to the Company's Deferred Compensation Plan as of such date. See "Benefit Plans--Stock Option Plans."

     The following table discloses the grants of stock options during fiscal 1997 to the Named Executive Officers.


                       Option/SAR Grants in Fiscal 1997

                                                Individual Grants
                          --------------------------------------------------------------  Potential Realizable
                                                                                            Value At Assumed
                            Number of     Percent of Total                               Annual Rates of Stock
                            Securities     Options/SARs     Exercise                     Price Appreciation for
                            Underlying      Granted to       or Base                          Option Term
                           Options/SARs    Employees in       Price                      ----------------------
Name                       Granted (#)      Fiscal Year     ($/Share)   Expiration Date    5% ($)     10% ($)
------------------------- -------------- ----------------- ----------- ----------------- ---------- -----------
David A. Jones  .........   84,204(1)             6.0      $6.01       11/30/1997        $ 8,434    $  16,869
Roger F. Warren   .......   28,569(1)             2.0       6.01       11/30/1997          2,862        5,723
Trygve Lonnebotn   ......   24,074(1)             1.7       6.01       11/30/1997          2,411        4,823
Kent J. Hussey  .........  227,894               16.2       4.39       10/01/2006        629,181    1,594,467
                            25,862(1)             1.8       6.01       11/30/1997          2,591        5,181
Steven P. Shanesy  ......  113,947                8.1       4.39       10/01/2006        314,590      797,234
                            23,077(1)             1.6       6.01       11/30/1997          2,312        4,623




----------------
(1) These options granted under the 1997 Plan were exercised immediately upon grant. See "Benefit Plans--Stock Option Plans."

     The following table sets forth information concerning options to purchase Common Stock held by the Named Executive Officers.


  Aggregated Option Exercises In Fiscal 1997 And Fiscal Year-End Option Values

                                                             Number of Securities          Value of Unexercised
                                                            Underlying Unexercised           In-the-Money (2)
                             Shares                               Options at                    Options at
                            Acquired         Value            Fiscal Year End (#)          Fiscal Year End ($)
Name                       on Exercise   Realized $ (1)   (Exercisable/Unexercisable)   (Exercisable/Unexercisable)
------------------------- ------------- ---------------- ----------------------------- ----------------------------

David A. Jones  .........    84,204           $-0-             182,315/729,262            $1,752,047/$7,008,208
Roger F. Warren    ......    28,569            -0-              45,579/182,315                438,014/1,752,047
Trygve Lonnebotn   ......    24,074            -0-              34,184/136,737                328,508/1,314,043
Kent J. Hussey  .........    25,862            -0-              45,579/182,315                438,014/1,752,047
Steven P. Shanesy  ......    23,077            -0-               22,789/91,158                  219,002/876,028




----------------
(1) These options granted under the 1997 Plan were immediately exercised and no value was received by the Named Executive Officers. See "Benefit Plans--Stock Option Plans."
(2) These values are calculated using an assumed initial public offering price of $14.00 per share, less the exercise price of the options.



Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, the Compensation Committee of the Board of Directors was composed of Scott A. Schoen, Thomas R. Shepherd and Warren C. Smith, Jr.

     The Company and THL Co. (which together with its affiliates will own 64.8% of the outstanding Common Stock following the Offerings) are parties to a Management Agreement entered into in connection with the Recapitalization pursuant to which the Company has engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 12, 2001. Under the Management Agreement and in connection with the closing of the Recapitalization, the Company paid THL Co. and an affiliate an aggregate fee of $3.25 million (the "THL Transaction Fee"). In consideration of the consulting and management advisory services, the Company pays THL Co. and its affiliate an aggregate annual fee of $360,000 plus expenses (the "Management Fee"). The Company believes that this Management Agreement is on terms no less favorable to the Company than could have been obtained from an independent third party.

     In connection with the Recapitalization, the Lee Group, certain other shareholders of the Company and the Company entered into the Shareholders Agreement. The Shareholders Agreement provides for certain restrictions on transfer of the shares beneficially owned by the parties thereto. Additionally, the Shareholders Agreement provides that, subject to certain limitations, so long as the Lee Group and their permitted transferees own at least 10% of the shares of Common Stock acquired in the Recapitalization, the Lee Group shall be entitled to three "demand" registrations which may be exercised at any time. The shareholders party to the Shareholders Agreement, including the Lee Group, are also entitled, subject to certain limitations, to include shares of Common Stock held by them in other registrations of equity securities of the Company initiated by the Company for its own account or pursuant to a request for registration by the Lee Group. See "Risk Factors--Shares Eligible for Future Sale."



Employment Agreement

     Under the employment agreement between David A. Jones and the Company (the "Jones Employment Agreement"), Mr. Jones is entitled to a salary of $400,000 per annum (which may be increased from time to time at the discretion of the Board of Directors) and an annual bonus based upon the Company achieving certain annual performance goals established by the Board of Directors. The Jones Employment Agreement became effective on September 12, 1996 for a term of three years expiring on September 30, 1999 which automatically renews for successive one year periods unless terminated earlier upon 90 days prior written notice by either party. At any time Mr. Jones has the right to resign and terminate the agreement upon 60 days notice. Upon such resignation, the Company must pay to Mr. Jones any unpaid base salary and any accrued but unpaid bonus through the date of resignation. The agreement provides that, upon the termination of Mr. Jones' employment for death or disability, the Company will pay to Mr. Jones or his estate any unpaid base salary, any accrued but unpaid bonus through the date of termination and a pro rata portion of the bonus for such period. The Company has the right to terminate employment for "cause" (as defined) and shall be obligated to pay to Mr. Jones any unpaid base salary to the date of termination. In the event Mr. Jones is terminated without cause (as defined), the Company must pay to him any unpaid base salary, any accrued but unpaid bonus through the date of termination and Mr. Jones' base salary and any additional salary until the earlier of the end of the term of the agreement or 12 months from the date of termination as well as other benefits under the agreement.


     The agreement also provides that, during the term of the agreement or the period of time served as a director, and for one year thereafter, Mr. Jones shall not engage in or have a financial interest in any business which is involved in the industries in which the Company is engaged. The Company has also granted Mr. Jones options to purchase 911,577 shares of Common Stock at $4.39 per share, half of which become exercisable at a rate of 20% per year over a five-year period and the other half of which become exercisable at the end of ten years with accelerated vesting over each of the next five fiscal years if the Company achieves certain performance goals. In connection with the Recapitalization, Mr. Jones individually also purchased 227,895 shares of Common Stock at approximately $4.39 per share. One-half of the purchase price was paid in cash and one-half with a promissory note. The Company holds this promissory note in the principal amount of $500,000 from Mr. Jones in connection with the purchase of shares of Common Stock. Mr. Jones will receive additional salary of $35,000 annually as long as the promissory note remains outstanding. See "Certain Relationships and Related Transactions."


Severance Agreements

     Each of Kent J. Hussey, Executive Vice President of Finance and Administration and Chief Financial Officer, Roger F. Warren, President/International and Contract Micropower, Trygve Lonnebotn, Executive Vice President of Operations, Stephen P. Shanesy, Senior Vice President of Marketing and General Manager of General Batteries, and Merrell M. Tomlin, Senior Vice President of Sales has entered into a severance agreement (each, a "Severance

Agreement") with the Company pursuant to which, in the event that his employment is terminated during the term of the Severance Agreement (a) by the Company without cause (as defined) or (b) by reason of death or disability (as defined), the Company shall pay him an amount in cash equal to the sum of (i) his base salary as in effect for the fiscal year ending immediately prior to the fiscal year in which such termination occurs and (ii) the annual bonus (if any) earned by him pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which such termination occurs, such amount to be paid ratably monthly in arrears over the remaining term of the Severance Agreement. In the event of such termination, the Company shall also maintain for the twelve-month period following such termination insurance benefits for such individual and his dependents similar to those provided immediately prior to such termination. Under the Severance Agreements, each of Messrs. Hussey, Warren, Lonnebotn, Shanesy and Tomlin has agreed that for one year following the later of the end of the term of the Severance Agreement or the date of termination, that he will not engage or have a financial interest in any business which is involved in the industries in which the Company is engaged. The initial term of each Severance Agreement is one year with automatic one-year renewals thereafter, subject to thirty days notice of non-renewal prior to the end of the then current term.


Director Compensation
     Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors of the Company are reimbursed for their out-of-pocket expenses in attending meetings of the Board of Directors. Messrs. Schoen, Shepherd and Smith receive no fees in their capacities as directors. See "Certain Relationships and Related Transactions" for a description of certain other arrangements pursuant to which THL Co., of which they are managing directors, receives compensation from the Company.


Benefit Plans

     Rayovac Profit Sharing and Savings Plan. The Company sponsors the Rayovac Profit Sharing and Savings Plan (the "Profit Sharing Plan"). Under the terms of the Profit Sharing Plan, eligible employees may elect to contribute to the Profit Sharing Plan, through payroll deductions, up to 15% of their compensation for services rendered in any year, not to exceed a statutorily prescribed annual limit. The Profit Sharing Plan provides that for any pay period the Company may in its discretion make contributions to the Profit Sharing Plan on behalf of each Profit Sharing Plan participant, which contributions shall be a percentage of each participant's compensation for such pay period. Participants may direct the investment of all contributions among the funds offered by the Profit Sharing Plan. The executive officers of the Company participate in the Profit Sharing Plan. Participants in the Profit Sharing Plan are fully vested in their Profit Sharing Plan accounts.


     Deferred Compensation Plan. The Company has adopted the Rayovac Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") for eligible management employees employed at the level of vice president or above. Participants in the Deferred Compensation Plan may elect to defer some or all of their base salary and bonuses pursuant to elections made prior to the period with respect to which such compensation is earned ("Deferrals"). In general, Deferrals are payable upon retirement, death or disability, with a participant also being eligible for certain hardship withdrawals. The normal form of Deferral payment is in up to 15 annual installments, with a participant having the option to receive a lump sum payment with the consent of the Company. The Deferral will not be subject to federal income tax at the time of the Deferral. Participants are credited with earnings on their accounts based upon individual participant's selection from among investment benchmarks chosen by the Company. The Company has established a related trust to fund Deferrals upon a change in control of the Company. The Deferrals are unsecured liabilities payable by the Company out of its general assets.


     The Company also has nonqualified deferred compensation agreements with certain current and former officers under which the Company has agreed to pay such individuals designated amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. The Company estimates the actuarial present value of the unfunded liabilities related to such agreements to be approximately $8.7 million as of September 30, 1997. See Note 10 to Notes to Consolidated Financial Statements.

     Stock Option Plans. In connection with the Recapitalization, the Company adopted the 1996 Plan. The 1996 Plan provides for the grant, from time to time, of non-qualified stock options for an aggregate of 3,000,000 shares of Common Stock to employees and directors of the Company or a subsidiary to encourage continuity of service with the Company, to increase their efforts on behalf of the Company and to promote the success of the Company's business. The 1996 Plan is administered by the Compensation Committee. Subject to the provisions of the 1996

Plan, the Compensation Committee is empowered to, among other things, determine the persons to whom and the time or times at which options may be granted, the number of shares to which an option may relate and the terms, conditions and restrictions relating to any option.


     The 1996 Plan provides that the exercise price of options shall be paid in full at the time of exercise and may be paid in cash or in shares of Common Stock having a fair market value equal to the exercise price, or in a combination of cash and shares of Common Stock or, in the discretion of the Compensation Committee, through a cashless exercise procedure.


     Unless otherwise provided in the applicable option agreement, options may be exercised only during the period that the recipient is an employee or member of the Board of the Company and for a period of 30 days after termination of employment other than for cause or due to the death or disability of the recipient or for a period of twelve months from the date of termination due to the death or disability of the recipient. The 1996 Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors or the Compensation Committee, in whole or in part; provided that no amendment may be made which adversely affects any of the rights of a recipient of an option theretofore granted, without such recipient's consent, and no amendment which requires shareholder approval under applicable law or in order for the plan to continue to comply with Section 162 (m) of the Internal Revenue Code of 1986, as amended, will be effective unless it is approved by the requisite vote of shareholders. Options granted under the 1996 Plan are subject to adjustment under certain specified circumstances to prevent dilution. Options to purchase an aggregate of 2,318,127 shares of Common Stock were granted under the 1996 Plan as of September 30, 1997.


     In connection with the purchase by the Company and the Lee Group of shares of Common Stock from Thomas F. Pyle, Jr., former Chairman, President and Chief Executive Officer of the Company as of August 1, 1997, the Company adopted the Rayovac Corporation 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the grant of options to purchase an aggregate of 665,000 shares of Common Stock to employees of the Company at a specified management level and above to provide an incentive to such employees to remain in the Company's employ and to increase their efforts for the success of the Company by offering them an opportunity to increase their proprietary interest in the Company. The 1997 Plan is administered by David Jones as administrator (the "Administrator").


     The 1997 Plan provides that the exercise price of an option under the 1997 Plan shall be $6.01 per share. The Administrator may determine those persons who shall be entitled to receive options and may prescribe the minimum and maximum number of shares of Common Stock for which a participant may exercise an option, the expiration date of such option and such other terms and conditions as the Administrator shall deem appropriate. The 1997 Plan and each option granted thereunder shall expire no later than November 30, 1997. The 1997 Plan provides that the Administrator may cause the Company to lend to a participant the amount of cash necessary to exercise the option granted to such participant; provided, however, that such participant simultaneously executes a promissory note in the form prescribed by the 1997 Plan.

     The Administrator may permit a participant to surrender an option held by such participant and elect instead to have a portion of the amounts credited to such participant's account under the Company's Deferred Compensation Plan credited as deferred stock units, each economically equivalent to a share of Common Stock. The maximum amount which a participant may elect to have so credited shall be equal to the aggregate purchase price of the shares of Common Stock subject to the option (or portion thereof) so surrendered.

     Pursuant to the 1997 Plan, as of August 1, 1997, options to purchase an aggregate of 500,868 shares of Common Stock were granted to certain management employees of the Company. Such options were immediately exercised or surrendered to the Deferred Compensation Plan as of such date and the proceeds from the exercise or surrender thereof were used to fund the Company's purchase of shares of Common Stock from the former Chairman, President and Chief Executive Officer of the Company occurring as of such date. On September 15, 1997, options to purchase 55,354 shares were granted to certain management employees, immediately exercised or surrendered to the Deferred Compensation Plan and the proceeds used to fund the Company's purchase of Common Stock from another former executive officer of the Company.

     On September 5, 1997, the Board adopted the 1997 Rayovac Incentive Plan (the "Incentive Plan") which was approved by the Shareholders on October 22, 1997 to support the Company's ongoing efforts to develop and retain exceptionally talented employees and give the Company the ability to provide employees with incentives that are directly linked to the profitability of the Company's businesses and increases in shareholder value. The Incentive

Plan replaces the 1996 Plan and no further awards will be granted under the 1996 Plan other than awards of options for shares up to an amount equal to the number of shares covered by options that terminate or expire prior to being exercised. Under the Incentive Plan, the Company may grant to employees and non-employee directors stock options, stock appreciation rights ("SARs"), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. The Company believes that the Incentive Plan will form an important part of the Company's overall compensation program.


     All employees of the Company, its subsidiaries and its affiliates as well as non-employee members of the Boards of Directors of the Company, its subsidiaries, and its affiliates will be eligible to receive awards under the Incentive Plan.

     It is currently anticipated that the Incentive Plan will be administered by the Compensation Committee or a subcommittee thereof. The Compensation Committee will select the individuals to whom awards will be granted and will establish the terms of such awards. The Compensation Committee may delegate its authority under the Incentive Plan to officers of the Company, subject to Board-approved guidelines, with respect to employees or directors who are not "executive officers" of the Company.

     Up to 3,000,000 shares of Common Stock may be issued under the Incentive Plan of which none have been issued as of September 30, 1997. The Incentive Plan will permit the granting of incentive stock options, which qualify for special tax treatment, and nonqualified stock options. SARs may also be granted either singly or in combination with underlying stock options. Cash-based annual and long-term incentive awards granted under the Incentive Plan will be earned only if corporate, business unit or individual performance objectives over performance cycles established by or under the direction of the Compensation Committee are met.


     The Incentive Plan also provides for awards that are denominated in, valued by reference to, or otherwise based on or related to, Common Stock. These awards may include, without limitation, performance shares and restricted stock units that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of Common Stock or the cash equivalent thereof.

     The Incentive Plan provides that in the event of a "Change in Control" (as defined in the Incentive Plan), all stock options and SARs will become immediately exercisable, the restrictions applicable to outstanding restricted stock and other stock-based awards will lapse, and, unless otherwise determined by the Compensation Committee, the value of outstanding stock options, SARs, restricted stock and other stock-based awards will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period. In addition, outstanding incentive awards will be vested and paid out on a prorated basis, based on the maximum award opportunity of such awards and the number of months elapsed compared with the total number of months in the performance cycle.


     The Incentive Plan will expire on August 31, 2007, unless terminated earlier, or extended, by the Board. Any awards granted before the Incentive Plan expires or is terminated may extend beyond the expiration or termination date. The Board may amend the Incentive Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law, or if such amendment would increase the number of shares that may be issued under the Incentive Plan.


     The terms and conditions of each award will be set forth in award agreements, which can be amended by the Compensation Committee. The Compensation Committee may require or permit deferral of the payment of awards and may provide for the payment of interest or other earnings on deferred amounts or the payment of dividend equivalents where the deferred amounts are denominated in stock equivalents. Awards under the Incentive Plan may earn dividends or dividend equivalents, as determined by the Compensation Committee.



     Under the Incentive Plan, no recipient may receive awards during the term of the Incentive Plan that cover in the aggregate more than 25% of the shares originally reserved for distribution. The value of a recipient's annual incentive award may not exceed $1 million; individual long-term incentive awards are limited to $1 million times the number of years in the applicable performance cycle.

     It is presently intended that the Incentive Plan constitute an "unfunded" plan for incentive compensation. The Incentive Plan authorizes the creation of trusts and other arrangements to facilitate or ensure payment of the Company's obligations.

               PRINCIPAL AND OVER-ALLOTMENT SELLING SHAREHOLDERS

     The following table sets forth as of the date hereof and after giving effect to the sale of the shares of Common Stock offered in the Offerings (including upon full exercise of the over-allotment options granted to the Underwriters) certain information with respect to beneficial ownership of the Common Stock by each director, executive officer and beneficial owner of more than 5% of the Company's outstanding Common Stock, by all directors and executive officers of the Company as a group and by the Over-Allotment Selling Shareholders, in each case as of September 30, 1997.

                                                                                                 Shares of Common
                                                                                                Stock Beneficially
                                                   Shares of Common                              Owned After the
                                                  Stock Beneficially       Shares Subject     Offerings and Assuming
                                                    Owned Prior to        to Over-Allotment      Full Exercise of
                                                   the Offerings(2)          Options(3)       Over-Allotment Options
                                               ------------------------- ------------------- ------------------------
                                                Number of    Percentage                       Number of    Percentage
Name and Address(1)                               Shares      of Class                          Shares     of Class
---------------------------------------------  ------------ ------------                     ------------ -----------

Thomas H. Lee Equity Fund III, L.P.(4)    ...  15,298,292       74.2%         861,228        14,437,064      52.3
 75 State Street, Ste. 2600
 Boston, MA 02109
Thomas H. Lee Foreign Fund III, L.P.(4)   ...     947,692        4.6           53,351           894,341       3.2
 75 State Street, Ste. 2600
 Boston, MA 02109
THL-CCI Limited Partnership(5)   ............   1,606,174        7.8           90,421         1,515,753       5.5
 75 State Street, Ste. 2600
 Boston, MA 02109
David A. Jones(6) ...........................     498,970        2.4               --           498,713       1.8
Kent J. Hussey(7) ...........................      95,610        *                 --            95,610        *
Roger F. Warren(8)   ........................     583,883        2.8               --           583,883       2.1
Stephen P. Shanesy(9)   .....................      82,313        *                 --            82,313        *
Kenneth V. Biller(10)   .....................     134,403        *                 --           134,403        *
Merrell M. Tomlin(11)   .....................      66,830        *                 --            66,830        *
James A. Broderick(12)  .....................     231,399        1.1               --           231,399        *
Trygve Lonnebotn(13) ........................     468,468        2.3               --           468,468       1.7
Scott A. Schoen(4)(14)  .....................      77,096        *                 --            72,756        *
Thomas R. Shepherd(14)  .....................      40,154        *                 --            37,894        *
Warren C. Smith, Jr.(4)(14)   ...............      64,258        *                 --            60,640        *
All directors and executive officers of the
Company as a group (11 persons)(4)(14) ......   2,343,384       11.2%              --         2,332,909       8.3



*Less than 1%.


 (1) Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.
 (2) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power, except to the extent authority is shared by spouses under applicable law. Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number and percent of outstanding shares of Common Stock owned by such person or group, except that 40,000 immediately exercisable options to purchase Common Stock of an employee of the Company who is not an executive officer of the Company are included for all purposes.
 (3) Each Over-Allotment Selling Shareholder is an affiliate of the Lee Group. See "Risk Factors--Control by Existing Shareholders."
 (4) THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of the Lee Fund and Thomas H. Lee Foreign Fund III, L.P., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas
     H. Lee, Scott A. Schoen, Warren C. Smith, Jr. and other managing directors of THL Co., as Trustees of Equity Trust, and Thomas H. Lee as sole shareholder of Equity Trust, may be deemed to be beneficial owners of the shares of Common Stock held by such Funds. Each of such persons maintains a principal business address at Suite 2600, 75 State Street, Boston, MA 02109. Each of such persons disclaims beneficial ownership of all shares.
 (5) THL Investment Management Corp., the general partner of THL-CCI Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., may also be deemed to be beneficial owners of the shares of Common Stock held by THL-CCI Limited Partnership. Each of such persons maintains a principal business address at Suite 2600, 75
     State Street, Boston, MA 02109.

 (6) Includes 4,556 shares representing Mr. Jones' proportional interest in the Lee Fund (which proportional interest would be 4,299 shares assuming full exercise of the over-allotment options granted to the Underwriters) before giving effect to the allocation of fees and obligations to the Lee Fund which allocation would reduce the number of shares representing Mr. Jones' proportional interest in the Lee Fund. Mr. Jones disclaims beneficial ownership of these shares. Also includes 182,315 shares subject to options which are currently exercisable and 42,606 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
 (7) Includes 45,579 shares subject to options which are currently exercisable and 8,419 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
 (8) Includes 45,579 shares subject to options which are currently exercisable and 16,922 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
 (9) Includes 22,789 shares subject to options which are currently exercisable and 14,757 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
(10) Includes 22,789 shares subject to options which are currently exercisable and 12,134 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
(11) Includes 22,789 shares subject to options which are currently exercisable and 8,386 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
(12) Includes 10,000 shares subject to options which are currently exercisable and 7,974 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
(13) Includes 34,184 shares subject to options which are currently exercisable and 15,754 shares allocated for the account of such individual pursuant to the Deferred Compensation Plan.
(14) Represents the proportional interest of such individual in THL-CCI Limited Partnership; in the case of Mr. Smith, also includes 15,078 shares which Mr. Smith may be deemed to beneficially own as a result of Mr. Smith's children's proportional beneficial interest in THL-CCI Limited Partnership. The proportional interests of Messrs. Schoen, Shepherd, Smith and Mr. Smith's children in THL-CCI Limited Partnership, assuming full exercise of the over-allotment options granted to the Underwriters, would be 72,756 shares, 37,894 shares, 46,411 shares and 14,229 shares, respectively.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and THL Co. (which, together with its affiliates will own 64.8% of the outstanding Common Stock following the Offerings) are parties to a Management Agreement entered into in connection with the Recapitalization pursuant to which the Company has engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 12, 2001. Under the Management Agreement and in connection with the closing of the Recapitalization, the Company paid THL Co. and an affiliate an aggregate fee of $3.25 million (the "THL Transaction Fee"). In consideration of the consulting and management advisory services, the Company pays THL Co. and its affiliate an aggregate annual fee of $360,000 plus expenses (the "Management Fee"). The Company believes that this Management Agreement is on terms no less favorable to the Company than could have been obtained from an independent third party.

     The Company and David A. Jones are parties to the Jones Employment Agreement pursuant to which Mr. Jones agreed to be the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Jones also purchased from the Company 227,895 shares of Common Stock with cash and a $500,000 promissory note held by the Company with interest payable at a rate of 7% per annum and principal payable on the earliest of the following to occur:
(i) the fifth anniversary of the note; (ii) the date on which (a) Mr. Jones terminates his employment for any reason other than a Constructive Termination (as defined in the Jones Employment Agreement) and (b) he is no longer a director of the Company; or (iii) the date the Company terminates Mr. Jones' employment for Cause (as defined in the Jones Employment Agreement). Proceeds from any sale of Mr. Jones' shares must be used to immediately prepay, in whole or in part, the principal amount of the promissory note outstanding and any accrued and unpaid interest on the portion prepaid or the holder of the promissory note may declare the entire principal amount of such note to be immediately due and payable. Mr. Jones receives additional salary of $35,000 annually during the period the promissory note is outstanding. See "Management--Employment Agreement."

     The Company holds five year promissory notes dated March 17, 1997 from Messrs. Hussey, Tomlin and Shanesy, in principal amounts of $75,000, $60,000 and $80,000, respectively, with interest payable at 8% per annum. Such notes were incurred in connection with the purchase of shares of Common Stock by Messrs. Hussey, Tomlin and Shanesy upon joining the Company.

     Pursuant to the 1997 Plan, on August 1, 1997, certain executive officers of the Company, including Messrs. Jones, Hussey, Tomlin and Shanesy, exercised options to purchase shares of Common Stock under the 1997 Plan with five-year promissory notes held by the Company, in principal amounts of $250,000, $50,000, $50,000 and $20,000, respectively, with interest payable at 8% per annum. On September 15, 1997, certain other executive officers, including Messrs. Warren, Lonnebotn, Shanesy and Hussey, exercised options under the 1997 Plan with, in the case of Messrs. Warren, Lonnebotn and Shanesy, five-year promissory notes held by the Company, in principal amounts of $50,003, $46,079 and $30,002, respectively, with interest payable at 8% per annum and in the case of Mr. Hussey, a non-interest bearing promissory note in the principal amount of $36,000 held by the Company due November 21, 1997 of which a principal amount of $18,000 remains outstanding. No principal amounts have been paid to date on such other notes.


     In connection with the Recapitalization, the Lee Group, certain other shareholders of the Company and the Company entered into the Shareholders Agreement. The Shareholders Agreement provides for certain restrictions on transfer of the shares beneficially owned by the parties thereto. Additionally, the Shareholders Agreement provides that, subject to certain limitations, so long as the Lee Group and their permitted transferees own at least 10% of the shares of Common Stock acquired in the Recapitalization, the Lee Group shall be entitled to three "demand" registrations which may be exercised at any time. The shareholders party to the Shareholders Agreement including the Lee Group are also entitled, subject to certain limitations, to include shares of Common Stock held by them in other registrations of equity securities of the Company initiated by the Company for its own account or pursuant to a request for registration by the Lee Group. See "Risk Factors--Shares Eligible for Future Sale."


                         DESCRIPTION OF CAPITAL STOCK


     The following summary description of the capital stock of the Company does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Restated Articles of Incorporation of the Company, a copy of which is filed as an exhibit to the Registration Statement (the "Registration Statement") of which this is a part and the Wisconsin Business Corporation Law (the "WBCL"). Whenever particular provisions of the foregoing are referred to, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by reference to such provisions.


General
     Upon the closing of the Offerings, the authorized capital stock of the Company will consist of 150,000,000 shares of Common Stock, par value $.01 per share, 27,551,431 shares of which will be issued and outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), none of which will be outstanding.


Common Stock
     Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders of the Company and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in the Offerings will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. In addition, under Section 180.0622 of the WBCL, holders of shares of Common Stock are personally liable, up to the par value of the shares owned, for debts of the Company owed to its employees for services rendered by employees to the Company during no more than a six month period in any one case. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid upon the purchase of the Common Stock.

     At present, there is no established trading market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ROV," subject to official notice of issuance.

Preferred Stock
     The Board of Directors may, without further action by the Company's shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board of Directors, without shareholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect holders of shares of Common Stock. Upon consummation of the Offerings, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock.


Limitations on Directors' Liability
     Wisconsin law provides that, except as limited in a corporation's articles of incorporation, directors of a corporation will not be liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct.


Anti-Takeover Effects of Provisions of the Charter and By-laws and of Wisconsin Law


     Charter and By-laws

     The Charter and the By-laws to be effective prior to the sale of the shares of Common Stock in the Offerings, together with certain provisions of Wisconsin law, contain certain provisions that could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the Common Stock. The Charter provides for a Board of Directors that is divided into three classes. The directors in Class I will hold office until the first annual meeting of shareholders following the Offerings, the directors in Class II will hold office until the second annual meeting of shareholders following the Offerings, and the directors in Class III will hold office until the third annual meeting of shareholders following the Offerings (or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office for cause or death), and, after each such election, the directors in each such class will then serve in succeeding terms of three years and until their successors are duly elected and qualified. The classification system of electing directors and the ability of shareholders to remove directors only for cause may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.


     The Charter authorizes the directors to issue, without shareholder approval, shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions of such preferences and rights) of the shares of each such series. The Charter also provides that special meetings of the Company's shareholders may be called only by the Chairman of the Board of Directors (if there is one) or the President, any Vice President (if there is one), the Secretary or any Assistant Secretary (if there is one) and shall be called by any such officer at the written request of a majority of the directors. The By-laws also provide that nominations for directors may not be made by shareholders at any annual or special meeting thereof unless the shareholder intending to make a nomination notifies the Company of its intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. The By-laws also require a shareholder to provide to the Secretary of the Company advance notice of business to be brought by such shareholder before any annual or special meeting of shareholders as well as certain information regarding such shareholder and others known to support such proposal and any material interest they may have in the proposed business. These provisions could delay shareholder actions that are favored by the holders of a majority of the outstanding shares of the Company until the next shareholders' meeting.

     Wisconsin Anti-Takeover Statute

     As a Wisconsin corporation, the Company is subject to certain provisions of the WBCL, including a business combination statute, a fair price statute and a control share statute, which provide Wisconsin corporations with anti-takeover protection.

     Sections 180.1140 to 180.1144 of the WBCL (collectively, the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the stock or assets of a corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding stock, adoption of a plan of liquidation or dissolution, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder prior to such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (a) the board of directors approved the acquisition of the stock prior to the acquisition date, (b) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose, or (c) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

     In addition, Sections 180.1130 to 180.1134 of the WBCL provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a "significant shareholder" are subject to a supermajority vote of shareholders, in addition to any approval otherwise required by law or the articles of incorporation of the corporation (the "Wisconsin Fair Price Statute"). A "significant shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding voting shares of the corporation. The Wisconsin Fair Price Statute provides that certain transactions with a significant shareholder must be approved by 80% of the votes entitled to be cast by outstanding voting shares of the corporation and at least two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares beneficially owned by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (a) the aggregate value of the per share consideration is equal to the higher of (i) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the transaction, (ii) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed transaction, whichever is higher, or (iii) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and (b) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Under Section 180.1150 (the "Wisconsin Control Share Statute"), the voting power of shares, including shares issuable upon conversion of securities or exercise of options or warrants, of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. The Wisconsin Control Share Statute does not apply to shares acquired directly from the issuing public corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

     Section 180.1134 (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer for such corporation's shares is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (a) acquire more than 5% of the outstanding voting shares at a price above the market value from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares, or (b) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (a) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price.


Transfer Agent and Registrar
     The transfer agent and registrar for the Common Stock is Firstar Trust Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summaries of the principal terms of certain outstanding indebtedness of the Company do not purport to be complete and are subject to the detailed provisions of, and qualified in their entirety by reference to, the respective financing agreements, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and to which exhibits reference is hereby made. Whenever particular provisions of such documents are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.


The Credit Agreement
     Pursuant to the Credit Agreement, BA Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and certain of its affiliates (collectively, the "Arrangers"), as Arrangers for a group of financial institutions and other accredited investors, have provided senior bank facilities in an aggregate amount of $170.0 million.


     The Credit Agreement provides for a six-year Tranche A term loan of up to $55.0 million, a seven-year Tranche B term loan of up to $25.0 million and an eight-year Tranche C term loan of up to $25.0 million (collectively, the "Term Loan Facility"), and a six-year Revolving Credit Facility of up to $65.0 million under which working capital loans may be made and with a $10.0 million sublimit for letters of credit (the "Revolving Credit Facility," and, together with the Term Loan Facility, referred to collectively as the "Bank Facilities"). On September 13, 1996 (the "Closing Date"), the Company borrowed an aggregate amount of $131.0 million comprised of $26.0 million of Revolving Loans, $55.0 million of Term A Loans, $25.0 million of Term B Loans and $25.0 million of Term C Loans.


     As shown in the table below, quarterly amortization of the Tranche A loans is in aggregate amounts ranging from $1.0 million to $3.75 million and began December 31, 1996. Amortization of the Tranche B loans is in aggregate quarterly amounts of $0.0625 million during each of the first six years and $5.875 million during the seventh year and began December 31, 1996. After consummation of the Offerings and the application of the net proceeds therefrom to repay approximately $51.5 million of the amounts outstanding under the Term Loan Facility, the amortization schedule will be adjusted to give effect to such repayment applied pro rata among the tranches, except as may be otherwise agreed. Amortization of the Tranche C loans will be in aggregate quarterly amounts of $0.0625 million during each of the first seven years and $5.8125 million during the eighth year and began December 31, 1996. The Revolving Credit Facility must be reduced for 30 consecutive days each year to no more than $10.0 million for the fiscal year ending September 30, 1997, $5.0 million for fiscal year ending September 30, 1998 and to zero for any fiscal year thereafter.




                       Term Loan Quarterly Amortization
                             (Dollars in millions)

Year         Tranche A     Tranche B     Tranche C
----------   -----------   -----------   ----------
1   ......     $  1.0        $  .0625     $  .0625
2   ......        1.5           .0625        .0625
3   ......        2.0           .0625        .0625
4   ......        2.5           .0625        .0625
5   ......        3.0           .0625        .0625
6   ......       3.75           .0625        .0625
7   ......         --           5.875        .0625
8   ......         --              --       5.8125


     Borrowings under the Credit Agreement bear interest, in each case at the Company's option, as follows: (i) with respect to the Tranche A loans and the Revolving Credit Facility, at Bank of America National Trust and Savings Association's base rate plus 1.50% per annum, or at IBOR plus 2.50% per annum;
(ii) with respect to the Tranche B loans, at Bank of America National Trust and Savings Association's base rate plus 2.00% per annum, or at IBOR plus 3.00% per annum; (iii) with respect to the Tranche C loans, at Bank of America National Trust and Savings Association's base rate plus 2.25% per annum, or at IBOR plus 3.25% per annum; and (iv) with respect to the Revolving Credit Facility, at Bank of America National Trust and Savings Association's base rate plus 1.50% per annum, or at IBOR plus 2.50% per annum. Performance-based reductions of the Tranche A and Revolving Credit Facility interest rates are available. The Company also incurs standard letter of credit fees to issuing institutions and other standard commitment fees. The Company obtained interest rate protection in the form of an interest rate swap for $62.5 million of the Term Loan Facility on October 7, 1996.

     The indebtedness outstanding under the Credit Agreement has been guaranteed by ROV Holding, Inc. and is secured by all existing and after-acquired personal property of the Company and its domestic subsidiaries, including the stock of all domestic subsidiaries of the Company and any intercompany debt obligations and 65% of the stock of all foreign subsidiaries (other than dormant subsidiaries) held directly by the Company or its domestic subsidiaries, and, subject to certain exceptions, all existing and after-acquired real and intangible property.


     The Credit Agreement contains financial and other restrictive covenants customary and usual for credit facilities of this type, including those involving maintenance of minimum coverage for fixed charges, a required minimum level of earnings before income taxes, depreciation and amortization, a required minimum net worth and a required maximum leverage. The Credit Agreement's covenants also restrict the ability of the Company to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, merge or acquire or sell assets, make capital expenditures and restrict certain other activities. The Credit Agreement requires the Company to apply 50% of the proceeds of the Offerings not used to redeem or repurchase Notes to repayment of indebtedness under the Credit Agreement, pro rata among the tranches except as may be otherwise agreed.

     "Events of Default" under the Credit Agreement include, among other things, failure to make payments when due, defaults under certain other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, certain bankruptcy or insolvency events, judgments in excess of specified amounts, pension plan defaults, impairment of security interests in collateral, invalidity of guarantees and certain "changes of control" (as defined in the Credit Agreement).


The Notes
     Pursuant to an Indenture (the "Indenture") dated October 22, 1996 by and among the Company, ROV Holding, Inc. and Marine Midland Bank as trustee, the Company issued $100 million of 10 1/4% Senior Subordinated Notes Due 2006 to repay certain bridge financing incurred in connection with the Recapitalization. On March 11, 1997, the Company consummated an offer to exchange such notes for the Notes registered under the Securities Act.


     The Notes bear interest at the rate of 10 1/4% per annum, payable semi-annually on May 1 and November 1 of each year and mature on November 1, 2006. The Notes are unsecured senior subordinated general obligations of the Company and are unconditionally guaranteed on an unsecured senior subordinated basis by ROV Holding, Inc. The payment of principal of, premium, if any, and interest on the Notes and the guarantees thereon are subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture), including borrowings under the Credit Agreement, whether outstanding on the date of the Indenture or thereafter incurred.


     The Notes are not redeemable at the option of the Company prior to November 1, 2001. Thereafter the Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning November 1 of the years indicated below:



Year                                    Percentage
--------------------------------------- -----------
           2001   .....................   105.125%
           2002   .....................   103.417
           2003   .....................   101.708
           2004 and thereafter   ......   100.000

     In addition, at any time on or before October 22, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of a public equity offering at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption. The Company intends to use a portion of the net proceeds of the Offerings to redeem or repurchase Notes in the aggregate principal amount of $35.0 million. See "Use of Proceeds." The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

     Each holder of Notes has the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon upon a change of control of the Company. A change of control for this purpose includes any of the following: (i) any transaction pursuant to which a person or group becomes the beneficial owner of 50% or more of the voting power of the voting stock of the Company, and more of the voting power of the Company than is at that time beneficially owned by the Lee Group, (ii) the time at which individuals who were either members of the Board of Directors of the Company as of the date of the Indenture or whose election was approved by such members cease to be a majority of the directors of the Company then in office or (iii) the sale, lease, transfer or other disposition in one or a series of related transactions of all or substantially all the assets of the Company.


     The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell stock of subsidiaries, sell assets, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Senior Debt (including indebtedness incurred under the Credit Agreement and any other indebtedness permitted to be incurred under the Indenture) and senior in right of payment to the Notes. The Indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not be subject to the restrictions of the Indenture.

     The Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the Indenture, (iii) cross defaults on more than $5 million of other indebtedness, (iv) failure to pay more than $5 million of judgments and (v) certain events of bankruptcy with respect to the Company and certain of its subsidiaries.

                        SHARES ELIGIBLE FOR FUTURE SALE



     Upon completion of the Offerings, the Company will have 27,551,431 shares of Common Stock outstanding. The 6,970,000 shares of Common Stock offered in the Offerings will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares which may be acquired by or shares sold by persons deemed to be "affiliates" of the Company, as such term is defined under the Securities Act, which shares will be subject to the resale limitations of Rule 144. Substantially all other shares will be eligible for resale pursuant to Rule 144 after the Lockup Period.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of then outstanding shares of Common Stock or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who had beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such Rule.



     An aggregate of 2,318,127 shares of Common Stock are reserved for issuance upon the exercise of outstanding options granted to employees and directors of the Company pursuant to the 1996 Plan. After the Offerings, the Company intends to file a registration statement on Form S-8 to register the shares of Common Stock issuable upon the exercise of options granted pursuant to the the 1996 Plan and the Incentive Plan. Accordingly, shares issued upon exercise of such options will be freely tradeable, except for any shares held by an "affiliate" of the Company.



     Prior to the Offerings, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock or the perception that such sales may occur could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. See "Risk Factors--Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price; Registration Rights."



     Notwithstanding the foregoing, in connection with the Offerings, the Company, its executive officers and directors, the Lee Group and certain other shareholders (holding an aggregate of approximately 20 million shares of Common Stock upon consummation of the Offerings) have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch & Co. on behalf of the Underwriters for a period of 180 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement, (ii) upon the exercise of outstanding stock options or (iii) the issuance of options pursuant to the Company's stock option plans.


     In connection with the Recapitalization, the Lee Fund and other affiliates of THL Co. which purchased shares of Common Stock pursuant to the Recapitalization, certain other shareholders of the Company and the Company entered into the Shareholders Agreement. The Shareholders Agreement provides for certain restrictions on transfer of the shares beneficially owned by the parties thereto. The Shareholders Agreement also provides that, subject to certain limitations, the Lee Group and their permitted transferees have demand registration rights with respect to their shares of Common Stock. The Lee Group and certain other shareholders also have certain piggy-back registration rights. See "Risk Factors--Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price; Registrations Rights" and "Certain Relationships and Related Transactions."

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax considerations with respect to the ownership and disposition of Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including certain U.S. expatriates). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.



Dividends
     In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are either
(i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective United States Treasury Department regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under United States Treasury Department regulations issued on October 6, 1997 (the "Final Regulations") generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are fiscally transparent entities, the owner or owners of such entities) will be required to provide to the payor certain documentation that such Non-U.S. Holder (or the owner or owners of such fiscally transparent entities) is a foreign person in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.



Gain on Sale or Other Disposition of Common Stock

     In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain either is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States or, if certain income tax treaties apply, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and, in either case, the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and certain other tests are met; or (iii) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States federal income tax, provided that the Common Stock is regularly traded on an established securities market.

Estate Tax
     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.


Backup Withholding, Information Reporting and Other Reporting Requirements
     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.


     Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "Dividends") generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

     Under the Current Regulations, the payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

     Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient provides to the payor certain documentation as to its status as a Non-U.S. Holder or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                 UNDERWRITING


     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, the Over-Allotment Selling Shareholders and the U.S. Underwriters, and concurrently with the sale of 1,340,000 shares of Common Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.





                                                                 Number
U.S. Underwriter                                                of Shares
-------------------------------------------------------------- ----------
  Merrill Lynch, Pierce, Fenner & Smith
          Incorporated    ....................................
  Bear, Stearns & Co. Inc.   .................................
  Donaldson, Lufkin & Jenrette Securities Corporation   ......
  Smith Barney Inc. ..........................................



                                                               ---------
          Total  ............................................. 5,360,000
                                                               =========



     The Company has also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Bear, Stearns International Limited, Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 5,360,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally and not jointly have agreed to purchase from the Company, an aggregate of 1,340,000 shares of Common Stock. The initial public offering price per share and the underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.


     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting U.S. Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and International Managers are conditioned upon one another.


     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Common Stock. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.



     The Over-Allotment Selling Shareholders have granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 804,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriters' initial amount reflected in the foregoing table. The Over-Allotment

Selling Shareholders also have granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 201,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price up to 530,000 of the shares offered hereby to be sold to certain employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company, the Company's executive officers and directors, the Lee Group, and certain other shareholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person or entity executing the agreement or with respect to which the person or entity executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Lee Group, the beneficial owner of more than 10% of the Company's outstanding Common Stock, may be deemed to be an affiliate of Sutro & Co. Incorporated and Tucker Anthony Incorporated, members of the NASD which may participate in the U.S. Offering and the International Offering. Accordingly, the U.S. Offering and the International Offering will be conducted in accordance with NASD Conduct Rule 2720 which provides that the initial public offering price of the Common Stock may not be higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of this Prospectus and performed its usual standard of due diligence with respect thereto. Smith Barney Inc. has agreed to act as the Qualified Independent Underwriter for the U.S. Offering and the International Offering, and the initial public offering price of the Common Stock will not be higher than the price recommended by Smith Barney Inc.


     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.


     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the U.S. Representatives and the Lead Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development and the above factors in relation to market and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance given that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     The Common Stock has been approved for listing on the New York Stock Exchange under the trading symbol "ROV," subject to official notice of issuance. In order to meet the requirements for listing of the Common Stock on the New York Stock Exchange, the U.S. Underwriters and International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Underwriters and International Managers do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.


     The Company and the Over-Allotment Selling Shareholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the U.S. Underwriters and International Managers may be required to make in respect thereof.


     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might have been in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Donaldson, Lufkin & Jenrette Securities Corporation and its affiliate, DLJ Capital Funding, Inc., have provided from time to time, and may provide in the future, commercial and investment banking services to the Company and its affiliates, including in connection with the Credit Agreement between the Company, BA Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and its affiliate DLJ Capital Funding, Inc. as arrangers for a group of financial institutions and accredited investors which provided the Company with senior bank facilities in an aggregate amount of $170 million.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by DeWitt Ross & Stevens s.c., Madison, Wisconsin. Certain other legal matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, special counsel to the Company. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Fried, Frank, Harris, Shriver & Jacobson will rely on the opinion of DeWitt Ross & Stevens s.c. as to certain matters of Wisconsin law.


                                    EXPERTS

     The financial statements and schedule of the Company and Subsidiaries as of September 30, 1997, and for the year then ended, have been included herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedules of the Company and Subsidiaries as of June 30, 1996 and as of September 30, 1996 and for each of the years in the two-year period ended June 30, 1996, and the Transition Period ended September 30, 1996 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.


     The Company believes, and it has been advised by Coopers & Lybrand L.L.P. that it concurs in such belief, that, during the period of its engagement, the Company and Coopers & Lybrand L.L.P. did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

     The report of Coopers & Lybrand L.L.P. on the Company's consolidated financial statements as of June 30, 1995 and 1996 and as of September 30, 1996 and for each of the years in the three-year period ended June 30, 1996, and the Transition Period ended September 30, 1996, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During that period there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act.


     In June 1997, KPMG Peat Marwick LLP replaced Coopers & Lybrand L.L.P. as the Company's independent accountants. The decision to engage KPMG Peat Marwick LLP was made with the approval of the Company's Audit Committee.

                             AVAILABLE INFORMATION


     The Company is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith files periodic reports and other information with the Commission. The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the shares of Common Stock being offered in the Offerings. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description thereof. Such reports, the Registration Statement and other exhibits and other information omitted from this Prospectus may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a World Wide Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.


     The Company intends to furnish its shareholders with annual reports containing audited financial statements of the Company and quarterly reports containing unaudited financial information for the Company for the first three fiscal quarters of each fiscal year.

                     RAYOVAC CORPORATION AND SUBSIDIARIES


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                     Page
                                                                    -----
Independent Auditors' Report ....................................    F-2
Report of Independent Accountants  ..............................    F-3
Consolidated Balance Sheets  ....................................    F-4
Consolidated Statements of Operations ...........................    F-5
Consolidated Statements of Cash Flows ...........................    F-6
Consolidated Statements of Shareholders' Equity (Deficit)  ......    F-7
Notes to Consolidated Financial Statements  .....................    F-8

                          Independent Auditors' Report





The Board of Directors
Rayovac Corporation:





We have audited the accompanying consolidated balance sheet of Rayovac Corporation and Subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of Rayovac Corporation and Subsidiaries as of June 30, 1996 and September 30, 1996, and for each of the years ended June 30, 1995 and 1996, and the transition period from July 1, 1996 to September 30, 1996, were audited by other auditors whose report thereon dated November 22, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the fiscal year 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rayovac Corporation and Subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



KPMG PEAT MARWICK LLP



Milwaukee, Wisconsin
October 28, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Rayovac Corporation


     We have audited the accompanying combined consolidated balance sheets of Rayovac Corporation and Subsidiaries as of June 30, 1996 and September 30, 1996, and the related combined consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended June 30, 1996 and the period July 1, 1996 to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rayovac Corporation and Subsidiaries as of June 30, 1996 and September 30, 1996, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1996 and the period July 1, 1996 to September 30, 1996, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
November 22, 1996

                     RAYOVAC CORPORATION AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)




                                                                June 30,   September 30,   September 30,
                                                                  1996         1996            1997
                                                               ----------  -------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents   ................................. $  2,190      $   4,255     $   1,133
 Receivables:
   Trade accounts receivable, net of allowance for doubtful
    receivables of $786, $722 and $1,221, respectively  ......   55,830         62,320        76,590
   Other   ...................................................    2,322          4,156         3,079
 Inventories  ................................................   66,941         70,121        58,551
 Deferred income taxes .......................................    5,861          9,158         9,099
 Prepaid expenses and other  .................................    4,975          4,864         5,928
                                                               --------      ----------     ---------
      Total current assets   .................................  138,119        154,874       154,380
                                                               --------      ----------     ---------
Property, plant and equipment, net    ........................   73,181         68,640        65,511
Deferred charges and other   .................................    9,655          7,413         7,713
Debt issuance costs    .......................................      173         12,764         9,277
                                                               --------      ----------     ---------
      Total assets  .......................................... $221,128      $ 243,691     $ 236,881
                                                               ========      ==========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt    .....................  $11,631      $   8,818     $  23,880
 Accounts payable   ..........................................   38,695         46,921        57,259
 Accrued liabilities:
   Wages and benefits  .......................................    6,126          5,894         9,343
   Accrued interest    .......................................    1,890            631         5,613
   Recapitalization and other special charges  ...............       --         14,942         4,612
   Other   ...................................................   16,557         13,019        19,856
                                                               --------      ----------     ---------
      Total current liabilities    ...........................   74,899         90,225       120,563
                                                               --------      ----------     ---------
Long-term debt, net of current maturities   ..................   69,718        224,845       183,441
Employee benefit obligations, net of current portion    ......   12,141         12,138        11,291
Deferred income taxes  .......................................    2,584            142           735
Other   ......................................................      162          2,061         1,446
                                                               --------      ----------     ---------
      Total liabilities   ....................................  159,504        329,411       317,476
                                                               --------      ----------     ---------
Shareholders' equity (deficit):
 Common stock, $.01 par value, authorized 90,000 shares;
   issued 50,000 shares; outstanding 49,500, 20,470 and
   20,581 shares, respectively  ..............................      500            500           500
 Rayovac International Corporation common stock, $.50 value, authorized 18 shares; issued and outstanding 10 shares at
   June 30, 1996    ..........................................        5             --            --
 Additional paid-in capital  .................................   12,000         15,970        15,974
 Foreign currency translation adjustment    ..................    1,650          1,689         2,270
 Notes receivable from officers/shareholders   ...............       --           (500)       (1,658)
 Retained earnings  ..........................................   48,002         25,143        31,321
                                                                -------       ---------     ---------
                                                                 62,157         42,802        48,407
 Less stock held in trust for deferred compensation
   plan, 160 shares    .......................................       --             --          (962)
 Less treasury stock, at cost, 500, 29,530 and 29,419 shares,
   respectively  .............................................     (533)      (128,522)     (128,040)
                                                                -------      ---------     ---------
Total shareholders' equity (deficit)  ........................   61,624        (85,720)      (80,595)
                                                                -------      ----------     ---------
Total liabilities and shareholders' equity (deficit)    ...... $221,128     $  243,691     $ 236,881
                                                               =========     ==========     =========


          See accompanying notes to consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)




                                                                              Transition
                                                     Year ended June 30,      Period ended      Year ended
                                                   ----------------------     September 30,    September 30,
                                                      1995         1996           1996             1997
                                                   ----------   ----------   ---------------   --------------
Net sales   ....................................   $415,224     $423,354       $ 101,880          $432,552
Cost of goods sold   ...........................    237,126      239,343          59,242           234,569
                                                   ---------    ---------      ---------          ---------
  Gross profit .................................    178,098      184,011          42,638           197,983
                                                   ---------    ---------      ---------          ---------
Operating expenses:
 Selling .......................................    108,703      116,525          27,796           122,055
 General and administrative   ..................     32,861       31,767           8,628            32,205
 Research and development  .....................      5,005        5,442           1,495             6,196
 Recapitalization charges  .....................         --           --          12,326                --
 Other special charges  ........................         --           --          16,065             3,002
                                                   ---------    ---------      ---------          ---------
                                                    146,569      153,734          66,310           163,458
                                                   ---------    ---------      ---------          ---------
  Income (loss) from operations  ...............     31,529       30,277         (23,672)           34,525
Interest expense  ..............................      8,644        8,435           4,430            24,542
Other expense, net   ...........................        230          552              76               378
                                                   ---------    ---------      ---------          ---------
Income (loss) before income taxes and
 extraordinary item  ...........................     22,655       21,290         (28,178)            9,605
Income tax expense (benefit)  ..................      6,247        7,002          (8,904)            3,419
                                                   ---------    ---------      ---------          ---------
Income (loss) before extraordinary item   ......     16,408       14,288         (19,274)            6,186
Extraordinary item, loss on early
 extinguishment of debt, net of income tax
 benefit of $777  ..............................         --           --          (1,647)               --
                                                   ---------    ---------      ---------          ---------
  Net income (loss)  ...........................   $ 16,408     $ 14,288       $ (20,921)         $  6,186
                                                   =========    =========      =========          =========
Net income (loss) per common share:
 Income (loss) before extraordinary item  ......   $   0.32     $   0.28       $   (0.42)         $   0.28
 Extraordinary item  ...........................         --           --           (0.04)               --
                                                   ---------    ---------      ---------          ---------
  Net income (loss)  ...........................   $   0.32     $   0.28       $   (0.46)         $   0.28
                                                   =========    =========      =========          =========
Weighted average shares of common stock
 outstanding   .................................     51,648       51,148          45,469            22,179
                                                   =========    =========      =========          =========



          See accompanying notes to consolidated financial statements.

                      RAYOVAC CORPORATIONAND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (Dollars in thousands, except per share amounts)




                                                                                                  Transition
                                                                        Year ended June 30,      Period ended     Year ended
                                                                     --------------------------  September 30,   September 30,
                                                                         1995         1996           1996            1997
                                                                     ------------ ------------- --------------- --------------
Cash flows from operating activities:
 Net income (loss)  ................................................ $  16,408    $   14,288      $  (20,921)    $    6,186
 Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
   Recapitalization and other special charges  .....................        --            --          13,449             --
   Extraordinary item, loss on early extinguishment of debt   ......        --            --           2,424             --
   Amortization of debt issuance costs   ...........................       103            53           1,609          3,563
   Depreciation  ...................................................    11,024        11,932           3,279         11,308
   Deferred income taxes  ..........................................       346             3          (5,739)           652
   Loss (gain) on disposal of fixed assets  ........................       110          (108)          1,289           (326)
   Curtailment gain    .............................................        --            --              --         (2,923)
   Changes in assets and liabilities:
    Accounts receivable   ..........................................    (2,537)       (6,166)         (8,940)       (14,794)
    Inventories  ...................................................     9,004        (1,779)         (3,078)        11,987
    Prepaid expenses and other  ....................................      (990)        1,148             741           (563)
    Accounts payable and accrued liabilities   .....................     2,051        (1,526)           (185)        30,905
    Accrued recapitalization and other special charges  ............        --            --          14,942        (10,330)
                                                                     ----------   -----------     ----------     ----------
    Net cash provided (used) by operating activities    ............    35,519        17,845          (1,130)        35,665
                                                                     ----------   -----------     ----------     ----------
Cash flows from investing activities:
 Purchases of property, plant and equipment    .....................   (16,938)       (6,646)         (1,248)       (10,856)
 Proceeds from sale of property, plant and equipment    ............       139           298           1,281             52
                                                                     ----------   -----------     ----------     ----------
    Net cash provided (used) by investing activities    ............   (16,799)       (6,348)             33        (10,804)
                                                                     ----------   -----------     ----------     ----------
Cash flows from financing activities:
 Reduction of debt  ................................................  (106,383)     (104,526)       (107,090)      (135,079)
 Proceeds from debt financing   ....................................    85,698        96,252         259,489        108,890
 Cash overdraft  ...................................................     3,925         2,339          (2,493)           164
 Debt issuance costs   .............................................        --            --         (14,373)            --
 Extinguishment of debt   ..........................................        --            --          (2,424)            --
 Proceeds from direct financing lease ..............................        --            --              --            100
 Distributions from DISC  ..........................................    (1,500)       (5,187)         (1,943)            --
 Issuance of stock  ................................................        --            --              --            271
 Acquisition of treasury stock  ....................................        --          (533)       (127,925)        (3,343)
 Exercise of stock options   .......................................        --            --              --          1,438
 Payments on capital lease obligation    ...........................        --          (295)            (84)          (426)
                                                                     ----------   -----------     ----------     ----------
    Net cash provided (used) by financing activities    ............   (18,260)      (11,950)          3,157        (27,985)
                                                                     ----------   -----------     ----------     ----------
Effect of exchange rate changes on cash and cash
 equivalents  ......................................................      (345)           (2)              5              2
                                                                     ----------   -----------     ----------     ----------
    Net increase (decrease) in cash and cash equivalents   .               115          (455)          2,065         (3,122)
Cash and cash equivalents, beginning of period    ..................     2,530         2,645           2,190          4,255
                                                                     ----------   -----------     ----------     ----------
Cash and cash equivalents, end of period    ........................ $   2,645    $    2,190      $    4,255     $    1,133
                                                                     ==========   ===========     ==========     ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest   .......................................... $   8,789    $    7,535      $    7,977     $   16,030
 Cash paid for income taxes  .......................................     8,821         5,877             419          1,172
                                                                     ==========   ===========     ==========     ==========



          See accompanying notes to consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                (Dollars in thousands, except per share amounts)


                                                                        Rayovac
                                                                     International
                                                                      Corporation
                                                                     common stock
                                                 Common Stock           (DISC)                       Foreign
                                             --------------------- -----------------  Additional    currency
                                                                                       paid-in     translation
                                                Shares     Amount   Shares   Amount    capital     adjustment
                                             ------------ -------- -------- -------- ------------ -------------
Balances at June 30, 1994 ..................    50,000      $500      10    $   5      $12,000       $1,555
                                              --------      -----   ----    ------     --------      ------
Net income .................................        --        --      --       --           --           --
Distributions from DISC   ..................        --        --      --       --           --           --
Translation adjustment .....................        --        --      --       --           --          424
Adjustment of additional minimum pension
 liability .................................        --        --      --       --           --           --
                                              --------      -----   ----    ------     --------      ------
Balances at June 30, 1995 ..................    50,000       500      10        5       12,000        1,979
                                              --------      -----   ----    ------     --------      ------
Net income .................................        --        --      --       --           --           --
Distributions from DISC   ..................        --        --      --       --           --           --
Translation adjustment .....................        --        --      --       --           --         (329)
Adjustment of additional minimum pension
 liability .................................        --        --      --       --           --           --
Treasury stock acquired   ..................      (500)       --      --       --           --           --
                                              --------      -----   ----    ------     --------      ------
Balances at June 30, 1996 ..................    49,500       500      10        5       12,000        1,650
                                              --------      -----   ----    ------     --------      ------
Net loss   .................................        --        --      --       --           --           --
Common stock acquired in Recapitalization      (29,030)       --      --       --           --           --
Exercise of stock options ..................        --        --      --       --        3,970           --
Increase in cost of existing treasury stock         --        --      --       --           --           --
Note receivable from officers/shareholders          --        --      --       --           --           --
Termination of DISC ........................        --        --     (10)      (5)          --           --
Translation adjustment .....................        --        --      --       --           --           39
                                              --------      -----   ----    ------     --------      ------
Balances at September 30, 1996  ............    20,470       500      --       --       15,970        1,689
                                              --------      -----   ----    ------     --------      ------
Net income .................................        --        --      --       --           --           --
Sale of common stock   .....................       111        --      --       --            4           --
Treasury stock acquired   ..................      (556)       --      --       --           --           --
Exercise of stock options and sale of common
 stock to trust  ...........................       556        --      --       --           --           --
Notes receivable from officers/shareholders         --        --      --       --           --           --
Adjustment of additional minimum pension
 liability .................................        --        --      --       --           --           --
Translation adjustment .....................        --        --      --       --           --          581
                                              --------      -----   ----    ------     --------      ------
Balances at September 30, 1997  ............    20,581      $500      --       --      $15,974       $2,270
                                              ========      =====   ====    ======     ========      ======



                                                 Notes                                                Total
                                               receivable                    Stock                 shareholders'
                                               officers/       Retained     held in    Treasury      equity
                                              shareholders     earnings      trust       stock      (deficit)
                                             -------------- -------------- --------- -----------  --------------
Balances at June 30, 1994 ..................   $     --     $   23,862      $   --    $      --    $  37,922
                                               --------     -----------     ------    ---------   -----------
Net income .................................         --         16,408          --           --       16,408
Distributions from DISC   ..................         --         (1,500)         --           --       (1,500)
Translation adjustment .....................         --             --          --           --          424
Adjustment of additional minimum pension
 liability .................................         --            333          --           --          333
                                               --------     -----------     ------    ---------   -----------
Balances at June 30, 1995 ..................         --         39,103          --           --       53,587
                                               --------     -----------     ------    ----------   -----------
Net income .................................         --         14,288          --           --       14,288
Distributions from DISC   ..................         --         (5,187)         --           --       (5,187)
Translation adjustment .....................         --             --          --           --         (329)
Adjustment of additional minimum pension
 liability .................................         --           (202)         --           --         (202)
Treasury stock acquired   ..................         --             --          --         (533)        (533)
                                               --------     -----------     ------    ----------   -----------
Balances at June 30, 1996 ..................         --         48,002          --         (533)      61,624
                                               --------     -----------     ------    ----------   -----------
Net loss   .................................         --        (20,921)         --           --      (20,921)
Common stock acquired in Recapitalization            --             --          --     (127,425)    (127,425)
Exercise of stock options ..................         --             --          --           --        3,970
Increase in cost of existing treasury stock          --             --          --         (564)        (564)
Note receivable from officers/shareholders         (500)            --          --           --         (500)
Termination of DISC ........................         --         (1,938)         --           --       (1,943)
Translation adjustment .....................         --             --          --           --           39
                                               --------     -----------     ------    ----------   -----------
Balances at September 30, 1996  ............       (500)        25,143          --     (128,522)     (85,720)
                                               --------     -----------     ------    ----------   -----------
Net income .................................         --          6,186          --           --        6,186
Sale of common stock   .....................         --             --          --          482          486
Treasury stock acquired   ..................         --             --          --       (3,343)      (3,343)
Exercise of stock options and sale of common
 stock to trust  ...........................         --             --        (962)       3,343        2,381
Notes receivable from officers/shareholders      (1,158)            --          --           --       (1,158)
Adjustment of additional minimum pension
 liability .................................         --             (8)         --           --           (8)
Translation adjustment .....................         --             --          --           --          581
                                               --------     -----------     ------    ----------   -----------
Balances at September 30, 1997  ............   $ (1,658)    $   31,321      $ (962)   $(128,040)   $ (80,595)
                                               ========     ===========     ======    ==========   ===========


          See accompanying notes to consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


1. Description of Business and Recapitalization


     Rayovac Corporation and its wholly owned subsidiaries (Company) manufacture and market a variety of battery types including general (alkaline, rechargeables, heavy duty, lantern and general purpose), button cell and lithium. The Company also produces a variety of lighting devices such as flashlights and lanterns. The Company's products are sold primarily to retailers in the United States, Canada, Europe, and the Far East.


     Effective as of September 12, 1996, the Company, all of the shareholders of the Company, Thomas H. Lee Equity Fund III L.P. (Lee Fund) and other affiliates of Thomas H. Lee Company (THL Co.) completed a recapitalization of the Company (Recapitalization) pursuant to which: (i) the Company obtained senior financing in an aggregate of $170,000, of which $131,000 was borrowed at the closing of the Recapitalization; (ii) the Company obtained $100,000 in financing through the issuance of senior subordinated increasing rate notes of the Company (Bridge Notes); (iii) the Company redeemed a portion of the shares of common stock held by the former President and Chief Executive Officer of the Company; (iv) the Lee Fund and other affiliates of THL Co. purchased for cash shares of common stock owned by shareholders of the Company; and (v) the Company repaid certain of its outstanding indebtedness, including prepayment fees and penalties. The prepayment fees and penalties paid have been recorded as an extraordinary item in the Consolidated Statements of Operations. Other non-recurring charges of $12,300 related to the Recapitalization were also expensed, including $2,200 in advisory fees paid to the financial advisor to the Company's selling shareholders; various legal and consulting fees of $2,800; and $7,300 of stock option compensation, severance payments and employment contract settlements for the benefit of certain present and former officers, directors and management of the Company. Payment for these costs was or is expected to be as follows: (i) $8,900 was paid prior to September 30, 1996; (ii) $2,815 was paid in fiscal year 1997 and (iii) $585 is expected to be paid in fiscal year 1998.


     In 1996, the Company changed its fiscal year end from June 30 to September
30. For clarity of presentation herein, the period from July 1, 1996, to September 30, 1996 is referred to as the "Transition Period Ended September 30, 1996" or "Transition Period."


2. Significant Accounting Policies and Practices
   a. Principles of Combination and Consolidation: The consolidated financial statements include the financial statements of Rayovac Corporation and its wholly owned subsidiaries. Rayovac International Corporation, a Domestic International Sales Corporation (DISC) which was owned by the Company's shareholders, was combined with Rayovac Corporation through August 1996, when the DISC was terminated and the net assets distributed to its shareholders. All intercompany transactions have been eliminated. For reporting purposes, all financial statements are referred to as "consolidated" financial statements.

   b. Revenue Recognition: The Company recognizes revenue from product sales upon shipment to the customer.

   c. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   d. Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

   e. Concentrations of Credit Risk, Major Customers and Employees: The Company's trade receivables are subject to concentrations of credit risk as three principal customers accounted for 26%, 24% and 24% of the outstanding trade receivables as of June 30, 1996, and September 30, 1996 and 1997, respectively. The Company derived 28%, 28%, 25% and 29% of its net sales during the years ended June 30, 1995

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

2. Significant Accounting Policies and Practices--Continued

      and 1996, the Transition Period, and the year ended September 30, 1997, respectively, from the same three customers.

        The Company has one customer that represented over 10% of its net sales. The Company derived 16%, 18%, 18%, and 20% of its net sales from this customer during the years ended June 30, 1995 and 1996, the Transition Period, and the year ended September 30, 1997, respectively.


        A significant number of the Company's factory employees are represented by one of four labor unions. The Company has recently entered into collective bargaining agreements with its Madison and Fennimore, Wisconsin employees each of which expires in 2000. The Company's collective bargaining agreement with 24 of its Washington, United Kingdom employees is scheduled to expire in December 1997. In addition, the Company's collective bargaining agreements with its 5 Hayward, California and 203 Portage, Wisconsin employees are scheduled to expire in May and July 1998, respectively. The Company believes its relationship with its employees is good and there have been no work stoppages involving Company employees since 1981.


   f. Displays and Fixtures: The costs of displays and fixtures are capitalized and recorded as a prepaid asset and charged to expense when shipped to a customer location. Such prepaid assets amount to approximately $1,068, $730 and $1,456 as of June 30, 1996, and September 30, 1996 and 1997, respectively.

   g. Inventories: Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

   h. Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:


        Building and improvements ............ 20-30 years
        Machinery, equipment and other  ......  5-20 years

   i. Debt Issuance Costs: Debt issuance costs are capitalized and amortized to interest expense over the lives of the related debt agreements.

   j. Accounts Payable: Included in accounts payable at June 30, 1996, and September 30, 1996 and 1997, is approximately $7,805, $5,312, and $5,476, respectively, of book overdrafts on disbursement accounts which were replenished prior to the presentation of checks for payment.

   k. Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   l. Foreign Currency Translation: Assets and liabilities of the Company's foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are accumulated as a separate component of shareholders' equity (deficit). Exchange gains (losses) on foreign currency transactions aggregating ($112), ($750), ($70), and ($639) for the years ended June 30, 1995 and 1996, the Transition Period, and the year ended September 30, 1997, respectively, are included in other expense, net, in the Consolidated Statements of Operations.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

2. Significant Accounting Policies and Practices--Continued


   m. Advertising Costs: The Company incurred expenses for advertising of $25,556, $29,976, $7,505 and $24,326 in the years ended June 30, 1995 and 1996, the Transition Period, and the year ended September 30, 1997, respectively. The Company expenses advertising production costs as such costs are incurred.

   n. Net Income (Loss) Per Share: Net income (loss) per share data has been computed using the weighted average number of shares of common stock and common equivalent shares from stock options (when dilutive using the treasury stock method). Stock options issued during the 12-month period prior to the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive using the treasury stock method and the anticipated initial public offering price). Net income (loss) per share on a historical basis (per APB 15) was $0.33, $0.29, and $(0.48) for fiscal 1995, 1996, and the Transition Period, respectively.


   o. Derivative Financial Instruments: Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures.

        The Company uses interest rate swaps to manage its interest rate risk. The net amounts to be paid or received under interest rate swap agreements designated as hedges are accrued as interest rates change and are recognized over the life of the swap agreements, as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the counterparties are included in accounts payable or accounts receivable. The Company has entered into an interest rate swap agreement which effectively fixes the interest rate on floating rate debt at a rate of 6.16% for notional principal amount of $62,500 through October 1999. The fair value of this contract at September 30, 1997 is ($159).

        The Company enters into forward foreign exchange contracts relating to the anticipated settlement in local currencies of intercompany purchases and sales. These contracts generally require the Company to exchange foreign currencies for U.S. dollars. The contracts are marked to market, and the related adjustment is recognized in other expense, net. The related amounts payable to, or receivable from, the counterparties are included in accounts payable or accounts receivable. The Company has approximately $3,100 of forward exchange contracts at September 30, 1997. The fair value at September 30, 1997, approximated the contract value.


        The Company is exposed to risk from fluctuating prices for commodities used in the manufacturing process. The Company hedges some of this risk through the use of commodity calls and puts. The Company is buying calls, which allow the Company to purchase a specified quantity of zinc through a specified date for a fixed price, and writing puts, which allow the buyer to sell to the Company a specified quantity of zinc through a specified date at a fixed price. The maturity of, and the quantities covered by, the contracts highly correlate to the Company's anticipated purchases of the commodity. The cost of the calls, and the premiums received from the puts, are amortized over the life of the agreements and are recorded in cost of goods sold, along with the effect of the put and call agreements. At September 30, 1997, the Company has purchased a series of calls with a contract value of approximately $2,800 and sold a series of puts with a contact value of approximately $2,400 for the period from October through March designed to set a ceiling and floor price. While these transactions have no carrying value, the fair value of these contracts was approximately $138 at September 30, 1997. The Company has a receivable at September 30, 1997, of approximately $222 in the accompanying consolidated balance sheet from the settlement of September contracts.


        These fair values represent the estimated amount the Company would receive or pay to terminate agreements at September 30, 1997, taking into consideration current market rates and the current credit worthiness of the counterparties based on dealer quotes. The Company may be exposed to credit loss in

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

2. Significant Accounting Policies and Practices--Continued

      the event of nonperformance by the counterparties to these contracts, but does not anticipate such nonperformance.

   p. Environmental Expenditures: Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers.

   q. Stock Split: In September 1996, the Company's Board of Directors declared a five-for-one stock split. A total of 16,376 additional shares were issued in conjunction with the stock split to shareholders of record. All applicable share and per share amounts herein have been restated to reflect the stock split retroactively.

   r. Reclassification: Certain prior year amounts have been reclassified to conform with the current year presentation.

        The Company has reclassified certain promotional expenses, previously reported as a reduction of net sales, to selling expense. The amounts which have been reclassified are $24,236 and $23,970 for the years ended June 30, 1995 and 1996, respectively, $6,899 for the Transition Period ended September 30, 1996, and $28,702 for the year ended September 30, 1997.

   s. Impact of Recently Issued Accounting Standards: In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (FAS 128). FAS 128 will be effective for periods ending after December 15, 1997, and specifies the computation, presentation, and disclosure requirements for earnings per share. Adoption of this accounting standard is not expected to have a material effect on the earnings per share computations of the Company assuming the current capital structure.

        In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (FAS 130), which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement, and
      (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. FAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is evaluating the effect of this pronouncement on its consolidated financial statements.

        In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (FAS 131), which is effective for financial statements for periods beginning after December 15, 1997. FAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is evaluating the effect of this pronouncement on its consolidated financial statements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

3. Inventories
     Inventories consist of the following:


                              June 30,     September 30,     September 30,
                                1996           1996              1997
                             ----------   ---------------   --------------
   Raw material  .........     $24,238        $25,300          $23,291
   Work-in-process  ......      19,081         14,651           15,286
   Finished goods   ......      23,622         30,170           19,974
                              --------        --------         --------
                               $66,941        $70,121          $58,551
                              ========        ========         ========


4. Property, Plant and Equipment
     Property, plant and equipment consist of the following:




                                              June 30,     September 30,     September 30,
                                                1996           1996              1997
                                             ----------   ---------------   --------------
   Land, building and improvements  ......   $ 15,469        $ 16,824          $ 10,752
   Machinery, equipment and other   ......    117,248         117,754           120,894
   Construction in process ...............      5,339           6,232            11,326
                                             ---------       ---------         ---------
                                              138,056         140,810           142,972
   Less accumulated depreciation .........     64,875          72,170            77,461
                                             ---------       ---------         ---------
                                             $ 73,181        $ 68,640          $ 65,511
                                             =========       =========         =========


5. Debt
     Debt consists of the following:




                                                                   June 30,     September 30,     September 30,
                                                                     1996           1996              1997
                                                                  ----------   ---------------   --------------
   Term loan facility   .......................................     $    --       $105,000         $ 100,500
   Revolving credit facility  .................................          --         23,500             4,500
   Series B Senior Subordinated Notes, due November 1,
    2006, with interest at 10-1/4% payable semi-annually  .....          --             --           100,000
   Bridge Notes   .............................................          --        100,000                --
   Debt paid September 1996 due to Recapitalization:
    Senior Secured Notes due 1997 through 2002  ...............      29,572             --                --
    Subordinated Notes due through 2003   .....................       7,270             --                --
    Revolving credit facility .................................      39,250             --                --
   Notes payable in Pounds Sterling to a foreign bank, due
    on demand, with interest at bank's base rate plus
    1.87%   ...................................................       1,242            939                --
   Capitalized lease obligation  ..............................       1,330          1,246               866
   Notes and obligations, weighted average interest rate of
    5.24% at September 30, 1997  ..............................       2,685          2,978             1,455
                                                                   --------       ---------        ----------
                                                                     81,349        233,663           207,321
   Less current maturities ....................................      11,631          8,818            23,880
                                                                   --------       ---------        ----------
   Long-term debt .............................................     $69,718       $224,845         $ 183,441
                                                                   ========       =========        ==========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

5. Debt --Continued

     On September 12, 1996, the Company executed a Credit Agreement (Agreement) arranged by BA Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and certain of its affiliates for a group of financial institutions and other accredited investors. The Agreement provides for senior bank facilities, including term and revolving credit facilities in an aggregate amount of $170,000. Interest on borrowings is computed, at the Company's option, based on the Bank of America Illinois' base rate, as defined, (Base
Rate) or the Interbank Offering Rate (IBOR).

     The term loan facility includes: (i) Tranche A term loan of $55,000, quarterly amortization ranging from $1,000 to $3,750 beginning December 31, 1996, through September 30, 2002, interest at the Base Rate plus 1.5% per annum or at IBOR plus 2.5% per annum (8.49% at September 30, 1997); (ii) Tranche B term loan of $25,000, quarterly amortization amounts of $62.5 during each of the first six years and $5,875 in the seventh year beginning December 31, 1996, through September 30, 2003, interest at the Base Rate plus 2.0% per annum, or IBOR plus 3.0% per annum (8.93% at September 30, 1997); (iii) Tranche C term loan of $25,000, quarterly amortization of $62.5 during each of the first seven years and $5,812.5 during the eighth year beginning December 31, 1996, through September 30, 2004; interest at the Base Rate plus 2.25% per annum or IBOR plus 3.25% per annum (9.10% at September 30, 1997).


     The revolving credit facility provides for aggregate working capital loans up to $65,000 through September 30, 2002, reduced by outstanding letters of credit ($10,000 limit), and other existing credit facilities and outstanding obligations (approximately $5,000 at September 30, 1997). Interest on borrowings is at the Base Rate plus 1.5% per annum or IBOR plus 2.5% per annum (10.0% at September 30, 1997). The Company had outstanding letters of credit of approximately $631 at September 30, 1997. A fee of 2.5% per annum is payable on the outstanding letters of credit. The Company also incurs a fee of .25% per annum of the average daily maximum amount available to be drawn on each letter of credit issued. The revolving credit facility must be reduced for 30 consecutive days to no more than $5,000 for the fiscal year ending September 30, 1998, and to zero for any fiscal year thereafter.

     The Agreement contains financial covenants with respect to borrowings which include fixed charge coverage, adjusted net worth, and minimum earnings before interest, income taxes, depreciation, amortization. In addition, the Agreement restricts capital expenditures and the payment of dividends. The Company is required to pay a commitment fee of 0.50% per annum on the average daily unused portion of the revolving credit facility. The Tranche A term loan and the revolving credit facility interest rates may be adjusted downward if the Company's leverage ratio, as defined, decreases. Borrowings under the Agreement are collateralized by substantially all the assets of the Company. The Agreement also contains certain mandatory prepayment provisions, one of which requires the Company to pay down $14.5 million by December 29, 1997 due to excess cash flow generated as of September 30, 1997.


     On October 22, 1996, the Company completed a private debt offering of 10-1/4% Senior Subordinated Notes due in 2006 (Old Notes) pursuant to an Indenture. In March 1997, the Company exchanged the Old Notes for 10-1/4% Series B Senior Subordinated Notes due in 2006 (New Notes) registered with the Securities and Exchange Commission. The terms of the New Notes are identical in all material respects to terms of the Old Notes. On or after November 1, 2001 or in certain circumstances, after a public offering of equity securities of the Company, the New Notes will be redeemable at the option of the Company, in whole or in part, at prescribed redemption prices plus accrued and unpaid interest.

     Upon a change in control, the Company shall be required to repurchase all or any part of the New Notes at a purchase price equal to 101% of the aggregate principal amount. The Company is also required to repurchase all or a portion of the New Notes upon consummation of an asset sale, as defined, in excess of $5,000.

     The terms of the New Notes restrict or limit the ability of the Company and its subsidiaries to, among other things, (i) pay dividends or make other restricted payments, (ii) incur additional indebtedness and issue preferred

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

5. Debt --Continued

stock, (iii) create liens, (iv) incur dividend and other payment restrictions affecting subsidiaries, (v) enter into mergers, consolidations, or sales of all or substantially all of the assets of the Company, (vi) make asset sales, (vii) enter into transactions with affiliates, and (viii) issue or sell capital stock of wholly owned subsidiaries of the Company. Payment obligations under the New Notes are fully and unconditionally guaranteed on a joint and several basis by the Company's directly and wholly owned subsidiary, ROV Holding, Inc. (ROV or Guarantor Subsidiary). The foreign subsidiaries of the Company, which do not guarantee the payment obligations under the New Notes (Nonguarantor Subsidiaries), are directly and wholly owned by ROV. See note 17.

     The proceeds from the new Notes were used to pay down the Bridge Notes. The Bridge Notes bore interest at prime plus 3.5%.

     The aggregate scheduled maturities of debt are as follows:



          Year ending September 30,
              1998  ...............  $ 23,880
              1999  ...............    12,441
              2000  ...............    10,500
              2001  ...............    12,500
              2002  ...............    15,500
              Thereafter  .........   132,500
                                     ---------
                                     $207,321
                                     =========


     The capitalized lease obligation is payable in Pounds Sterling in installments of $425 in 1998 and $441 in 1999.

     The carrying values of the debt instruments noted above are approximately 96% of their estimated fair values.


6. Shareholders' Equity (Deficit)

     During the year ended June 30, 1996, the former principal shareholder of the Company granted an officer and a director options to purchase 235 shares of common stock owned by the shareholder personally at exercise prices per share ranging from $3.65 to $5.77 (the book values per share at the respective dates of grant). These options were exercised in conjunction with the Recapitalization and resulted in a charge to earnings of approximately $3,970 during the Transition Period and an increase in additional paid-in capital in the Consolidated Statements of Shareholders' Equity (Deficit).

     Treasury stock acquired during the year ended June 30, 1996 was subject to an agreement which provided the selling shareholder with additional compensation for the common stock sold if a change in control occurred within a specified period of time. As a result of the Recapitalization, the selling shareholder was entitled to an additional $564, which is reflected as an increase in treasury stock in the Consolidated Statements of Shareholders' Equity (Deficit).

     Retained earnings includes DISC retained earnings of $1,594 at June 30, 1996. In August 1996, the DISC was terminated and the net assets were distributed to its shareholders.

     In January 1997, the Company established a trust to fund future payments under a deferred compensation plan. Certain employees eligible to participate in the plan assigned stock options to the plan. The plan exercised the options and purchased 160 shares of the Company's common stock. Shares issued to the trust are valued at $962 and are reflected as a reduction of stockholders' equity in the consolidated balance sheet.


     The Company and the former principal shareholder of the Company, entered into a Stock Sale Agreement, dated as of August 1, 1997 pursuant to which the former principal shareholder sold 2,023 shares of common stock at $6.01 per share to the Company and to the Thomas H. Lee Equity Fund III, L.P. (the "Lee Fund") and certain other affiliates of Thomas H. Lee Company ("THL Co.," the Lee Fund and such other affiliates being referred to

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

6. Shareholders' Equity (Deficit) --Continued


herein as the "Lee Group"). The Stock Sale Agreement provides that, among other things, if (i) the Company enters into a business combination or other transaction with a third party whereby less than a majority of the outstanding capital stock of the surviving entity is owned by the Lee Group, and (ii) such business combination or other transaction is the result of negotiations or discussions entered into prior to December 31, 1997 and such combination is consummated prior to June 30, 1998, then the Lee Group will remit to the former principal shareholder all amounts, if any, received by the Lee Group (or any affiliated transferee of shares owned by the Lee Group) from the sale of the shares of common stock to such third party in excess of $6.01 per share. In September 1997, another former shareholder sold 205 shares of common stock to the Company and the Lee Group under similar terms.


     On October 22, 1997, the shareholders of the Company approved the authorization of 5,000 shares of Preferred Stock, $.01 par value, and an increase in authorized shares of Common Stock from 90,000 to 150,000.




7. Stock Option Plans
     Effective September 1996, the Company's Board of Directors (Board) approved the Rayovac Corporation 1996 Stock Option Plan (1996 Plan) which is intended to afford an incentive to select employees and directors of the Company to promote the interests of the Company. Under the 1996 Plan, stock options to acquire up to 3,000 shares of common stock, in the aggregate, may be granted under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The time-vesting options become exercisable primarily in equal 20% increments over a five year period. The performance-vesting options become exercisable at the end of ten years with accelerated vesting over each of the next five years if the Company achieves certain performance goals. Accelerated vesting may occur upon sale of the Company, as defined in the Plan.

     On September 3, 1997, the Board adopted the 1997 Rayovac Incentive Plan (Incentive Plan) which was approved by the Shareholders on October 22, 1997 and expires in August 2007. The Incentive Plan replaces the 1996 Plan and no further awards will be granted under the 1996 Plan other than awards of options for shares up to an amount equal to the number of shares covered by options that terminate or expire prior to being exercised. Under the Incentive Plan, the Company may grant to employees and non-employee directors stock options, stock appreciation rights (SARs), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the Incentive Plan. Up to 3,000 shares of common stock may be issued under the Incentive Plan.

     During 1997, the Company adopted the Rayovac Corporation 1997 Stock Option Plan (1997 Plan). Under the 1997 Plan, stock options to acquire up to 665 shares of common stock, in the aggregate, may be granted. The exercise price is $6.01. The 1997 Plan and each option granted thereunder expire no later than November 30, 1997.

     A summary of the status of the Company's plan is as follows:



                                                     Transition period ended                Year ended
                                                        September 30, 1996              September 30, 1997
                                                  ------------------------------   -----------------------------
                                                               Weighted-average                 Weighted-average
                                                   Options      exercise price      Options     exercise price
                                                  ---------   ------------------   ---------   -----------------
     Outstanding, beginning of period .........        --           $  --           1,464           $ 4.39
     Granted  .................................     1,464            4.30           1,410             5.03
     Exercised   ..............................        --              --            (556)            6.01
                                                    ------          ------          -----           -------
     Outstanding, end of period ...............     1,464           $4.30           2,318           $ 4.33
                                                    ======          ======          =====           =======
     Options exercisable, end of period  ......        40           $1.14             496           $ 4.13
                                                    ======          ======          =====           =======


     The stock options outstanding on September 30, 1997, have a weighted-average remaining contractual life estimated at 9.5 years.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

7. Stock Option Plans --Continued



                                                                Transition
                                                               period ended           Year ended
                                                            September 30, 1996     September 30, 1997
                                                           --------------------   -------------------
   Weighted-average grant-date
    fair value of options granted during period   ......          $1.92                 $1.84
   Assumptions used:
    Risk-free interest rate  ...........................           6.78%                 6.78%
    Expected life   ....................................         8 years                8 years



     The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in the Consolidated Statements of Operations. Had the Company recognized compensation expense determined on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS No. 123), the Company's net income (loss) and net income (loss) per share, on a pro forma basis, for the Transition Period and the year ended September 30, 1997, would have been ($21,035) and ($0.46) per share and $5,680 and $0.26 per share, respectively. The effects of applying FASB 123 may not be representative of the effects on reported net income (loss) for future years.



8. Income Taxes
     Pretax income (loss) (income (loss) before income taxes and extraordinary item) and income tax expense (benefit) consist of the following:



                                             Years ended          Transition           Year
                                              June 30,           period ended         ended
                                        ---------------------    September 30,     September 30,
                                          1995        1996           1996              1997
                                        ---------   ---------   ---------------   --------------
Pretax income (loss):
    United States  ..................  $16,505     $17,154        $(27,713)         $6,214
    Outside the United States  ......    6,150       4,136          (2,889)          3,391
                                       -------     -------        --------          ------
   Total pretax income (loss)  ......  $22,655     $21,290        $(30,602)         $9,605
                                       =======     =======        ========          ======
   Income tax expense (benefit):
    Current:
     Federal ........................  $ 3,923     $ 5,141        $ (3,870)         $2,926
     Foreign ........................      797       1,469             (72)           (176)
     State   ........................    1,181         389              --              17
                                        -------     -------        --------          ------
    Total current                        5,901       6,999          (3,942)          2,767
                                        -------     -------        --------          ------
    Deferred:
     Federal ........................      799          54          (3,270)           (842)
     Foreign ........................     (544)        (57)           (847)            809
     State   ........................       91           6          (1,622)            685
                                        -------     -------        --------          ------
    Total deferred ..................      346           3          (5,739)            652
                                        -------     -------        --------          ------
                                       $ 6,247     $ 7,002        $ (9,681)         $3,419
                                        =======     =======        ========          ======

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

8. Income Taxes --Continued

     The following reconciles the Federal statutory income tax rate with the Company's effective tax rate:




                                                               Years ended        Transition           Year
                                                                June 30,         period ended         ended
                                                            -----------------    September 30,     September 30,
                                                             1995      1996          1996              1997
                                                            -------   -------   ---------------   --------------
Statutory Federal income tax rate   .....................    35.0%     35.0%         35.0%            35.0%
   DISC/FSC commission income ...........................   (5.9)     (5.2)           0.4              (1.2)
   Effect of foreign items and rate differentials  ......   (4.0)      1.0           (1.2)              0.3
   State income taxes, net ..............................    3.6       1.1            3.9               4.9
   Reduction of prior year tax provision  ...............     --        --             --              (3.0)
   Nondeductible recapitalization charges ...............     --        --           (6.2)               --
   Other ................................................   (1.1)      1.0           (0.3)             (0.4)
                                                            -----     -----         -----             -----
                                                            27.6%     32.9%          31.6%             35.6%
                                                            =====     =====         =====             =====


     The components of the net deferred tax asset and types of significant basis differences were as follows:



                                                          June 30,     September 30,     September 30,
                                                            1996           1996              1997
                                                         ----------   ---------------   --------------
   Current deferred tax assets:
    Recapitalization charges  ........................   $    --         $  2,991         $    792
    Inventories and receivables  .....................     1,395            1,407            1,495
    Marketing and promotional accruals ...............     1,498            1,252            3,256
    Employee benefits   ..............................     1,554            1,780            1,509
    Environmental accruals ...........................       420              752              679
    Other   ..........................................       994              976            1,368
                                                         --------        --------         --------
     Total current deferred tax assets ...............     5,861            9,158            9,099
                                                         --------        --------         --------
   Noncurrent deferred tax assets:
    Employee benefits   ..............................     3,053            4,504            4,214
    State net operating loss carryforwards   .........        --            1,249              468
    Package design expense ...........................       532              523              927
    Promotional expense ..............................       784              854              594
    Other   ..........................................     1,516            1,475            1,753
                                                         --------        --------         --------
     Total noncurrent deferred tax assets ............     5,885            8,605            7,956
                                                         --------        --------         --------
   Noncurrent deferred tax liabilities:
    Property, plant, and equipment  ..................    (8,430)          (8,708)          (8,651)
    Other   ..........................................       (39)             (39)             (40)
                                                         --------        --------         --------
     Total noncurrent deferred tax liabilities  ......    (8,469)          (8,747)          (8,691)
                                                         --------        --------         --------
   Net noncurrent deferred tax liabilities   .........   $(2,584)        $   (142)        $   (735)
                                                         ========        ========         ========



     At September 30, 1997, the Company has operating loss carryforwards for state income tax purposes of approximately $6,000, which expire generally in years through 2012.


     During 1995, the Company used approximately $3,200 of foreign net operating loss carryforwards for which a deferred tax asset had not been recognized in prior years due to uncertainty regarding future earnings of the

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

8. Income Taxes --Continued

subsidiaries to which the carryforwards related. As a result, the Company reversed the valuation allowance of $1,240 recorded at June 30, 1994, in 1995.

     Provision has not been made for United States income taxes on a portion of the undistributed earnings of the Company's foreign subsidiaries (approximately $4,342, $4,216, and $4,737 at June 30, 1996, and September 30, 1996 and 1997,
respectively), either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company intends to reinvest those earnings. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such earnings.


9. Leases
     Future minimum rental commitments under noncancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:


   Year ending September 30,
   1998   ..................   $ 6,828
   1999   ..................     5,404
   2000   ..................     4,455
   2001   ..................     4,012
   2002   ..................     4,017
   Thereafter   ............    34,112
                               --------
                               $58,828
                               ========

     The above lease commitments include payments under leases for the corporate headquarters facilities and other properties from partnerships in which one of the Company's former shareholders is a partner. Annual minimum rental commitments on the headquarters facility of $2,817 are subject to an adjustment based upon changes in the Consumer Price Index. The leases on the other properties require annual lease payments of $470 subject to annual inflationary increases. All of the leases expire during the years 1998 through 2013.


     Total rental expense was $8,189, $8,213, $1,995, and $8,126, for the years ended June 30, 1995 and 1996, the Transition Period, and the year ended September 30, 1997, respectively.



10. Postretirement Pension Benefits

     The Company has various defined benefit pension plans covering substantially all of its domestic employees. Plans covering salaried employees provide pension benefits that are based on the employee's average compensation for the five years which yield the highest average during the 10 consecutive years prior to retirement. Plans covering hourly employees and union members generally provide benefits of stated amounts for each year of service. The Company's policy is to fund pension costs at amounts within the acceptable ranges established by the Employee Retirement Income Security Act of 1974.

     The Company also has nonqualified deferred compensation agreements with certain of its employees under which the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management's intent that life insurance contracts owned by the Company will fund these agreements.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

10. Postretirement Pension Benefits --Continued

     Net periodic pension cost for the aforementioned plans is summarized as follows:

                                                          Years ended
                                                           June 30,              Transition           Year
                                                   -------------------------    period ended         ended
                                                                                September 30,     September 30,
                                                      1995          1996            1996              1997
                                                   -----------   -----------   ---------------   --------------
Service cost   .................................    $  1,711      $ 1,501          $2,149            $1,705
   Interest cost  ..............................       3,390        3,513             944             3,834
   Actual return on plan assets  ...............      (2,054)      (7,880)           (605)           (6,191)
   Net amortization and deferral ...............        (708)       4,994            (166)            2,763
   Curtailment gain  ...........................          --           --              --            (2,923)
                                                    --------      -------           ------           -------
     Net periodic pension cost (benefit)  ......    $  2,339      $ 2,128           $2,322           $ (812)
                                                    ========      =======           ======           =======

     The following tables set forth the plans' funded status:



                                                                                  June 30, 1996
                                                                         --------------------------------
                                                                          Assets exceed     Accumulated
                                                                           accumulated        benefits
                                                                            benefits        exceed assets
                                                                         ---------------   --------------
   Actuarial present value of benefit obligations:
    Vested benefit obligation  .......................................      $ 24,927         $  19,138
    Accumulated benefit obligation   .................................        25,576            19,932
                                                                            ========         =========
   Projected benefit obligation   ....................................      $ 31,462         $  19,932
   Plan assets at fair value, primarily listed stocks, bonds and
    cash equivalents  ................................................        32,297             9,349
                                                                            --------         ---------
   Projected benefit obligation (in excess of) less than plan assets             835           (10,583)
   Unrecognized net gain .............................................        (2,341)             (893)
   Unrecognized net obligation (asset)  ..............................          (211)            4,711
   Additional minimum liability   ....................................            --            (3,823)
                                                                            --------         ---------
     Pension liability   .............................................      $ (1,717)        $ (10,588)
                                                                            ========         =========




                                                                                September 30, 1996
                                                                         --------------------------------
                                                                          Assets exceed     Accumulated
                                                                           accumulated        benefits
                                                                            benefits        exceed assets
                                                                         ---------------   --------------
   Actuarial present value of benefit obligations:
    Vested benefit obligation  .......................................      $ 25,273         $  19,495
    Accumulated benefit obligation   .................................        25,930            20,305
                                                                            ========         =========
   Projected benefit obligation   ....................................      $ 31,910         $  20,305
   Plan assets at fair value, primarily listed stocks, bonds and
    cash equivalents  ................................................        32,341             9,364
                                                                            --------         ---------
   Projected benefit obligation (in excess of) less than plan assets             431           (10,941)
   Unrecognized net gain .............................................        (2,147)             (832)
   Unrecognized net obligation (asset)  ..............................          (208)            2,894
   Additional minimum liability   ....................................            --            (2,067)
   Contribution ......................................................            86               756
                                                                            --------         ---------
     Pension liability   .............................................      $ (1,838)        $ (10,190)
                                                                            ========         =========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

10. Postretirement Pension Benefits --Continued



                                                                                September 30, 1997
                                                                         --------------------------------
                                                                          Assets exceed     Accumulated
                                                                           accumulated        benefits
                                                                            benefits        exceed assets
                                                                         ---------------   --------------
   Actuarial present value of benefit obligations:
    Vested benefit obligation  .......................................      $ 42,696         $  13,326
    Accumulated benefit obligation   .................................        43,046            13,704
                                                                            ========         =========
   Projected benefit obligation   ....................................      $ 43,046         $  13,704
   Plan assets at fair value, primarily listed stocks, bonds and
    cash equivalents  ................................................        43,212             3,098
                                                                            --------         ---------
   Projected benefit obligation (in excess of) less than plan assets             166           (10,606)
   Unrecognized net loss (gain)   ....................................        (1,194)                1
   Unrecognized net asset   ..........................................         1,028             1,476
   Additional minimum liability   ....................................            --            (1,486)
                                                                            --------         ---------
     Pension liability   .............................................      $     --         $ (10,615)
                                                                            ========         =========


     Assumptions used in accounting for the aforementioned plans were:



                                                          Years ended      Transition           Year
                                                            June 30,       period ended         ended
                                                        ---------------    September 30,     September 30,
                                                         1995     1996         1996              1997
                                                        ------   ------   ---------------   --------------
Discount rate used for funded status calculation ....    8.0%     7.5%         7.5%              7.5%
Discount rate used for net periodic pension cost
  calculations .......................................    7.5      8.0         7.5               7.5
Rate of increase in compensation levels
  (salaried plan only)  ..............................    5.5      5.0         5.0               5.0
Expected long-term rate of return on assets   . ......    9.0      9.0         9.0               9.0


     During the year ended September 30, 1997, the Company merged two of its defined benefit plans and ceased future benefit accruals. The Company recognized a $2,923 curtailment gain, which is included in other special charges in the consolidated statement of operations. A discount rate of 6.5% was used in the accounting for the curtailed plans. The Company has recorded an additional minimum pension liability of $3,823, $2,067, and $1,486 at June 30, 1996, and September 30, 1996 and 1997, respectively, to recognize the underfunded position of certain of its benefits plans. An intangible asset of $3,582, $1,826, and $1,232 at June 30, 1996, and September 30, 1996 and 1997,
respectively, equal to the unrecognized prior service cost of these plans, has also been recorded. The excess of the additional minimum liability over the unrecognized prior service cost of $241 at June 30 and September 30, 1996, and $249 at September 30, 1997, respectively, has been recorded as a reduction of shareholders' equity (deficit).

     The Company sponsors a defined contribution pension plan for its domestic salaried employees which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes annually 1% of participants' compensation, and may make additional discretionary contributions. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for the years ended June 30, 1995 and 1996, the Transition Period, and September 30, 1997, were $1,273, $ 1,000, $181, and $914, respectively.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

11. Other Postretirement Benefit Plan

     The Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

     The following sets forth the plan's funded status reconciled with amounts reported in the Company's consolidated balance sheets:



                                                            June 30,     September 30,     September 30,
                                                              1996           1996              1997
                                                           ----------   ---------------   --------------
   Accumulated postretirement benefit obligation (APBO):
    Retirees  ..........................................   $   723         $    687         $    722
    Fully eligible active participants   ...............       805              820              813
    Other active participants   ........................       896              970              869
                                                           --------        --------         --------
   Total APBO ..........................................     2,424            2,477            2,404
   Unrecognized net loss  ..............................    (1,269)          (1,246)          (1,008)
   Unrecognized transition obligation ..................      (641)            (631)            (591)
                                                           --------        --------         --------
     Accrued postretirement benefit liability  .........   $   514         $    600         $    805
                                                           ========        ========         ========


     Net periodic postretirement benefit cost includes the following components:



                                                          Years ended       Transition           Year
                                                           June 30,        period ended         ended
                                                        ---------------    September 30,     September 30,
                                                         1995     1996         1996              1997
                                                        ------   ------   ---------------   --------------
Service cost  .......................................    $110     $129          $58              $249
   Interest   .......................................      85      111           44               179
   Net amortization and deferral   ..................      40       54           35               138
                                                         -----    -----        -----             -----
     Net periodic postretirement benefit cost  ......    $235     $294         $137              $566
                                                         =====    =====        =====             =====


     For measurement purposes, a 9.5% annual rate of increase in the per capita costs of covered health care benefits was assumed for fiscal 1996 and 1997, gradually decreasing to 5.5%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1997, by $148 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended September 30, 1997, by $40. A discount rate of 7.5% was used to determine the accumulated postretirement benefit obligation.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

12. Business Segment and International Operations
     Information about the Company's operations in different geographic areas is summarized follows:




                                          Years ended          Transition         Year
                                           June 30,           period ended       ended
                                   -------------------------  September 30,   September 30,
                                       1995         1996          1996            1997
                                   ------------ ------------ --------------- --------------
Net sales to unaffiliated customers:
 United States   ..................  $ 337,888    $ 341,967     $  82,329       $ 352,468
 Foreign:
  Europe   ........................     60,696       64,432        15,304          62,546
  Other ...........................     16,640       16,955         4,247          17,538
                                     ---------    ---------     ---------       ---------
Total   ...........................  $ 415,224    $ 423,354     $ 101,880       $ 432,552
                                     =========    =========     =========       =========
Transfers between geographic areas:
 United States   ..................  $  26,928    $  27,097     $   7,432       $  28,403
 Foreign:
  Europe   ........................      1,637          730           422           1,459
  Other ...........................         49           --            --              --
                                     ---------    ---------     ---------       ---------
Total   ...........................  $  28,614    $  27,827     $   7,854       $  29,862
                                     =========    =========     =========       =========
Net sales:
 United States   ..................  $ 364,816    $ 369,065     $  89,760       $ 380,872
 Foreign:
  Europe   ........................     62,333       65,161        15,727          64,004
  Other ...........................     16,689       16,955         4,247          17,538
 Eliminations .....................    (28,614)     (27,827)       (7,854)        (29,862)
                                     ---------    ---------     ---------       ---------
Total   ...........................  $ 415,224    $ 423,354     $ 101,880       $ 432,552
                                     =========    =========     =========       =========
Income (loss) from operations:
 United States   ..................  $  24,335    $  24,759     $ (20,983)      $  30,379
 Foreign:
  Europe   ........................      5,410        5,002        (2,539)          3,759
  Other ...........................      1,784          516          (150)            387
                                     ---------    ---------     ---------       ---------
Total   ...........................  $  31,529    $  30,277     $ (23,672)      $  34,525
                                     =========    =========     =========       =========
Total assets:
 United States   ..................  $ 189,557    $ 192,441     $ 213,730       $ 208,971
 Foreign:
  Europe   ........................     34,345       33,719        35,065          32,137
  Other ...........................     16,093       17,532        18,782          17,946
 Eliminations .....................    (19,405)     (22,564)      (23,886)        (22,173)
                                     ---------    ---------     ---------       ---------
Total   ...........................  $ 220,590    $ 221,128     $ 243,691       $ 236,881
                                     =========    =========     =========       =========


13. Commitments and Contingencies

     The Company has entered into agreements to purchase certain equipment and to pay annual royalties. In a December 1991 agreement, the Company committed to pay $1,500 in January 1992 and annual royalties of $1,500 for the first five years, beginning in 1993, plus $500 for each year thereafter, as long as the related equipment patents are enforceable. In a March 1994 agreement, the Company committed to pay $500 in April 1994 and annual royalties

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

13. Commitments and Contingencies --Continued

of $500 for five years beginning in 1995. Additionally, the Company has committed to purchase tooling of $957 related to this equipment, $66 for other tooling, at an unspecified date in the future and purchase manganese ore amounting to $120 by March 1998.

     The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. In addition, the Company, together with other parties, has been designated a potentially responsible party of various third-party sites on the United States EPA National Priorities List (Superfund). The Company provides for the estimated costs of investigation and remediation of these sites when such losses are probable and the amounts can be reasonably estimated. The actual cost incurred may vary from these estimates due to the inherent uncertainties involved. The Company believes that any additional liability in excess of the amounts provided of $1,787, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, liquidity, or cash flow of the Company.

     The Company has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. In the opinion of management, such contingent liabilities are not likely to have a material adverse effect on the financial condition, liquidity or cash flow of the Company.


14. Related Party Transactions
     The Company and THL Co. are parties to a Management Agreement pursuant to which the Company has engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 2001. In consideration of ongoing consulting and management advisory services, the Company will pay THL Co. an aggregate annual fee of $360 plus expenses. Under the Management Agreement and in connection with the closing of the Recapitalization, the Company paid THL Co. and an affiliate $3,250 during the Transition Period. The Company paid THL Co. aggregate fees of $386 for the year ended September 30, 1997.

     The Company and a shareholder of the Company (the principal shareholder prior to the Recapitalization) are parties to agreements which include a consulting arrangement and noncompetition provisions. Terms of the agreements required the shareholder to provide consulting services for an annual fee of $200 plus expenses. The term of these agreements runs concurrent with the Management Agreement, subject to certain conditions as defined in the agreements. The Consulting Agreement was terminated August 1, 1997. The Company paid the shareholder $175 for the year ended September 1997.

     The Company has notes receivable from officers in the amount of $500 and $1,261 at September 30, 1996 and 1997, respectively, generally payable in five years, which bear interest at 7% to 8%. Since the officers utilized the proceeds of the notes to purchase common stock of the Company, directly or through the exercise of stock options, the notes have been recorded as a reduction of shareholders' equity (deficit). The Company has short-term notes receivable from employees of $397 at September 30, 1997 which were used to purchase common stock of the Company, through the exercise of stock options, and are also classified as a reduction of shareholders' equity (deficit).



15. Other Special Charges

     During the year ended September 30, 1997, the Company recorded special charges as follows: (i) $3,900 of charges related to the exit of certain manufacturing operations at the Company's Newton Aycliffe, United Kingdom and Kinston, North Carolina facilities which include severance, outplacement service, other employee benefits and asset write-downs and (ii) $2,000 of charges for organization restructuring in the United States relating to severance, outplacement service, and other employee benefits. These charges are partially offset by a $2,900 gain related to the curtailment of the Company's defined benefit pension plan covering all domestic non-union employees. The Company paid $4,000 of these costs in fiscal 1997 and $1,900 is expected to be paid thereafter.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

15. Other Special Charges--Continued

     During the Transition Period, the Company recorded special charges as follows: (i) $2,700 of charges related to the exit of certain manufacturing operations, (ii) $1,700 of charges to increase net deferred compensation plan obligations to reflect curtailment of such plans; (iii) $1,500 of charges reflecting the present value of lease payments for land which management has determined will not be used for any future productive purpose; (iv) $6,900 in costs and asset write-downs principally related to changes in product pricing strategies adopted by management subsequent to the Recapitalization; and (v) $3,300 of employee termination benefits and other charges. Payment for these costs was or is expected to be as follows: $7,700 was paid prior to September 30, 1996; $5,600 was paid in fiscal 1997; and $2,800 is expected to be paid thereafter.


16. Quarterly Results (unaudited)


                                                                       Quarter Ended
                                                 ----------------------------------------------------------
                                                  December 30,     March 30,     June 29,     September 30,
                                                      1995           1996          1996           1996
                                                 --------------   -----------   ----------   --------------
Net sales  ...................................      $140,707        $80,563     $94,731         $101,880
Gross profit  .................................       63,219         34,672        39,495         42,638
Income (loss) before extraordinary item  ......        6,059            310         4,361        (19,274)
Net income (loss)   ...........................        6,059            310         4,361        (20,921)
Net income (loss) per share  ..................         0.12           0.01          0.09          (0.46)



                                                            Quarter Ended
                                      ----------------------------------------------------------
                                       December 28,     March 29,     June 29,     September 30,
                                           1996           1997          1997           1997
                                      --------------   -----------   ----------   --------------
Net sales  .......................      $141,922        $83,633       $95,466       $111,531
Gross profit  .....................       62,903         36,510        43,249         55,321
Net income (loss)   ...............        2,380         (1,720)        2,652          2,874
Net income (loss) per share  ......         0.11          (0.08)         0.12           0.13


17. Consolidated Financial Statements

     The following condensed consolidating financial data illustrates the composition of the consolidated financial statements. Investments in subsidiaries are accounted for by the Company on an unconsolidated basis (the Company and the DISC) and the Guarantor Subsidiary using the equity method for purposes of the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company's and Guarantor Subsidiary's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantor Subsidiary are not presented because management has determined that such financial statements would not be material to investors.

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)


17. Consolidated Financial Statements--Continued



                     CONDENSED CONSOLIDATING BALANCE SHEET

                               SEPTEMBER 30, 1997




                                                                              Guarantor
                                                                 Parent      subisidiary
                                                              ------------- -------------
                                  ASSETS
Current assets:
 Cash and cash equivalents  ................................. $      633      $    46
 Receivables:
  Trade accounts receivable, net  ...........................     61,400           --
  Other   ...................................................      8,500          702
 Inventories    .............................................     45,003           --
 Deferred income taxes   ....................................      8,664          342
 Prepaid expenses and other    ..............................      5,101           --
                                                              -----------     --------
      Total current assets  .................................    129,301        1,090
                                                              -----------     --------
Property, plant and equipment, net   ........................     60,860           --
Deferred charges and other  .................................      8,411           --
Debt issuance costs   .......................................      9,277           --
Investment in subsidiaries  .................................     16,111       15,627
                                                              -----------     --------
      Total assets    ....................................... $  223,960      $16,717
                                                              ===========     ========
                   LIABILITIES AND SHAREHOLDERS'
                            EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt   ..................... $   22,000      $    --
 Accounts payable  ..........................................     50,797          150
 Accrued liabilities:
  Wages and benefits  .......................................      7,766           --
  Accrued interest    .......................................      5,594           --
  Recapitalization and other special charges  ...............      4,235           --
  Other   ...................................................     16,182          226
                                                              -----------     --------
      Total current liabilities   ...........................    106,574          376
                                                              -----------     --------
Long-term debt, net of current maturities  ..................    183,441           --
Employee benefit obligations, net of current portion   ......     11,291           --
Deferred income taxes .......................................        554           --
Other  ......................................................        956          230
                                                              -----------     --------
      Total liabilities  ....................................    302,816          606
                                                              -----------     --------
Shareholders' equity (deficit):
 Common stock   .............................................        500           --
 Additional paid-in capital    ..............................     15,974        3,525
 Foreign currency translation adjustment   ..................      2,270        2,270
 Notes receivable from officers/shareholders  ...............     (1,658)          --
 Retained earnings    .......................................     33,060       10,316
                                                              -----------     --------
                                                                  50,146       16,111
 Less stock held in trust for deferred compensation   .             (962)          --
 Less treasury stock  .......................................   (128,040)          --
                                                              -----------     --------
Total shareholders' equity (deficit) ........................    (78,856)      16,111
                                                              -----------     --------
Total liabilities and shareholders' equity (deficit)   ...... $  223,960      $16,717
                                                              ===========     ========



                                                               Nonguarantor
                                                               subsidiaries   Eliminations   Consolidated
                                                              -------------- -------------- -------------
                                   ASSETS
Current assets:
 Cash and cash equivalents  .................................    $   454       $      --    $    1,133
 Receivables:
  Trade accounts receivable, net  ...........................     15,190              --        76,590
  Other   ...................................................      2,659          (8,782)        3,079
 Inventories    .............................................     13,722            (174)       58,551
 Deferred income taxes   ....................................         93              --         9,099
 Prepaid expenses and other    ..............................        827              --         5,928
                                                                 --------      ---------    -----------
      Total current assets  .................................     32,945          (8,956)      154,380
                                                                 --------      ---------    -----------
Property, plant and equipment, net   ........................      4,651              --        65,511
Deferred charges and other  .................................        612          (1,310)        7,713
Debt issuance costs   .......................................         --              --         9,277
Investment in subsidiaries  .................................         --         (31,738)           --
                                                                 --------      ---------    -----------
      Total assets    .......................................    $38,208       $ (42,004)   $  236,881
                                                                 ========      =========    ===========
                   LIABILITIES AND SHAREHOLDERS'
                            EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt   .....................    $ 1,880       $      --    $   23,880
 Accounts payable  ..........................................     14,847          (8,535)       57,259
 Accrued liabilities:
  Wages and benefits  .......................................      1,577              --         9,343
  Accrued interest    .......................................         19              --         5,613
  Recapitalization and other special charges  ...............        377              --         4,612
  Other   ...................................................      3,448              --        19,856
                                                                 --------      ---------    -----------
      Total current liabilities   ...........................     22,148          (8,535)      120,563
                                                                 --------      ---------    -----------
Long-term debt, net of current maturities  ..................         --              --       183,441
Employee benefit obligations, net of current portion   ......         --              --        11,291
Deferred income taxes .......................................        181              --           735
Other  ......................................................        260              --         1,446
                                                                 --------      ---------    -----------
      Total liabilities  ....................................     22,589          (8,535)      317,476
                                                                 --------      ---------    -----------
Shareholders' equity (deficit):
 Common stock   .............................................     12,072         (12,072)          500
 Additional paid-in capital    ..............................        750          (4,275)       15,974
 Foreign currency translation adjustment   ..................      2,270          (4,540)        2,270
 Notes receivable from officers/shareholders  ...............         --              --        (1,658)
 Retained earnings    .......................................        527         (12,582)       31,321
                                                                 --------      ---------    -----------
                                                                  15,619         (33,469)       48,407
 Less stock held in trust for deferred compensation   .               --              --          (962)
 Less treasury stock  .......................................         --              --      (128,040)
                                                                 --------      ---------    -----------
Total shareholders' equity (deficit) ........................     15,619         (33,469)      (80,595)
                                                                 --------      ---------    -----------
Total liabilities and shareholders' equity (deficit)   ......    $38,208       $ (42,004)   $  236,881
                                                                 ========      =========    ===========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)
17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 1997





                                              Guarantor    Nonguarantor
                                    Parent    subsidiary   subsidiaries   Eliminations   Consolidated
                                  ---------- ------------ -------------- -------------- -------------
Net sales   ..................... $380,872    $     --       $81,542       $ (29,862)     $432,552
Cost of goods sold   ............  212,861          --        52,180         (30,472)      234,569
                                  --------    --------      --------       ---------      ---------
  Gross profit ..................  168,011          --        29,362             610       197,983
                                  --------    --------      --------       ---------      ---------
Operating expenses:
 Selling ........................  104,685          --        17,370              --       122,055
 General and administrative   ...   26,039        (817)        5,655           1,328        32,205
 Research and development  ......    6,196          --            --              --         6,196
 Other special charges  .........    1,348          --         1,654              --         3,002
                                   --------    --------      --------      ---------      ---------
                                   138,268        (817)       24,679           1,328       163,458
                                   --------    --------      --------      ---------      ---------
  Income from operations   ......   29,743         817         4,683            (718)       34,525
Interest expense  ...............   24,118          --           424              --        24,542
Equity in income of subsidiary      (3,475)     (2,948)           --           6,423            --
Other (income) expense, net   ...     (590)          6           962              --           378
                                   --------    --------      -------       ---------      ---------
Income before income taxes    ...    9,690       3,759         3,297          (7,141)        9,605
Income tax expense   ............    2,786         284           349              --         3,419
                                   --------    --------      --------      ---------      ---------
  Net income   .................. $  6,904    $  3,475       $ 2,948       $  (7,141)     $  6,186
                                  ========    ========       ========      =========      =========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                         YEAR ENDED SEPTEMBER 30, 1997





                                                                  Guarantor    Nonguarantor
                                                       Parent     subsidiary   subsidiaries   Eliminations   Consolidated
                                                    ------------ ------------ -------------- -------------- -------------
Net cash provided (used) by operating activities    $  34,436       $ (11)      $   1,240         $--        $   35,665
Cash flows from investing activities:
 Purchases of property, plant and equipment  ......   (10,113)         --            (743)         --           (10,856)
 Proceeds from sale of property, plant and
   equipment   ....................................        52          --              --          --                52
 Sale (purchase) of equipment and technology ......    (1,866)         --           1,866          --                --
                                                    ----------      -----       ---------         ----       ----------
Net cash provided (used) by investing activities      (11,927)         --           1,123          --           (10,804)
                                                    ----------      -----       ---------         ----       ----------
Cash flows from financing activities:
 Reduction of debt   ..............................  (123,489)         --         (11,590)         --          (135,079)
 Proceeds from debt financing .....................   100,000          --           8,890          --           108,890
 Cash overdrafts  .................................       164          --              --          --               164
 Proceeds from direct financing lease  ............       100          --              --          --               100
 Issuance of stock   ..............................       271          --              --          --               271
 Acquisition of treasury stock   ..................    (3,343)         --              --          --            (3,343)
 Exercise of stock options ........................     1,438          --              --          --             1,438
 Payments on capital lease obligations ............        --          --            (426)         --              (426)
                                                    ----------      -----       ---------         ----       ----------
Net cash provided (used) by financing activities      (24,859)         --          (3,126)         --           (27,985)
                                                    ----------      -----       ---------         ----       ----------
Effect of exchange rate changes on cash and
 cash equivalents .................................        --          --               2          --                 2
                                                    ----------      -----       ---------         ----       ----------
 Net increase (decrease) in cash and cash
  equivalents  ....................................    (2,350)        (11)           (761)         --            (3,122)
Cash and cash equivalents, beginning of period  ...     2,983          57           1,215          --             4,255
                                                    ----------      -----       ---------         ----       ----------
Cash and cash equivalents, end of period  ......... $     633       $  46       $     454         $--        $    1,133
                                                    ==========      =====       =========         ====       ==========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               September 30, 1996




                                                                            Guarantor
                                                                Parent      subsidiary
                                                             ------------- ------------
                                 ASSETS
Current assets:
 Cash and cash equivalents ................................. $    2,983      $    57
 Receivables:
  Trade accounts receivable, net ...........................     45,614           --
  Other  ...................................................     15,128          162
 Inventories   .............................................     57,615           --
 Deferred income taxes  ....................................      7,888        1,026
 Prepaid expenses and other   ..............................      3,457           --
                                                             -----------     --------
      Total current assets .................................    132,685        1,245
                                                             -----------     --------
Property, plant and equipment, net  ........................     61,495           --
Deferred charges and other .................................      6,815           --
Debt issuance costs  .......................................     12,764           --
Investment in subsidiaries .................................     12,056       12,098
                                                             -----------     --------
      Total assets   ....................................... $  225,815      $13,343
                                                             ===========     ========
                  LIABILITIES AND SHAREHOLDERS'
                            EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt  ..................... $    4,500      $    --
 Accounts payable ..........................................     40,830          597
 Accrued liabilities:
  Wages and benefits .......................................      4,759           --
   Accrued interest  .......................................        618           --
   Recapitalization and other special charges   ............     11,645           --
  Other  ...................................................     10,043          484
                                                             -----------     --------
      Total current liabilities  ...........................     72,395        1,081
                                                             -----------     --------
Long-term debt, net of current maturities ..................    223,990           --
Employee benefit obligations, net of current portion  ......     12,138           --
Deferred income taxes   ....................................        (64)         206
Other ......................................................      2,061           --
                                                             -----------     --------
      Total liabilities ....................................    310,520        1,287
Shareholders' equity (deficit):
 Common stock  .............................................        500           --
 Additional paid-in capital   ..............................     15,970        3,525
 Foreign currency translation adjustment  ..................      1,689        1,689
 Notes receivable from officers/shareholders ...............       (500)          --
 Retained earnings   .......................................     26,158        6,842
                                                             -----------     --------
                                                                 43,817       12,056
 Less treasury stock, at cost    ...........................   (128,522)          --
                                                             -----------     --------
Total shareholders' equity (deficit)   .....................    (84,705)      12,056
                                                             -----------     --------
Total liabilities and shareholders' equity (deficit)  ...... $  225,815      $13,343
                                                             ===========     ========



                                                              Nonguarantor                   Combined
                                                              subsidiaries   Eliminations   consolidated
                                                             -------------- -------------- -------------
                                  ASSETS
Current assets:
 Cash and cash equivalents .................................   $   1,215      $      --    $    4,255
 Receivables:
  Trade accounts receivable, net ...........................      16,706             --        62,320
  Other  ...................................................          95        (11,229)        4,156
 Inventories   .............................................      13,303           (797)       70,121
 Deferred income taxes  ....................................         244             --         9,158
 Prepaid expenses and other   ..............................       1,407             --         4,864
                                                               ---------      ---------    -----------
      Total current assets .................................      32,970        (12,026)      154,874
                                                               ---------      ---------    -----------
Property, plant and equipment, net  ........................       7,145             --        68,640
Deferred charges and other .................................         598             --         7,413
Debt issuance costs  .......................................          --             --        12,764
Investment in subsidiaries .................................          --        (24,154)           --
                                                               ---------      ---------    -----------
      Total assets   .......................................   $  40,713      $ (36,180)   $  243,691
                                                               =========      =========    ===========
                  LIABILITIES AND SHAREHOLDERS'
                            EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt  .....................   $   4,318             --    $    8,818
 Accounts payable ..........................................      16,505        (11,011)       46,921
 Accrued liabilities:
  Wages and benefits .......................................       1,135             --         5,894
   Accrued interest  .......................................          13             --           631
   Recapitalization and other special charges   ............       3,297             --        14,942
  Other  ...................................................       2,492             --        13,019
                                                               ---------      ---------    -----------
      Total current liabilities  ...........................      27,760        (11,011)       90,225
                                                               ---------      ---------    -----------
Long-term debt, net of current maturities ..................         855             --       224,845
Employee benefit obligations, net of current portion  ......          --             --        12,138
Deferred income taxes   ....................................          --             --           142
Other ......................................................          --             --         2,061
                                                               ---------      ---------    -----------
      Total liabilities ....................................      28,615        (11,011)      329,411
Shareholders' equity (deficit):
 Common stock  .............................................      12,072        (12,072)          500
 Additional paid-in capital   ..............................         750         (4,275)       15,970
 Foreign currency translation adjustment  ..................       1,689         (3,378)        1,689
 Notes receivable from officers/shareholders ...............          --             --          (500)
 Retained earnings   .......................................      (2,413)        (5,444)       25,143
                                                               ---------      ---------    -----------
                                                                  12,098        (25,169)       42,802
 Less treasury stock, at cost    ...........................          --             --      (128,522)
                                                               ---------      ---------    -----------
Total shareholders' equity (deficit)   .....................      12,098        (25,169)      (85,720)
                                                               ---------      ---------    -----------
Total liabilities and shareholders' equity (deficit)  ......   $  40,713      $ (36,180)   $  243,691
                                                               =========      =========    ===========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   Transition period ended September 30, 1996


                                                      Guarantor    Nonguarantor                   Combined
                                           Parent     subsidiary   subsidiaries   Eliminations   consolidated
                                        ------------ ------------ -------------- -------------- -------------
Net sales   ...........................  $  89,760         --       $ 19,974       $ (7,854)     $ 101,880
Cost of goods sold   ..................     53,480         --         13,470         (7,708)        59,242
                                         ---------   ---------      --------       --------      ---------
  Gross profit ........................     36,280         --          6,504           (146)        42,638
                                         ---------   ---------      --------       --------      ---------
Operating expenses:
 Selling ..............................     23,539         --          4,257             --         27,796
 General and administrative   .........      6,508          2          2,109              9          8,628
 Research and development  ............      1,495         --             --             --          1,495
 Recapitalization charges  ............     12,326         --             --             --         12,326
 Other special charges  ...............     12,768          -          3,297             --         16,065
                                         ---------   ---------      --------       --------      ---------
                                            56,636          2          9,663              9         66,310
                                         ---------   ---------      --------       --------      ---------
  Loss from operations  ...............    (20,356)          (2)      (3,159)          (155)       (23,672)
Interest expense  .....................      4,320         --            110             --          4,430
Equity in loss of subsidiary  .........      2,508      2,611             --         (5,119)            --
Other (income) expense, net   .........       (170)      (162)           408             --             76
                                         ---------   ---------      --------       --------      ---------
Loss before income taxes and
 extraordinary item  ..................    (27,014)    (2,451)        (3,677)         4,964        (28,178)
Income tax (benefit) expense  .........     (7,895)        57         (1,066)            --         (8,904)
                                         ---------   ---------      --------       --------      ---------
Loss before extraordinary item   ......    (19,119)    (2,508)        (2,611)         4,964        (19,274)
Extraordinary item, loss on early
 extinguishment of debt, net of income
 tax benefit of $777 ..................     (1,647)        --             --             --         (1,647)
                                         ---------   ---------      --------       --------      ---------
  Net loss  ...........................  $ (20,766)  $ (2,508)      $ (2,611)      $  4,964      $ (20,921)
                                         =========   =========      ========       ========      =========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   Transition period ended September 30, 1996




                                                                       Guarantor    Nonguarantor                   Combined
                                                            Parent     subsidiary   subsidiaries   Eliminations   consolidated
                                                         ------------ ------------ -------------- -------------- -------------
Net cash provided (used) by operating activities  ...... $   (2,078)      $16        $    932          $--       $   (1,130)
Cash flows from investing activities:    ...............
 Purchases of property, plant and equipment ............       (912)       --            (336)          --           (1,248)
 Proceeds from sale of property, plant and
   equipment  ..........................................      1,281        --              --           --            1,281
                                                         ----------       ----       --------          ----      ----------
Net cash provided (used) by investing activities  ......        369        --            (336)          --               33
                                                         ----------       ----       --------          ----      ----------
Cash flows from financing activities:
 Reduction of debt  ....................................   (104,138)       --          (2,952)          --         (107,090)
 Proceeds from debt financing   ........................    256,500        --           2,989           --          259,489
 Cash overdraft  .......................................     (2,493)       --              --           --           (2,493)
 Debt issuance costs   .................................    (14,373)       --              --           --          (14,373)
 Extinguishment of debt   ..............................     (2,424)       --              --           --           (2,424)
 Distributions from DISC  ..............................     (1,943)       --              --           --           (1,943)
 Acquisition of treasury stock  ........................   (127,925)       --              --           --         (127,925)
 Payments on capital lease obligation ..................         --        --             (84)          --              (84)
                                                         ----------       ----       --------          ----      ----------
Net cash provided (used) by financing activities  ......      3,204        --             (47)          --            3,157
                                                         ----------       ----       --------          ----      ----------
Effect of exchange rate changes on cash and cash
 equivalents  ..........................................         --        --               5           --                5
                                                         ----------       ----       --------          ----      ----------
 Net increase (decrease) in cash and cash
   equivalents   .......................................      1,495        16             554           --            2,065
Cash and cash equivalents, beginning of period .........      1,488        41             661           --            2,190
                                                         ----------       ----       --------          ----      ----------
Cash and cash equivalents, end of period ............... $    2,983       $57        $  1,215           --       $    4,255
                                                         ==========       ====       ========          ====      ==========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 June 30, 1996




                                                                         Guarantor    Nonguarantor                   Combined
                                                               Parent    subsidiary   subsidiaries   Eliminations   consolidated
                                                             ---------- ------------ -------------- -------------- -------------
                                 ASSETS
Current assets:
 Cash and cash equivalents .................................  $  1,488    $    41       $   661       $      --      $  2,190
 Receivables:
  Trade accounts receivable, net ...........................    40,138         --        15,692              --        55,830
  Other  ...................................................    11,434        318           780         (10,210)        2,322
 Inventories   .............................................    54,486         --        12,951            (496)       66,941
 Deferred income taxes  ....................................     5,439        179           243              --         5,861
 Prepaid expenses and other   ..............................     3,415         --         1,560              --         4,975
                                                              --------    -------       --------      ---------      --------
      Total current assets .................................   116,400        538        31,887         (10,706)      138,119
                                                              --------    -------       --------      ---------      --------
Property, plant and equipment, net  ........................    65,747         --         7,434              --        73,181
Deferred charges and other .................................     9,047         --           608              --         9,655
Debt issuance costs  .......................................       173         --            --              --           173
Investment in subsidiaries .................................    14,524     14,670            --         (29,194)           --
                                                              --------    -------       --------      ---------      --------
      Total assets   .......................................  $205,891    $15,208       $39,929       $ (39,900)     $221,128
                                                              ========    =======       ========      =========      ========
                  LIABILITIES AND SHAREHOLDERS'
                            EQUITY (DEFICIT)
Current liabilities:    ....................................
 Current maturities of long-term debt  .....................  $  7,350    $    --       $ 4,281       $      --      $ 11,631
 Accounts payable ..........................................    32,906        492        15,145          (9,848)       38,695
 Accrued liabilities:
  Wages and benefits .......................................     5,077         --         1,049              --         6,126
  Accrued interest   .......................................     1,850         --            40              --         1,890
  Other  ...................................................    12,768        (14)        3,803              --        16,557
                                                              --------    -------       --------      ---------      --------
      Total current liabilities  ...........................    59,951        478        24,318          (9,848)       74,899
                                                              --------    -------       --------      ---------      --------
Long-term debt, net of current maturities ..................    68,777         --           941              --        69,718
Employee benefit obligations, net of current portion  ......    12,141         --            --              --        12,141
Deferred income taxes   ....................................     2,378        206            --              --         2,584
Other ......................................................       162         --            --              --           162
                                                              --------    -------       --------      ---------      --------
      Total liabilities ....................................   143,409        684        25,259          (9,848)      159,504
                                                              --------    -------       --------      ---------      --------
Shareholders' equity (deficit):  ...........................
 Common stock  .............................................       500         --        12,072         (12,072)          500
 Rayovac International Corporation common stock ............         5         --            --              --             5
 Additional paid-in capital   ..............................    12,000      3,525           750          (4,275)       12,000
 Foreign currency translation adjustment  ..................     1,650      1,650         1,650          (3,300)        1,650
 Retained earnings   .......................................    48,860      9,349           198         (10,405)       48,002
                                                              --------    -------       --------      ---------      --------
                                                                63,015     14,524        14,670         (30,052)       62,157
 Less treasury stock, at cost    ...........................      (533)        --            --              --          (533)
Total shareholders' equity (deficit)   .....................    62,482     14,524        14,670         (30,052)       61,624
                                                              --------    -------       --------      ---------      --------
Total liabilities and shareholders' equity (deficit)  ......  $205,891    $15,208       $39,929       $ (39,900)     $221,128
                                                              ========    =======       ========      =========      ========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                           Year ended June 30, 1996




                                                 Guarantor    Nonguarantor                      Combined
                                       Parent    subsidiary   subsidiaries   Eliminations     consolidated
                                     ---------- ------------ -------------- -------------- ------------------
Net sales ........................  $369,065    $      --       $82,116       $ (27,827)       $423,354
Cost of goods sold ...............   213,349           --        53,846         (27,852)        239,343
                                     --------    --------       --------      ---------        ---------
 Gross profit   ..................   155,716           --        28,270              25         184,011
                                     --------    --------       --------      ---------        ---------
Operating expenses:
 Selling  ........................    99,486           --        17,039              --         116,525
 General and administrative ......    25,967           12         5,775              13          31,767
 Research and development   ......     5,442           --            --              --           5,442
                                     --------    --------       --------      ---------        ---------
                                     130,895           12        22,814              13         153,734
                                     --------    --------       --------      ---------        ---------
 Income (loss) from operations ...    24,821          (12)        5,456              12          30,277
Interest expense   ...............     7,731           --           704              --           8,435
Equity in income of subsidiary ...    (2,507)      (2,167)           --           4,674              --
Other (income) expense, net ......       (51)        (570)        1,173              --             552
                                     --------    --------       --------      ---------        ---------
Income before income taxes  ......    19,648        2,725         3,579          (4,662)         21,290
Income tax expense ...............     5,372          218         1,412              --           7,002
                                     --------    --------       --------      ---------        ---------
 Net income  .....................   $14,276     $  2,507       $ 2,167       $  (4,662)       $ 14,288
                                     ========    ========       ========      =========        =========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           Year ended June 30, 1996




                                                                       Guarantor    Nonguarantor                   Combined
                                                            Parent     subsidiary   subsidiaries   Eliminations   consolidated
                                                         ------------ ------------ -------------- -------------- -------------
Net cash provided (used) by operating activities  ......  $  14,449     $ (292)     $  3,688           $         $  17,845
Cash flows from investing activities:
 Purchases of property, plant and equipment ............     (6,558)        --           (88)           --          (6,646)
 Proceeds from sale of property, plant and
   equipment  ..........................................        298         --            --                           298
                                                          ---------     ------      ---------                    ----------
Net cash provided (used) by investing activities  ......     (6,260)        --           (88)           --          (6,348)
                                                          ---------     ------      ---------          ----      ----------
Cash flows from financing activities:
 Reduction of debt  ....................................    (97,627)        --        (6,899)           --        (104,526)
 Proceeds from debt financing   ........................     93,600         --         2,652            --          96,252
 Cash overdraft  .......................................      2,339         --            --            --           2,339
 Distributions from DISC  ..............................     (5,187)        --            --            --          (5,187)
 Intercompany dividends   ..............................         --        130          (130)           --              --
 Acquisition of treasury stock  ........................       (533)        --            --            --            (533)
 Payments on capital lease obligation ..................         --         --          (295)           --            (295)
                                                          ---------     ------      ---------          ----      ----------
Net cash provided (used) by financing activities  ......     (7,408)       130        (4,672)           --         (11,950)
                                                          ---------     ------      ---------          ----      ----------
Effect of exchange rate changes on cash and cash
 equivalents  ..........................................         --         --            (2)           --              (2)
                                                          ---------     ------      ---------          ----      ----------
 Net increase (decrease) in cash and cash
  equivalents ..........................................        781       (162)       (1,074)           --            (455)
Cash and cash equivalents, beginning of period .........        707        203         1,735            --           2,645
                                                          ---------     ------      ---------          ----      ----------
Cash and cash equivalents, end of period ...............  $   1,488     $   41      $    661           $--       $   2,190
                                                          =========     ======      =========          ====      ==========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)
17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                           Year ended June 30, 1995




                                                    Guarantor    Nonguarantor                   Combined
                                          Parent    subsidiary   subsidiaries   Eliminations   consolidated
                                        ---------- ------------ -------------- -------------- -------------
Net sales  ........................... $364,816    $      --       $79,022       $ (28,614)     $415,224
Cost of goods sold  ..................  214,119           --        51,781         (28,774)      237,126
                                        --------    --------       --------      ---------      ---------
 Gross profit ........................  150,697           --        27,241             160       178,098
                                        --------    --------       --------      ---------      ---------
Operating expenses:
 Selling   ...........................   93,935           --        14,768              --       108,703
 General and administrative  .........   27,556         (651)        5,872              84        32,861
 Research and development ............    5,005           --            --              --         5,005
                                        --------    --------       --------      ---------      ---------
                                        126,496         (651)       20,640              84       146,569
                                        --------    --------       --------      ---------      ---------
 Income from operations   ............   24,201          651         6,601              76        31,529
Interest expense .....................    7,889           --           755              --         8,644
Equity in income of subsidiary  ......   (5,520)      (4,928)           --          10,448            --
Other (income) expense, net  .........     (116)        (319)          665              --           230
                                        --------    --------       --------      ---------      ---------
Income before income taxes............   21,948        5,898         5,181         (10,372)       22,655
Income tax expense  ..................    5,616          378           253              --         6,247
                                        --------    --------       --------      ---------      ---------
 Net income   ........................  $16,332     $  5,520       $ 4,928       $ (10,372)     $ 16,408
                                        ========    ========       ========      =========      =========

                     RAYOVAC CORPORATION AND SUBSIDIARIES

                    (In thousands, except per share amounts)

17. Consolidated Financial Statements--Continued

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           Year ended June 30, 1995




                                                                       Guarantor    Nonguarantor                   Combined
                                                            Parent     subsidiary   subsidiaries   Eliminations   consolidated
                                                         ------------ ------------ -------------- -------------- -------------
Net cash provided (used) by operating activities  ...... $   32,394    $ (3,823)     $  3,737       $  3,211      $   35,519
Cash flows from investing activities:
 Purchases of property, plant and equipment ............    (14,288)         --        (2,650)            --         (16,938)
 Proceeds from sale of property, plant and
  equipment   ..........................................        139          --            --             --             139
                                                         ----------    --------      --------       --------      ----------
Net cash (used) by investing activities  ...............    (14,149)         --        (2,650)            --         (16,799)
                                                         ----------    --------      --------       --------      ----------
Cash flows from financing activities:
 Reduction of debt  ....................................   (100,536)         --        (5,847)            --        (106,383)
 Proceeds from debt financing   ........................     79,749          --         5,223            726          85,698
 Cash overdraft  .......................................      3,925          --            --             --           3,925
 Distributions from DISC  ..............................     (1,500)         --            --             --          (1,500)
 Intercompany dividends   ..............................         --       3,899        (3,899)            --              --
                                                         ----------    --------      --------       --------      ----------
Net cash provided (used) by financing activities  ......    (18,362)      3,899        (4,523)           726         (18,260)
                                                         ==========    ========      ========       ========      ==========
Effect of exchange rate changes on cash and cash
 equivalents  ..........................................         --          --         3,592         (3,937)           (345)
                                                         ----------    --------      --------       --------      ----------
 Net increase (decrease) in cash and cash
  equivalents ..........................................       (117)         76           156             --             115
Cash and cash equivalents, beginning of period .........        824         127         1,579             --           2,530
                                                         ----------    --------      --------       --------      ----------
Cash and cash equivalents, end of period ............... $      707    $    203      $  1,735       $     --      $    2,645
                                                         ==========    ========      ========       ========      ==========

                              [Inside Back Cover]


[Picture of Rayovac Store Display      [Picture of Five Rayovac Photo/Electronic
for Remote Keyless Entry System        and Keyless Entry Battery Packs
Batteries on Gray Background]          on White and Blue Background]










[Picture of a Rayovac Alkaline           [Picture of Rayovac Battery Products
Computer Battery on                      and Flashlights on Gray Background]
Black Background]











[Picture of Rayovac Loud'n Clear        [Picture of Five Packs of Rayovac
Premium Zinc Air Hearing Aid            Pro Line Premium Zinc Air Hearing Aid
Battery Pack on                         Battery Packs on Gray Background]
Light Gray Background]

       ----------------------------------

                TABLE OF CONTENTS


                                                    Page
                                               ----------
Prospectus Summary  ........................        3
Risk Factors  ..............................       10
The Recapitalization   .....................       15
Use of Proceeds  ...........................       15
Dividend Policy  ...........................       15
Capitalization   ...........................       16
Dilution   .................................       17
Selected Financial Data   ..................       18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations    ...........................       21
Business   .................................       30
Management    ..............................       43
Principal and Over-Allotment Selling
   Shareholders  ...........................       51
Certain Relationships and Related
   Transactions  ...........................       52
Description of Capital Stock    ............       53
Description of Certain Indebtedness   ......       57
Shares Eligible for Future Sale    .........       60
Certain United States Federal Tax
   Considerations for Non-United States
   Holders    ..............................       61
Underwriting  ..............................       63
Legal Matters    ...........................       66
Experts    .................................       66
Available Information  .....................       67
Index to Financial Statements   ............       F-1





================================================================================


                               6,700,000 Shares





                                   RAYOVAC(R)






                                 Common Stock



                      ----------------------------------
                              P R O S P E C T U S
                      ----------------------------------

                              Merrill Lynch & Co.

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette
                          Securities Corporation

                               Smith Barney Inc.




                                       , 1997

================================================================================

                                [ALTERNATE PAGE]


                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 17, 1997



PROSPECTUS

[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. [/RED HERRING]


                               6,700,000 Shares



                                   RAYOVAC(R)


                                  Common Stock

                                   -----------

     All of the 6,700,000 shares of Common Stock offered hereby are being sold by Rayovac Corporation ("Rayovac" or the "Company"). Of the 6,700,000 shares of Common Stock offered hereby, 1,340,000 shares are being offered for sale initially outside the United States and Canada by the International Managers and 5,360,000 shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."


     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. For a discussion relating to factors to be considered in determining the initial public offering price, see
"Underwriting".

     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ROV," subject to official notice of issuance.



     See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                                 -----------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                            Price to      Underwriting      Proceeds to
                             Public       Discount (1)      Company (2)
--------------------------------------------------------------------------------
Per Share   ......               $              $                $
--------------------------------------------------------------------------------
Total (3)   ......           $              $                $

================================================================================


(1) The Company and the Over-Allotment Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,200,000.
(3) The Over-Allotment Selling Shareholders have granted the International Managers and the U.S. Underwriters options to purchase up to an additional 201,000 shares and 804,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Over-Allotment
    Selling Shareholders will be $      , $       and $      , respectively.
    See "Underwriting."

                                 -----------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York on or about      , 1997.
                                  -----------
Merrill Lynch International

            Bear, Stearns International Limited

                       Donaldson, Lufkin & Jenrette
                           Securities Corporation

                                                               Smith Barney Inc.

                                  -----------

                  The date of this Prospectus is      , 1997.

                                [ALTERNATE PAGE]


                                 UNDERWRITING

     Merrill Lynch International, Bear, Stearns International Limited, Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. are acting as lead managers (the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, the Over-Allotment Selling Shareholders and the International Managers and concurrently with the sale of 5,360,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.




                                                                 Number of
          International Manager                                   Shares
          ---------------------                                   ------
   Merrill Lynch International   ..............................
   Bear, Stearns International Limited    .....................
   Donaldson, Lufkin & Jenrette Securities Corporation   ......
   Smith Barney Inc.    .......................................   ---------
          Total   .............................................   1,340,000
                                                                  =========



     The Company has also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,340,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally and not jointly have agreed to purchase from the Company, an aggregate of 5,360,000 shares of Common Stock. The initial public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.


     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
per share of Common Stock. The International Managers, may allow, and such
dealers may reallow, a discount not in excess of $     per share of Common
Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The Over-Allotment Selling Shareholders have granted options to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to 201,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares

                                [ALTERNATE PAGE]


of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Over-Allotment Selling Shareholders also have granted options to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to aggregate of 804,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     At the request of the Company, the Underwriters have reserved up to 530,000 shares of Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to certain employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as other shares offered hereby.


     The Company, the Company's executive officers and directors, the Lee Group and certain other shareholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."


     The Lee Group, the beneficial owner of more than 10% of the Company's outstanding Common Stock, may be deemed to be an affiliate of Sutro & Co. Incorporated and Tucker Anthony Incorporated, members of the NASD which may participate in the U.S. Offering and the International Offering. Accordingly, the U.S. Offering and the International Offering will be conducted in accordance with NASD Conduct Rule 2720 which provides that the initial public offering price of the Common Stock may not be higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of this Prospectus and performed its usual standard of due diligence with respect thereto. Smith Barney Inc. has agreed to act as the Qualified Independent Underwriter for the U.S. Offering and the International Offering, and the initial public offering price of the Common Stock will not be higher than the price recommended by Smith Barney Inc.


     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

        Prior to the Offerings, there has been no public market for the shares of Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the U.S. Representatives and the Lead Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which the Company competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance given that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

                                [ALTERNATE PAGE]


     The Common Stock has been approved for listing on the New York Stock Exchange under the trading symbol "ROV," subject to official notice of issuance. In order to meet the requirements for listing of the Common Stock on the New York Stock Exchange, the U.S. Underwriters and International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     The International Managers and the U.S. Underwriters have informed the Company that they do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.


     The Company and the Over-Allotment Selling Shareholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the International Managers and U.S. Underwriters may be required to make in respect thereof.


     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might have been in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has agreed that (i) it has not offered or sold, and, for a period of six months from the Closing Date, will not offer or sell, to persons in the United Kingdom, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                                [ALTERNATE PAGE]


     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     Donaldson, Lufkin & Jenrette Securities Corporation and its affiliate, DLJ Capital Funding, Inc., have provided from time to time, and may provide in the future, commercial and investment banking services to the Company and its affiliates, including in connection with the Credit Agreement between the Company, BA Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and its affiliate DLJ Capital Funding, Inc. as arrangers for a group of financial institutions and accredited investors which provided the Company with senior bank facilities in an aggregate amount of $170 million.

                                [ALTERNATE PAGE]

================================================================================
 No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not solicitation of an offer to buy the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


       In the Prospectus, references to "dollars" and "$" are to United States dollars.

                       ----------------------------------

                                TABLE OF CONTENTS


                                                 Page
                                               ----------
Prospectus Summary  ........................        3
Risk Factors  ..............................       10
The Recapitalization   .....................       15
Use of Proceeds  ...........................       15
Dividend Policy  ...........................       15
Capitalization   ...........................       16
Dilution   .................................       17
Selected Financial Data   ..................       18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations    ...........................       21
Business   .................................       30
Management    ..............................       43
Principal and Over-Allotment Selling
   Shareholders  ...........................       51
Certain Relationships and Related
   Transactions  ...........................       52
Description of Capital Stock    ............       53
Description of Certain Indebtedness   ......       57
Shares Eligible for Future Sale    .........       60
Certain United States Federal Tax
   Considerations for Non-United States
   Holders    ..............................       61
Underwriting  ..............................       63
Legal Matters    ...........................       67
Experts    .................................       67
Available Information  .....................       67
Index to Financial Statements   ............       F-1


================================================================================


                               6,700,000 Shares



                                   RAYOVAC(R)



                                 Common Stock


                      ----------------------------------
                              P R O S P E C T U S
                      ----------------------------------


                          Merrill Lynch International

                      Bear, Stearns International Limited

                         Donaldson, Lufkin & Jenrette
                            Securities Corporation

                               Smith Barney Inc.



                                       , 1997


================================================================================

                                [ALTERNATE PAGE]



      SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED NOVEMBER 17, 1997


PROSPECTUS

                                 270,000 Shares


                                   RAYOVAC(R)


                                  Common Stock

                                   -----------

[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. [/RED HERRING]

     All of the 270,000 shares of Common Stock offered hereby are being offered directly by Rayovac Corporation ("Rayovac" or the "Company") to certain employee participants in the Company's Profit Sharing and Savings Plan (the "Direct Offering"). Concurrently with the Direct Offering, the Company is offering (the "Underwritten Offering") an aggregate of 6,700,000 shares of Common Stock to the public through a group of underwriters (the "Underwriters"). The Direct Offering is contingent upon the consummation of the Underwritten Offering. The Direct Offering and the Underwritten Offering are collectively referred to herein as the "Offerings."



     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the Underwritten Offering will be between $13.00 and $15.00 per share and that the initial public offering price for the Direct Offering will be between $12.61 and $14.55 per share, representing a discount of approximately 3% from the initial public offering price in the Underwritten Offering. Employee participants in the Company's Profit Sharing and Savings Plan purchasing shares of Common Stock in the Direct Offering will be acquiring the shares of Common Stock through an investment in the Rayovac Stock Fund, a new investment option available in the Profit Sharing and Savings Plan, and will be required to transfer funds within their Profit Sharing and Savings Plan account into the Rayovac Stock Fund in an amount per share purchased equal to the initial public offering price in the Underwritten Offering. As requested by the administrator of the Company's Profit Sharing and Savings Plan, the amount of the discount applicable to purchases of shares of Common Stock in the Direct Offering may be maintained in cash and cash equivalents in the Profit Sharing and Savings Plan account of the employee participant purchasing such shares in the Direct Offering to provide liquidity in connection with the administration of the Rayovac Stock Fund. See "Plan of Distribution." See "Plan of Distribution" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock.

     The Company expects to receive net proceeds of approximately $   million in
connection with the sale of 6,970,000 shares of Common Stock in the Offerings. The Company estimates that expenses of the Offerings will be approximately $1,200,000.


     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ROV," subject to official notice of issuance.



     See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                                 -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -----------
     The shares of Common Stock are offered by the Company subject to approval of certain legal matters by counsel for the Company and certain other conditions, including consummation of the Underwritten Offering. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about      , 1997.

                                 -----------


                  The date of this Prospectus is      , 1997.

                                [ALTERNATE PAGE]

                                 The Offerings


Common Stock offered by the Company   ......  6,970,000 shares (1)
Common Stock to be outstanding after the
 Offerings    ..............................  27,551,431 shares (2)
Use of proceeds  ...........................  The net proceeds to be received by the Company from the
                                              Offerings will be used to repay indebtedness incurred in
                                              connection with the recapitalization of the Company
                                              completed in September 1996. See "The Recapitalization"
                                              and "Use of Proceeds."
New York Stock Exchange symbol  ............  "ROV"

----------------
(1) Includes up to 6,700,000 shares of Common Stock being concurrently offered to the general public by the Underwriters pursuant to a separate prospectus.

(2) Excludes 5,426,905 shares of Common Stock reserved for sale or issuance under the Company's employee benefit plans, of which options to purchase 2,318,127 shares have been granted and 3,108,778 shares remain available for issuance or sale. See "Management--Stock Option Plans."

     The Company is concurrently offering up to 6,700,000 shares of Common Stock to the general public through the Underwriters pursuant to a separate prospectus in the Underwritten Offering. The Direct Offering and the Underwritten Offering are collectively referred to herein as the "Offerings."

                                [ALTERNATE PAGE]

                              PLAN OF DISTRIBUTION

     The Company is offering directly to certain employee participants in the Company's Profit Sharing and Savings Plan up to an aggregate of 270,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus. Since such shares are being sold directly by the Company and not through the Underwriters, no underwriting discount will be paid to the Underwriters with respect to such shares. The Direct Offering is contingent upon the consummation of the Underwritten Offering.


     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock in the Underwritten Offering (the "IPO Price") will be determined by negotiation between the Company and the Representatives of the Underwriters. The initial public offering price for the Common Stock in the Direct Offering will be equal to the IPO Price less a discount of approximately 3%. Persons participating in the Direct Offering will be acquiring the shares of Common Stock through an investment in the Rayovac Stock Fund, a new investment option available in the Company's Profit Sharing and Savings Plan, and will be required to transfer funds within their Profit Sharing and Savings Plan account into the Rayovac Stock Fund in an amount per share purchased equal to the IPO Price. At the request of the administrator of the Company's Profit Sharing and Savings Plan, the difference between the IPO Price and the discounted per share purchase price applicable to purchases in the Direct Offering may be maintained in cash and cash equivalents in the Profit Sharing and Savings Plan account of the employee participant purchasing such shares in the Direct Offering to provide liquidity in connection with the administration of the Rayovac Stock Fund. The factors to be considered in determining the IPO Price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Underwriters believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development and the above factors in relation to market and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the IPO Price.


     At the request of the Company, the Underwriters have reserved for sale, at the IPO Price up to 530,000 shares of Common Stock to certain eligible employees and persons having relationships with the Company and its subsidiaries. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares of Common Stock which are not orally confirmed for purchase within one day of the pricing of the Underwritten Offering will be offered by the Underwriters to the general public on the same terms as the other shares offered in the Underwritten Offering.

     The Company, the Company's executive officers and directors, the Lee Group, and certain other shareholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, whether now owned or thereafter acquired by the person or entity executing the agreement or with respect to which the person or entity executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of the Representatives on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by DeWitt Ross & Stevens s.c., Madison, Wisconsin. Certain other legal matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, special counsel to the Company.

                                    EXPERTS

     The financial statements and schedule of the Company and Subsidiaries as of September 30, 1997, and for the year then ended, have been included herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                [ALTERNATE PAGE]


     The financial statements and schedules of the Company and Subsidiaries as of June 30, 1996 and as of September 30, 1996 and for each of the years in the two-year period ended June 30, 1996, and the Transition Period ended September 30, 1996 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

     The Company believes, and it has been advised by Coopers & Lybrand L.L.P. that it concurs in such belief, that, during the period of its engagement, the Company and Coopers & Lybrand L.L.P. did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

     The report of Coopers & Lybrand L.L.P. on the Company's consolidated financial statements as of June 30, 1995 and 1996 and as of September 30, 1996 and for each of the years in the three-year period ended June 30, 1996, and the Transition Period ended September 30, 1996, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During that period there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act.

     In June 1997, KPMG Peat Marwick LLP replaced Coopers & Lybrand L.L.P. as the Company's independent accountants. The decision to engage KPMG Peat Marwick LLP was made with the approval of the Company's Audit Committee.


                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith files periodic reports and other information with the Commission. The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the shares of Common Stock being offered in the Offerings. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description thereof. Such reports, the Registration Statement and other exhibits and other information omitted from this Prospectus may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a World Wide Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements of the Company and quarterly reports containing unaudited financial information for the Company for the first three fiscal quarters of each fiscal year.

                                [ALTERNATE PAGE]


================================================================================
 No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to buy the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                      ----------------------------------

                               TABLE OF CONTENTS

                                                    Page
                                               ----------
Prospectus Summary  ........................        3
Risk Factors  ..............................       10
The Recapitalization   .....................       15
Use of Proceeds  ...........................       15
Dividend Policy  ...........................       15
Capitalization   ...........................       16
Dilution   .................................       17
Selected Financial Data   ..................       18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations    ...........................       21
Business   .................................       30
Management    ..............................       43
Principal and Over-Allotment Selling
   Shareholders  ...........................       51
Certain Relationships and Related
   Transactions  ...........................       52
Description of Capital Stock    ............       53
Description of Certain Indebtedness   ......       57
Shares Eligible for Future Sale    .........       60
Certain United States Federal Tax
   Considerations for Non-United States
   Holders    ..............................       61
Plan of Distribution   .....................       63
Legal Matters    ...........................       63
Experts    .................................       63
Available Information  .....................       64
Index to Financial Statements   ............       F-1


                                 270,000 Shares


                                   RAYOVAC(R)

                                  Common Stock



                      ----------------------------------
                              P R O S P E C T U S
                      ----------------------------------
                                       , 1997





================================================================================

                                    Part II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     Set forth below is an estimate (except for the Commission Registration Fee, National Association of Securities Dealers, Inc. Filing Fee and New York Stock Exchange Listing Fee) of the fees and expenses all of which are payable by the Company, other than any underwriting discounts and commissions, in connection with the registration and sale of the securities being registered:




     Commission Registration Fee    ........................       36,250
     National Association of Securities Dealers, Inc.
       Filing Fee    .......................................       12,000
     New York Stock Exchange Listing Fee  ..................      116,100
     Transfer Agent and Registrar Fees and Expenses   ......        5,000
     Blue Sky Fees and Expenses  ...........................       20,000
     Legal Fees and Expenses  ..............................      485,000
     Accounting Fees and Expenses   ........................      205,000
     Printing, Engraving and Mailing Expenses   ............      265,000
     Miscellaneous   .......................................       55,650
                                                               -----------
       Total   .............................................   $1,200,000
                                                               ===========


Item 14. Indemnification of Directors and Officers.
     Pursuant to the Wisconsin Business Corporation Law (the "WBCL") and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such directors or officers are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Registrant and such breach or failure constituted (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL also provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, by-laws, a written agreement or a resolution of the Board of Directors or shareholders. Further, the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches of or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

     Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

     The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     Section 6 of the Purchase Agreement between the Company and the U.S. Underwriters and Section 6 of the Purchase Agreement between the Company and the International Managers provide for indemnification by the

Company of the U.S. Underwriters and the International Managers and each person, if any, who controls any U.S. Underwriter or International Manager, against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Purchase Agreements also provide that the U.S. Underwriters and the International Managers shall similarly indemnify the Company, its directors, officers, and controlling persons, as set forth therein.


Item 15. Recent Sales of Unregistered Securities
     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

     1. As of September 12, 1996, in connection with the recapitalization of the Company (the "Recapitalization"), the Company issued and sold 350,000 shares of Common Stock to Marvin G. Siegert upon exercise of stock options held by Mr. Siegert at an exercise price of $1.15 per share. Such shares received upon the option exercises by Mr. Siegert were sold in connection with the Recapitalization.

     2. Credit Agreement Financing


     As of September 12, 1996, in connection with the Recapitalization, the Company entered into a Credit Agreement, a copy of which is filed herewith as
Exhibit 4.3, with BA Securities, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as arrangers for a group of financial institutions and other accredited investors, pursuant to which, among other things, the Company issued notes representing aggregate loans to the Company of $170.0 million. These securities were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering.


     3. Bridge Financing


     As of September 12, 1996, in connection with the Recapitalization, the Company entered into a Securities Purchase Agreement with RC Funding, Inc. and Bank of America National Trust and Savings Association (the "Bridge Lenders"), pursuant to which, among other things, the Company issued and sold to the Bridge Lenders $100 million aggregate principal amount of its Senior Subordinated Increasing Rate Notes (the "Bridge Notes"). The Bridge Notes were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering.


     4. 10-1/4% Senior Subordinated Notes


     On October 22, 1996, the Company issued and sold $100.0 million aggregate principal amount of its 10-1/4% Senior Subordinated Notes due 2006 (the "Old Notes"). The Old Notes were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering. The Old Notes were initially sold to Donaldson, Lufkin & Jenrette Securities Corporation and BA Securities, Inc., as initial purchasers, and have been subsequently offered and sold in the United States only (a) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and (b) to a limited number of other institutional "Accredited Investors" (as defined in Rule 501A(1),(2),(3) or (7) under the Securities Act) in reliance on Rule 144A under the Securities Act. The aggregate discounts, commissions and offering expenses for the issuance of the Notes were approximately $3.0 million.



     5. On March 17, 1997, the Company issued and sold from treasury at a price of $4.39 per share 34,169, 36,447 and 27,335 shares of Common Stock to Messrs. Hussey, Shanesy and Tomlin, respectively, and 6,000 and 7,000 shares of Common Stock to Stephen L. Tuscic and Richard Thornley, respectively. These securities were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as an offer and sale of securities which does not involve a public offering.



Item 16. Exhibits and Financial Statement Schedules
   (a) Exhibits:



Exhibit Number   Description
---------------- ------------------------------------------------------------------------------------

1.1              Form of Purchase Agreement by and among the Company, the U.S. Underwriters and the
                 Over-Allotment selling Shareholder.
1.2              Form of Purchase Agreement by and among the Company, the International Managers and the
                 Over-Allotment Selling Shareholder.
3.1**            Restated Articles of Incorporation of the Company.

Exhibit Number   Description
---------------- -----------------------------------------------------------------------------------------

3.2*             Form of Amended and Restated Articles of Incorporation (to become effective prior to the closing of the Offerings).
3.3**            Restated By-Laws of the Company.
3.4*             Form of Amended and Restated By-laws (to become effective prior to the closing of the
                 Offerings).
4.1**            Indenture, dated as of October 22, 1996, by and among the Company, ROV Holding, Inc. and
                 Marine Midland Bank, as trustee, relating to the Company's 101/4% Senior Subordinated
                 Notes due 2006.
4.2**            Specimen of the Notes (included as an exhibit to Exhibit 4.1).
4.3**            Credit Agreement, dated as of September 12, 1996 by and among the Company, the lenders party thereto, Bank of America National Trust and Savings Association ("BofA") and DLJ
                 Capital Funding, Inc. (the "Credit Agreement").
4.4**            Amendment No. 1 to the Credit Agreement dated as of October 23, 1996.
4.5**            The Security Agreement dated as of September 12, 1996 by and among the Company, ROV
                 Holding, Inc. and BofA.
4.6**            The Company Pledge Agreement dated as of September 12, 1996 by and between the
                 Company and BofA.
4.7***           Shareholders Agreement dated as of September 12, 1996 by and among the Company and the shareholders of the Company referred to therein.
4.8***           Amendment to Rayovac Shareholders Agreement dated August 1, 1997 by and among the
                 Company and the shareholders of the Company referred to therein.
4.9*             Specimen certificate representing the Common Stock.
5.1*             Opinion re: legality.
10.1**           Management Agreement, dated as of September 12, 1996, by and between the Company and
                 Thomas H. Lee Company.
10.2**           Confidentiality, Non-Competition and No-Hire Agreement dated as of September 12, 1996 by and between the Company and Thomas F. Pyle.
10.3**           Employment Agreement, dated as of September 12, 1996, by and between the Company and
                 David A. Jones, including the Full Recourse Promissory Note, dated September 12, 1996 by
                 David A. Jones in favor of the Company.
10.4**           Severance Agreement by and between Company and Trygve Lonnebotn.
10.5**           Severance Agreement by and between Company and Kent J. Hussey.
10.6**           Severance Agreement by and between Company and Roger F. Warren.
10.7***          Severance Agreement by and between Company and Stephen P. Shanesy.
10.8***          Severance Agreement by and between Company and Merrell M. Tomlin.
10.9**           Technology, License and Service Agreement between Battery Technologies (International)
                 Limited and the Company, dated June 1, 1991, as amended April 19, 1993 and December 31,
                 1995.
10.10**          Building Lease between the Company and SPG Partners, dated May 14, 1985, as amended
                 June 24, 1986 and June 10, 1987.
10.11***         Rayovac Corporation 1996 Stock Option Plan.
10.12***         Rayovac Corporation 1997 Stock Option Plan.
10.13*           1997 Rayovac Incentive Plan.
10.14*           Rayovac Profit Sharing and Savings Plan.
16+              Letter re: change in certifying accountant.

Exhibit Number   Description
---------------- ------------------------------------------------------------------------------------

21**             Subsidiaries of the Company.
23.1*            Consent of DeWitt Ross & Stevens s.c. (included in Exhibit 5.1).
23.2             Consent of KPMG Peat Marwick LLP.
23.3             Consent of Coopers & Lybrand L.L.P.
24*              Power of Attorney (set forth on the signature page of this Registration Statement).
27*              Financial Data Schedule.




----------------
* Previously filed.


** Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-17895) filed with the Commission.

*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1997 filed with the Commission on August 13, 1997.

+ Incorporated by reference to the Company's Current Report on Form 8-K/A filed with the Commission on June 20, 1997.

   (b) Financial Statement Schedules:




   Independent Auditors' Report  ........................   S-1
   Schedule II Valuation and Qualifying Accounts   ......   S-2


     All other schedules for which provision is made by the applicable accounting regulation of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.


Item 17. Undertakings
     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Articles of Incorporation, By-laws, by agreement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, Wisconsin on November 14, 1997.




                                            RAYOVAC CORPORATION


                                            By: /s/ James A. Broderick
                                               --------------------------------
                                               Name:  James A. Broderick
                                               Title: Vice President, General
                                                      Counsel and Secretary




                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on November 14, 1997.








           Signature                                     Title
-------------------------------   ----------------------------------------------------

            *
-----------------------------     Chairman of the Board, Chief Executive Officer and
David A. Jones                    President (Principal Executive Officer)

            *
-----------------------------     Executive Vice President of Finance and
Kent J. Hussey                    Administration, Chief Financial Officer, and
                                  Director (Principal Financial Officer)
            *
---------------------------       President/International and Contract Micropower
Roger F. Warren                   and Director


            *                     Executive Vice President of Operations and Director
-----------------------------
Trygve Lonnebotn

            *                     Director
-----------------------------
Scott A. Schoen

            *                     Director
-----------------------------
Thomas R. Shepherd

            *                     Director
-----------------------------
Warren C. Smith, Jr.




*By  /s/ James A. Broderick
   ---------------------------
     James A. Broderick
     Attorney-in-fact

                          Independent Auditors' Report





The Board of Directors
Rayovac Corporation:


Under date of October 28, 1997, we reported on the consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended, which is included in the prospectus. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




KPMG PEAT MARWICK LLP




Milwaukee, Wisconsin
October 28, 1997

                     RAYOVAC CORPORATION AND SUBSIDIARIES


                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
               For the Transition Period ended September 30, 1996
                and the years ended June 30, 1994, 1995 and 1996
                                 (In thousands)




                 Column A                       Column B      Column C       Column D        Column E
-------------------------------------------   ------------   -----------   ------------   --------------
                                                              Additions
                                               Balance at     Charged to
                                               Beginning      Costs and                     Balance at
               Descriptions                    of Period      Expenses      Deductions     End of Period
-------------------------------------------   ------------   -----------   ------------   --------------
September 30, 1997:
 Allowance for doubtful accounts  .........       $722          $617           $118           $1,221
                                                  =====         =====          =====          =======
Transition Period Ended September 30, 1996:
 Allowance for doubtful accounts  .........       $786          $147           $211           $  722
                                                  =====         =====          =====          =======
June 30, 1996:
 Allowance for doubtful accounts  .........       $702          $545           $461           $  786
                                                  =====         =====          =====          =======
June 30, 1995:
 Allowance for doubtful accounts  .........       $831          $714           $843           $  702
                                                  =====         =====          =====          =======


                                      S-2